Exhibit 10.12

OFFICE LEASE

BY AND BETWEEN

BEHRINGER HARVARD EL CAMINO REAL LP,

AS “Landlord”

AND

BOX.NET, INC.,

AS “Tenant”

4440 EL CAMINO BUILDING

LOS ALTOS, CALIFORNIA

THE DELIVERY OR NEGOTIATION OF THIS DOCUMENT BY LANDLORD OR ITS AGENTS OR ATTORNEYS SHALL NOT BE DEEMED AN OFFER BY LANDLORD TO ENTER INTO ANY TRANSACTION OR RELATIONSHIP WITH ANY PERSON OR PARTY. THIS DOCUMENT SHALL NOT BE BINDING UPON LANDLORD OR ANY AFFILIATE OF LANDLORD OR ITS OR THEIR AGENTS OR ATTORNEYS IN ANY RESPECT, NOR SHALL LANDLORD HAVE ANY OBLIGATIONS OR LIABILITIES TO TENANT UNLESS AND UNTIL BOTH LANDLORD AND TENANT HAVE EXECUTED AND DELIVERED THIS DOCUMENT. UNTIL ANY SUCH FULL EXECUTION AND DELIVERY OF THIS DOCUMENT, EITHER LANDLORD OR TENANT MAY TERMINATE ALL NEGOTIATIONS WITH THE OTHER RELATING TO THE SUBJECT MATTER HEREOF, WITHOUT CAUSE AND FOR ANY REASON, WITHOUT RECOURSE OR LIABILITY.

TABLE OF CONTENTS

1.	BASIC LEASE PROVISIONS	1
2.	PROJECT	3
3.	TERM	6
4.	RENT	9
5.	USE & OCCUPANCY	17
6.	SERVICES & UTILITIES	20
7.	REPAIRS	24
8.	ALTERATIONS	25
9.	INSURANCE	27
10.	DAMAGE OR DESTRUCTION	30
11.	INDEMNITY	31
12.	CONDEMNATION	33
13.	TENANT TRANSFERS	34
14.	LANDLORD TRANSFERS	38
15.	DEFAULT AND REMEDIES	40
16.	INTENTIONALLY OMITTED.	44
17.	HAZARDOUS MATERIALS	44
18.	EXTERIOR SIGNAGE.	48
19.	CONDOMINIUM REGIME.	49
20.	MISCELLANEOUS	50

LIST OF EXHIBITS

EXHIBIT A – ILLUSTRATION OF PROJECT
EXHIBIT B – CONDOMINIUM DECLARATION
EXHIBIT C – RULES AND REGULATIONS
EXHIBIT D – PARKING
EXHIBIT E – NOTICE OF LEASE TERM
EXHIBIT F – WORK LETTER
EXHIBIT G – ROOF TOP RIGHTS
EXHIBIT H – LETTER OF CREDIT PROVISIONS

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INDEX OF DEFINED TERMS

Additional Insured	27
Additional Rent	10
Additional Services	21
Affiliates	33
Alterations	25
Amortization Rate	15
Base Building	4
Base Rent	1
Billing Addresses	2
Brokers	3
Building	1
Building Standard	5
Building Structure	4
Claims	31
Code	34
Commencement Date	6
Condominium	3
Condominium Common Areas	4
Condominium Declaration	10
Condominium Plan	3
Construction Allowance	3
control	21
Cost-Saving Expenses	12
Design Problem	25
Draft	G-5
Draw Event	G-7
Encumbrance	38
Estimated Additional Rent	15
Execution Date	1
Executive Order	19
Expenses	11
Expiration Date	6
Force Majeure	44
Generator Equipment	23
Government Mandated Expenses	12
Holdover	9
HVAC	20
Interruption Estimate	30
Landlord	38
Landlord Default	27
Landlord’s Broker	3
Late Charge	17

Lease	1
Leasehold Improvements	4
Letter of Credit	G-5
LOC Amount	G-5
Mechanical Systems	4
Month	6
NLT	6
Notice Addresses	2
OFAC	19
Outside Areas	4
Parking	3
Parking Garage	3
Patio/Courtyard Area	4
Permitted Transferee	35
Premises	1
Project	3
Reconciliation Statement	15
Rent	17
Repair Estimate	30
RSF	1
Security Deposit	1
Standard Services	20
Successor Landlord	39
Taking	33
Taxes	10
Telecommunication Services	22
Tenant	1
Tenant Affiliates	23
Tenant Default	25
Tenant’s Broker	3
Tenant’s Personal Property	5
Tenant’s Share	2
Tenant’s Wiring	22
Term	6
Transfer	34
Use	1
Well-Being Expenses	12

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OFFICE LEASE

Landlord and Tenant enter into this Office Lease (“Lease”) as of the Execution Date on the following terms, covenants, conditions and provisions:

1.	BASIC LEASE PROVISIONS

1.1 Basic Lease Definitions. In this Lease, the following defined terms have the meanings indicated.

(a)	Execution Date:	June 16, 2011.

(b)	Landlord:	BEHRINGER HARVARD EL CAMINO REAL LP, a Delaware limited partnership.

(c)	Tenant:	BOX.NET, INC., a Delaware corporation.

(d)	Premises:	All of the interior area (except as set forth in Section 2.6(b), below) of the building known as the 4440 El Camino Building located on the Land and having an address of 4440 El Camino Real, Los Altos, California. The Building is depicted on EXHIBIT A attached hereto.

(e)	RSF of Premises	For purposes of this Lease, the Premises are deemed to contain 96,562 rentable square feet (“RSF”). There is no right to remeasure.

(f)	Use:	General administrative non-governmental office use and any other legally permitted use consistent therewith including, but not limited to, computer and development and computer laboratory use.

(g)	Term:	Seven (7) years (See §3.2 below).

(h)	Commencement Date:	See §3.2 below.

(i)	Base Rent:	The following amounts payable in accordance with Article 4:

Months	Monthly Base Rent Rate per RSF	Monthly Base Rent
1 through 12	$3.00	$289,686.00
13 through 24	$3.09	$298,376.58
25 through 36	$3.18	$307,327.88
37 through 48	$3.28	$316,547.71
49 through 60	$3.38	$326,044.15
61 through 72	$3.48	$335,825.47
73 through 84	$3.58	$345,900.23

(j)	Tenant’s Share:	100%.

(k)	Target Delivery Date	June 30, 2011

(l)	Credit Enhancement:	Letter of Credit in the amount of $1,800,000.00, which amount is subject to periodic reduction as set forth in EXHIBIT H.

(m)	Notice Address:	For each party, the following address(es):

	To Landlord	To Tenant

Behringer Harvard El Camino Real LP

15601 Dallas Parkway, Suite 600

Addison, Texas 75001

Attn: Lease Administration

with a copy to:

Behringer Harvard El Camino Real LP

c/o Property Manager

950 W. Maude Ave.

Sunnyvale, California 94085

with a copy of notices of default to:

Behringer Harvard REIT I, Inc.

15601 Dallas Parkway, Suite 600

Addison, Texas 75001

Attn: Chief Legal Officer

Before the Commencement Date:

Box.Net, Inc.

220 Portage Ave.

Palo Alto, California 94306

Attn: Dylan Smith, CFO

With a separate copy at the same address to:

Greg Strickland, VP Business Operations

After the Commencement Date:

Box.Net, Inc.

4440 El Camino Real

Los Altos, California 94022

Attn: Dylan Smith, CFO

With a separate copy at the same address to:

Greg Strickland, VP Business Operations

(n)	Billing Address:	For each party, the following address:

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	For Landlord	For Tenant
Behringer Harvard El Camino Real LP c/o JP Morgan Chase PO Box 974865 Dallas, Texas 75397-4865

Before the Commencement Date:

Box.Net, Inc.

220 Portage Ave.

Palo Alto, California 94306

Attn: Greg Strickland, VP Business Operations

After the Commencement Date:

Box.Net, Inc.

4440 El Camino Real

Los Altos, California 94022

Attn: Greg Strickland, VP Business Operations

(o)	Brokers:	CBRE (“Landlord’s Broker”), whose right to a commission to be paid by Landlord is subject to a separate written agreement with Landlord; and Cornish & Carey Newmark Knight Frank (“Tenant’s Broker”), whose right to a commission to be paid by Landlord is subject to a separate written agreement with Landlord.

(p)	Parking :	See EXHIBIT D.

(q)	Construction Allowance:	$20.00 per RSF of the Premises. See EXHIBIT F.

2.	PROJECT

2.1 Project. The “Project” means and includes, collectively, the parcel of land described as “Unit 1” in that certain “Condominium Plan” (herein so called), Parcel 1 of Parcel Map 734, at Pages 26 and 27, Los Altos-El Camino Commercial Condominium, Los Altos, California, filed in the City of Los Altos, County of Santa Clara, State of California, which condominium plan was recorded on November 29, 2000 under instrument number 15475773 in the office of the county recorder of Santa Clara County, California (the condominium regime established by the Condominium Plan and the Condominium Declaration (hereinafter defined) being herein referred to as the “Condominium”), together with (i) the Building and all other improvements located thereon, (iii) the multilevel underground parking garage included in Unit 1 (including the extension thereof into and below the surface of Unit 2 of the Condominium, as described in the Condominium Plan) (the “Parking Garage”), (iii) the Outside Areas (as defined below), (iv) the Condominium Common Areas (as defined below) and all easements benefitting Unit 1, and (v) the Patio/Courtyard Area (as defined below). The Project (including an elevation illustration detailing the Parking Garage) is attached hereto as EXHIBIT A.

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2.2 Base Building. “Base Building” means the Building Structure and Mechanical Systems, collectively, defined as follows:

(a)	Building Structure. “Building Structure” means the foundations, floor/ceiling slabs, roofs, exterior walls, exterior glass and mullions, columns, beams, shafts (including elevator shafts), stairs, stairwells, elevators, Building mechanical, electrical and telephone closets, Outside Areas, public areas, and any other structural components in the Building. The Building Structure excludes the Leasehold Improvements (and similar improvements to other premises) and the Mechanical Systems.

(b)	Mechanical Systems. “Mechanical Systems” means, without limitation, the mechanical, electronic, physical or informational systems generally serving the Building or Outside Areas, including the sprinkler, plumbing, heating, ventilating, air conditioning, lighting, communications, drainage, sewage, waste disposal, vertical transportation, fire/life safety and security systems, if any.

2.3 Outside Areas. “Outside Areas” means and includes the portion of the surface area of Unit 1 not covered by the Building (including, without limitation, surface parking, driveways, ramps, walkways and landscaped areas, plus the Patio/Courtyard Area.

2.4 Condominium Common Areas. “Condominium Common Areas” means the area of the Condominium depicted as the “common area” under the Condominium Plan and as shown on EXHIBIT B.

2.5 Patio/Courtyard Area. The “Patio/Courtyard Area” is the area immediately to the rear of the Building and depicted as such on EXHIBIT A hereto and located on Unit 2 of the Condominium.

2.6 Leasehold Improvements. The Premises includes the Leasehold Improvements and excludes certain areas, facilities and systems, as follows:

(a)

Leasehold Improvements. “Leasehold Improvements” means all non-structural improvements in the Premises or exclusively serving the Premises, and any structural improvements to the Building made to accommodate Tenant’s particular use of the Premises. The Leasehold Improvements may exist in the Premises as of the Execution Date, or be installed by Landlord or Tenant under this Lease at the cost of either party. The Leasehold Improvements include: (1) interior walls and partitions (including those surrounding structural columns entirely or partly within the Premises); (2) the interior one-half of walls that separate the Premises from adjacent areas designated for leasing; (3) the interior drywall on exterior structural walls, and walls that separate the Premises from the Outside Areas; (4) stairways and stairwells

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connecting parts of the Premises on different floors, except those required for emergency exiting; (5) the frames, casements, doors, windows and openings installed in or on the improvements described in (1-4), or that provide entry/exit to/from the Premises; (6) all hardware, fixtures, cabinetry, railings, paneling, woodwork and finishes in the Premises or that are installed in or on the improvements described in (1-5); (7) if any part of the Premises is on the ground floor, the ground floor exterior windows (including mullions, frames and glass); (8) integrated ceiling systems (including grid, panels and lighting); (9) carpeting and other floor finishes; (10) kitchen, rest room, lavatory or other similar facilities that exclusively serve the Premises (including plumbing fixtures, toilets, sinks and built-in appliances); (11), the elevator lobby, corridors and restrooms located in the Building; and (12) the sprinkler, plumbing, heating, ventilating, air conditioning, lighting, communications, security, drainage, sewage, waste disposal, vertical transportation, fire/life safety, and other mechanical, electronic, physical or informational systems that exclusively serve the Premises.

(b)	Exclusions from the Premises. The Premises does not include: (1) the roof of the Building and any areas above the finished ceiling or integrated ceiling systems, or below the finished floor coverings that are not part of the Leasehold Improvements, (2) rooms for Mechanical Systems or connection of telecommunications equipment, (3) vertical transportation shafts, (4) vertical or horizontal shafts, risers, chases, flues or ducts, (5) elevator banks; provided, however, except with respect to the roof which shall be governed by the terms of EXHIBIT G, Tenant shall have reasonable access to the areas described in subsections (1)-(5) above for purposes of installing and maintaining Tenant’s Wiring, the Tenant Improvements and Alterations, as well as for purposes of performing any maintenance and repair required of Tenant hereunder.

2.7 Building Standard. “Building Standard” means the minimum or exclusive type, brand, quality or quantity of materials Landlord designates for use in the Building from time to time.

2.8 Tenant’s Personal Property. “Tenant’s Personal Property” means any FF&E (as defined in Section 8(f) of EXHIBIT F) and those trade fixtures, furnishings, equipment, work product, inventory, stock-in-trade and other personal property of Tenant that are not permanently affixed to the Project in a way that they become a part of the Project and will not, if removed, impair the value of the Leasehold Improvements that Tenant is required to deliver to Landlord at the end of the Term under §3.3.

2.9 FF&E. Tenant shall maintain any FF&E in good condition and repair. Tenant shall not remove any FF&E from the Premises without the prior written consent of Landlord. Upon the expiration or termination of this Lease, the FF&E will belong to Landlord and Tenant shall leave the FF&E in place in the Premises.

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3.	TERM

3.1 Demise. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises for the Term and subject to the terms of this Lease

3.2 Term. The “Term” means the period that begins on the Commencement Date and ends on the Expiration Date, subject to renewal, extension or earlier termination as may be further provided in this Lease or otherwise agreed to by Landlord and Tenant in writing. “Month” means a full calendar month of the Term.

(a)	Commencement Date. “Commencement Date” means the date that is ninety (90) days after the Delivery Date. The “Delivery Date” means the date that is the later of the date upon which Landlord delivers the Premises to Tenant in the Delivery Condition or the Target Delivery Date. “Delivery Condition” means broom clean and with the Leasehold Improvements existing as of the Delivery Date, the Building Structure and all Mechanical Systems and the Generator (hereinafter defined) in good working order and condition. Landlord shall endeavor to deliver the Premises to Tenant by the Target Delivery Date. If Landlord fails to deliver possession of the Premises to Tenant by the Target Delivery Date, such failure will not constitute a default of this Lease or grounds for termination of this Lease, and Tenant agrees to accept possession of the Premises when same are delivered by Landlord in the Delivery Condition. During the period commencing upon the mutual execution and delivery of this Lease and ending on the Delivery Date, Tenant may occupy the Premises solely for space planning. During the period beginning on the Delivery Date and ending on the Commencement Date, Tenant may occupy the Premises not only for space planning but also for planning for and performing the Tenant Improvements, moving into the Premises, and at Tenant’s option, conducting its customary business activities. Occupancy of the Premises during such periods shall be subject to compliance by Tenant with all terms and provisions of this Lease, other than those terms and provisions requiring the payment of Base Rent and (except as set forth in Section 3.2(d), below) those terms and provisions requiring the payment of Additional Rent.

(b)	Expiration Date. “Expiration Date” means the last day of the Month in which the seventh (7th) anniversary of the Commencement Date occurs; provided, however, that if the Commencement Date is the first (1st) day of a Month, then the Expiration Date will be the day immediately preceding the seventh (7th) anniversary of the Commencement Date.

(c)	Confirmation of Term. Landlord shall notify Tenant of the Commencement Date using a Notice of Lease Term (“NLT”) in the form attached to this Lease as EXHIBIT E. Tenant shall execute and deliver to Landlord the NLT within ten (10) business days after its receipt, but Tenant’s failure to do so will not reduce Tenant’s obligations or Landlord’s rights under this Lease.

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(d)	Conduct of Business Prior to Commencement Date. At Tenant’s sole option but with three (3) Business Days prior written notice to Landlord, Tenant may conduct its customary business activities in all or any part of the Premises during the period prior to the Commencement Date (“Early Occupancy Period”), provided that occupancy of the Premises during any Early Occupancy Period shall be subject to compliance by Tenant during such period with all terms and provisions of this Lease, including without limitation those provisions requiring the payment of Additional Rent, but excluding those provisions requiring payment of Base Rent. Tenant’s obligation to pay Additional Rent prior to the Commencement Date arising from this Section 3.2(d) shall be determined on a floor by floor basis (i.e. if Tenant operates its business prior to the Commencement Date on only one floor, then the Additional Rent payable by Tenant shall be 33.33% of the Additional Rent allocable to the Building).

(e)	Payoff of Loan; Option.

(i) Landlord hereby represents and warrants to Tenant that there are no deeds of trust, mortgages, or other voluntary financing liens affecting the Project other than a deed of trust in favor of Credit Suisse First Boston Capital LLC (“Lender”).

(ii) Landlord has informed Tenant that Landlord intends to pay, in full, the loan evidenced by the above-referenced deed of trust (the “Loan”). On or before July 11, 2011, or such later date upon which the parties may agree in writing (the “Deadline”), Landlord shall deliver to Tenant (1) a written certification to Tenant executed by Landlord which references this Section 3.2(e) of the Lease and certifies that Landlord has wired to the Lender sufficient funds to pay off the Loan (the “Payoff Certification”), and (2) a copy of the payoff quote/letter which Landlord receives from the Lender as well as a copy of the wire confirmation (with fed reference number) confirming the wire of the payoff funds to Lender (the “Payoff Documentation”) (the provision of the Payoff Certification and the Payoff Documentation to Tenant being referred to herein collectively as the “Payoff Requirements”). Landlord agrees to use commercially reasonable efforts to pay off the Loan and satisfy the Payoff Requirements on or before the Deadline. If Landlord fails to satisfy the Payoff Requirements on or before the Deadline, said failure shall not constitute a default under the Lease, but Tenant in its sole and absolute discretion may terminate and cancel this Lease. The option to terminate this Lease set forth in this Section 3.2(e) shall be Tenant’s sole and exclusive recourse for Landlord’s failure to satisfy the Payoff Requirements. This option to terminate the Lease shall be exercisable by Tenant only by delivery of written notice of such termination to Landlord on or before the date which is five (5) business days after the Deadline (but in any event prior to the satisfaction of the Payoff Requirements), whereupon this Lease shall be deemed cancelled and terminated effective as of the day of delivery of the termination notice.

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(iii) If this Lease is terminated pursuant to the provisions of this Section 3.2(e), then Landlord shall reimburse Tenant for Tenant’s Transaction Costs in connection with this Lease. “Transaction Costs” means the following costs to the extent actually incurred by Tenant in connection with the negotiation of this Lease and preparing the Premises for Tenant’s initial occupancy: reasonable legal fees, space planning and design fees, architectural and engineering fees, hard and soft construction costs and permitting fees. Such payment shall be made on or before ten (10) business days following the later of (i) the termination of this Lease, or (ii) Tenant’s delivery to Landlord of an invoice for such amounts (with a detailed calculation of such amounts and reasonable back-up documentation). Landlord’s failure to make such payment when required shall constitute a default under the Lease entitling Tenant to exercise the remedies therefor set forth in the Lease. This Section 3.2(e)(iii) shall survive any termination of this Lease.

3.3 Acceptance of Premises. Subject to the Delivery Condition, Tenant will accept possession of the Premises on the Delivery Date in its “AS IS” condition and “WITH ALL FAULTS”. Notwithstanding, Landlord warrants the good working order and condition of the Leasehold Improvements existing as of the Delivery Date, the Building Structure, the Mechanical Systems and the Generator until 120 days after Tenant first occupies all or any portion of the Premises for purposes of conducting business, (provided that in any event the 120 day warranty period commences no later than the ninetieth (90th) day following the Commencement Date) subject to maintenance, repairs or replacement required by the negligence, misuse or misconduct of Tenant. In the event Tenant notifies Landlord of any noncompliance with said warranty during the 120 day warranty period, then as Tenant’s sole and exclusive remedy for such noncompliance, Landlord shall promptly undertake to complete any required repairs or replacements identified in Tenant’s notice and such repairs or replacements shall be expeditiously completed at Landlord’s sole cost and expense, without reimbursement by Tenant. Otherwise, Landlord does not make and Tenant does not rely upon any representation or warranty of any kind, express or implied, with respect to the condition of the Premises (including habitability or fitness for any particular purpose of the Premises). TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, LANDLORD HEREBY DISCLAIMS, AND TENANT WAIVES THE BENEFIT OF, ANY AND ALL IMPLIED WARRANTIES, INCLUDING IMPLIED WARRANTIES OF HABITABILITY AND FITNESS OR SUITABILITY FOR A PARTICULAR PURPOSE.

Landlord represents that to Landlord’s actual knowledge, it has delivered to Tenant true, correct and complete copies of the most current survey and the title policy in its possession relating to the status of title to the Project and that certain Phase I prepared by AEI Consultants, and to Landlord’s actual knowledge without investigation, there has been no change to the condition of title or the existence of any hazardous or toxic materials at or under the Project from and after the dates referenced in such documents. For purposes of this paragraph, the term “Landlord’s actual knowledge” shall be deemed to mean and be limited to the current actual knowledge of the Designated Knowledge Person (as defined below) and the current property manager, at the time of execution of this Lease and not any implied, imputed, or constructive knowledge of said individuals or of Landlord or any

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parties related to or comprising Landlord and without any independent investigation or inquiry having been made or any implied duty to investigate or make any inquiries; it being understood and agreed that such individuals shall have no personal liability in any manner whatsoever hereunder or otherwise related to the transactions contemplated hereby. “Designated Knowledge Person” means Rob Thomas.

3.4 Holdover. If Tenant keeps possession of the Premises after the end of the Term (a “Holdover”) without Landlord’s prior written consent (which may be withheld in its sole and absolute discretion), then in addition to the remedies available elsewhere under this Lease or by applicable law, Tenant will be a tenant at sufferance and must comply with all of Tenant’s obligations under this Lease, except that during the Holdover Tenant will pay all Additional Rent plus one hundred fifty percent (150%) of the monthly Base Rent last payable under this Lease. Tenant shall indemnify and defend Landlord from and against all claims and damages, both consequential and direct, that Landlord suffers due to Tenant’s failure to return possession of the Premises to Landlord at the end of the Term. Except as provided herein, Landlord’s deposit of Tenant’s Holdover payment will not constitute Landlord’s consent to a Holdover, or create or renew any tenancy.

3.5 Condition on Expiration. By the end of the Term, Tenant will return possession of the Premises to Landlord vacant, free of Tenant’s Personal Property (except for any FF&E, which Tenant shall leave in the Premises), in broom-clean condition, and with all Leasehold Improvements in the same condition received (excepting ordinary wear and tear) or in such better condition as Tenant may have put the same (excepting ordinary wear and tear), except that Tenant will remove Tenant’s Wiring and those Leasehold Improvements and Alterations (as such terms are defined herein) that, when approved by Landlord, were required to be removed at the end of the Term. If Tenant fails to return possession of the Premises to Landlord in this condition, Tenant shall reimburse Landlord for the costs, including Landlord’s standard administration fee of seven percent (7%) (“Standard Administration Fee”), incurred to put the Premises in the condition required under this §3.5. Tenant’s Personal Property left behind in the Premises after the end of the Term will be considered abandoned and Landlord may move, store, retain or dispose of these items at Tenant’s cost, including Landlord’s Standard Administration Fee. Notwithstanding, Tenant shall in no event be required to (i) remove any alterations or improvements existing in the Premises on the Delivery Date or any of the Tenant Improvements except for non-Building Standard Tenant Improvements designated in writing for removal by Landlord at the time it approved the Final CDs noting such Tenant Improvements or (ii) any improvements for which Landlord’s consent has been secured and which comprise any usual office improvements for a general, standard office use such as standard gypsum board, partitions, typical office ceiling grids and tiles, typical office lighting panels, typical office doors and carpeting, standard break rooms and lunchrooms.

4.	RENT

4.1 Base Rent. Tenant shall prepay one (1) Month’s installment of Base Rent upon the mutual execution and delivery of this Lease, to be applied against Base Rent first due under this Lease. During the Term, Tenant shall pay all other Base Rent in advance, in monthly installments, on the first (1st) day of each Month. Base Rent for any partial Month will be prorated.

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The Base Rent payments shall be abated for the first six (6) months of the Term (the “Abatement Period”). To illustrate, if the Commencement Date is September 28, 2011, then the Abatement Period will commence on the Commencement Date and end on March 27, 2012. If the Abatement Period does not end on the last day of a Month, then on the day following the end of the Abatement Period, Tenant shall make a prorated Base Rent payment for the remainder of such Month. If a monetary Default under the Lease by Tenant occurs after the Delivery Date, then (i) if the Abatement Period has not expired or terminated, the Abatement Period shall immediately terminate and Tenant shall pay full Base Rent commencing on the Commencement Date, if the Commencement Date has not occurred, or immediately commence payment of full Base Rent if the Commencement Date has already occurred, and (ii) if Landlord terminates the Lease or Tenant’s possession of the Premises due to such Default, Tenant shall pay to Landlord upon demand, for loss of the bargain and not as a penalty, the then unamortized portion of the total of all abated Base Rent, which shall be computed over the period beginning with month seven (7) of the initial Term and ending on the original Expiration Date and with interest at ten percent (10%) per annum.

4.2 Additional Rent. Tenant’s obligation to pay Taxes and Expenses under this §4.2 is referred to in this Lease as “Additional Rent.”

(a)	Taxes. For each calendar year during the Term (which for purposes of this Section 4.2 may be deemed to include a portion of the Early Occupancy Period as provided in Section 3.2(d) above), Tenant shall pay Landlord in the manner described herein the Tenant’s Share of Taxes paid or payable by Landlord for that calendar year. “Taxes” means all taxes and assessments of every kind and nature that Landlord shall pay or become obligated to pay in respect of a calendar year or portion thereof during the Term which shall include, without limitation, the following: (1) real and personal property taxes and assessments (including ad valorem and special assessments) levied on the Project and Landlord’s personal property used in connection with the Project; (2) taxes on rents or other income derived from the Project; (3) capital and place-of-business taxes; (4) taxes, assessments or fees in lieu of the taxes described in (1-3); (5) Any assessments or impositions charged or imposed against Landlord or Unit 1 under the declaration of covenants, restrictions and easements for the Los Alto-El Camino office/hotel commercial condominium recorded under as instrument 15475774 on November 29, 2000 in the office of the recorder of Santa Clara County, California (as such may be amended, the “Condominium Declaration” [Unit 1 of the Condominium being the “Office Unit” as defined in the Condominium Declaration]), provided however any such assessments or impositions which are specifically allocated to any repair, replacement or improvement which would ordinarily be treated as a capital expenses shall be amortized, and (6) the reasonable costs incurred to reduce the taxes described in (1-5). Notwithstanding the foregoing, taxes excludes (A) net income taxes and taxes paid under §4.3 and (B) fines, costs or penalties incurred as a result and to the extent of a violation by Landlord of applicable laws or the Condominium Declaration or Landlord’s failure to timely pay any taxes or assessments on the Project.

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Tenant, at Tenant’s sole cost, will have the right to seek a reduction in the assessed valuation of the Premises as reflected in the Project’s real property taxes. Landlord will not be required to join in any proceeding or contest brought by Tenant, unless the provisions of any applicable laws require that the proceeding or contest be brought by or in the name of Landlord as owner of the Premises. If required by law, Landlord will join in the proceeding or contest as long as Landlord is not required to bear any cost or incur any liability therefor (unless Tenant agrees in writing to reimburse Landlord or indemnify and hold harmless Landlord for such liability, as the case may be, in which event any such reimbursable costs shall be paid to Landlord within thirty (30) days following Landlord’s written demand together with an itemized statement of costs incurred by Landlord therefor). Any proceeding or contest will be conducted at Tenant’s sole cost and expense unless Landlord receives a reduction in assessed value. If Landlord receives a rebate of sums paid as real property taxes applicable to the Property, Landlord will reimburse Tenant its reasonable cost incurred up to the amount of the payment or benefit received by Landlord (but subtracting from such reimbursement the amount of Tenant’s Share of any unreimbursed costs and expenses actually incurred by Landlord in such appeal). After the effective date of any reduction in value (and during the period that such reduction shall apply (which may include periods before a reduction in assessed value is received)), Tenant shall be liable for Tenant’s Share of such real property taxes based on such reduced valuation.

(b)	Expenses. For each calendar year during the Term, Tenant shall pay Landlord in the manner described herein the Tenant’s Share of the Expenses paid or incurred by Landlord for that calendar year. “Expenses” means the total costs incurred by Landlord to operate, manage, administer, equip, secure, protect, repair, replace, refurbish, clean, maintain, decorate and inspect the Project, including a market fee to manage the Project of not less than three percent (3%) of the gross revenue of the Project.

(1)	Expenses include, without limitation:

(A)	Standard Services provided under §6.1;

(B)	Repairs and maintenance performed under §7.2;

(C)	Insurance maintained under §9.2 (including deductibles paid);

(D)	Wages, salaries and benefits of personnel at or below the level of the Building’s manager, to the extent they render services to the Project;

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(E)	Costs of operating the Project management office (including reasonable rent);

(F)	Cost operating, maintaining and repairing the Parking Garage and other parking facilities at the Project;

(G)	Amortization installments of costs required to be capitalized and incurred to:

(i)	Comply with Laws, but only to the extent such compliance relates to Laws which are amended, become effective, or are interpreted or enforced differently after the Execution Date (“Government Mandated Expenses”);

(ii)	Reduce other Expenses or the rate of increase in other Expenses ( “Cost-Saving Expenses”); or

(iii)	Improve or maintain the safety, structural or mechanical integrity of the Building, health or access of Project occupants, and otherwise maintain the quality, appearance, or integrity of the Project (“Well-Being Expenses”); and.

(H)	Expenses Landlord incurs under the Condominium Declaration as the owner of the Office Unit thereunder except to the extent included in Taxes.

(2)	Expenses exclude:

(A)	Taxes;

(B)	Mortgage payments (principal and interest), ground lease rent, and costs of financing or refinancing the Building;

(C)	Commissions, advertising costs, attorney’s fees and costs of improvements in connection with leasing space in the Building;

(D)	Costs reimbursed by insurance proceeds, warranties or guarantees, or by tenants of the Building (other than as Additional Rent) or any other third party;

(E)	Depreciation;

(F)	Except for the costs identified in §4.2(b)(1)(G), costs customarily capitalized under sound real estate accounting and management principles, consistently applied;

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(G)	Collection costs and legal fees paid in disputes with tenants;

(H)	Intentionally omitted;

(I)	Installments of costs amortized under subsection (c) of this §4.2;

(J)	Costs of performing additional services to or for tenants to any extent that such services exceed those provided by Landlord to Tenant without charge hereunder;

(K)	Amounts payable by Landlord for damages or which constitute a fine, interest, or penalty, including interest or penalties for any late payments of operating costs;

(L)	Costs representing an amount paid for services or materials to an affiliate of Landlord to any extent such amount exceeds the amount that would be paid for such services or materials at the then existing market rates to a person or entity that is not an affiliate of Landlord;

(M)	Bad debt loss, rent loss, or reserves for bad debts or rent loss;

(N)	Fines, costs or penalties incurred as a result and to the extent of a violation by Landlord of any applicable laws or the Condominium Declaration;

(O)	Any fines, penalties or interest resulting from the gross negligence or willful misconduct of Landlord or its agents, employees or contractors;

(P)	Costs incurred by Landlord for the repair of damage to the Building, to the extent that Landlord is reimbursed for such costs by insurance proceeds, contractor warranties, guarantees, judgments or other third party sources;

(Q)	Reserves not spent by Landlord by the end of the calendar year for which Expenses are paid;

(R)	Costs incurred by Landlord in connection with the correction of latent defects in the original construction of the Project or with performing any warranty obligations of Landlord under Section 3.3 above;

(S)	Any cost or expense incurred to remove, clean, abate or remediate Hazardous Materials existing as of the Execution Date in or about the Project which were installed or deposited in violation of laws applicable on the Execution Date, except to the extent such removal, cleaning, abatement or remediation is related to the general repair and maintenance of the Project, such as cleaning up automotive oil that leaked onto the paved parking area;

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(T)	The cost of alterations, improvements or replacements installed in or on the Project for the purpose of complying with any laws in effect (and as interpreted and enforced) on the Execution Date, provided that if any portion of the Project that was in compliance with all applicable laws on the Execution Date of this Lease becomes out of compliance due to normal wear and tear, the cost of bringing such portion of the Project into compliance shall be included in Expenses unless otherwise excluded pursuant to the terms hereof; and

(U)	Costs to operate the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Project. Costs to operate the business of the partnership or entity which constitutes the Landlord include costs of partnership accounting and legal matters related to the operation of the partnership business (as opposed to the ownership and management of the Project), costs of defending any lawsuits with any mortgagee (except as the actions of the Tenant may be in issue), costs, including, without limitation, points, commissions and legal fees, of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord’s interest in the Project, costs incurred in connection with any disputes between Landlord and its employees or between Landlord and Project management, Landlord’s general overhead and administrative expenses not related to the Project, and wages, salaries benefits, and compensation paid or given to executives, shareholders, directors or partners of Landlord or any principal or partner of the entity from time to time comprising Landlord (provided, however, the foregoing shall in no event apply to salaries of persons engaged as part of the property management staff for the Project).

(c)	Amortization and Accounting Principles.

(1)	Each item of Government Mandated Expenses and Well-Being Expenses will be fully amortized in equal annual installments, with interest on the principal balance at the Amortization Rate, over the number of years that Landlord reasonably projects the item of Expenses will be productive for its intended use, without replacement, but properly repaired and maintained.

(2)	Each item of Cost-Saving Expenses will be fully amortized in equal annual installments, with interest on the principal balance at the Amortization Rate, over the number of years that Landlord reasonably estimates for the present value of the projected savings in Expenses (discounted at the Amortization Rate) to equal the cost.

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(3)	Any item of Expenses of significant cost that is not required to be capitalized but is unexpected or does not typically recur may, in Landlord’s discretion, be amortized in equal annual installments, with interest on the principal balance at the Amortization Rate, over a number of years determined by Landlord.

(4)	“Amortization Rate” means the prime rate of Citibank, N.A. (or a comparable financial institution selected by Landlord), plus three percent (3%).

(5)	Landlord will otherwise use sound real estate accounting and management principles, consistently applied, to determine Additional Rent.

(d)	Estimates and Payments. Each calendar year, Landlord will reasonably estimate and advise Tenant in writing of Additional Rent that may be payable with respect to such calendar year. Tenant will pay the estimated Additional Rent in advance, in monthly installments, on the first day of each month, until the estimate is revised by Landlord. Landlord may reasonably revise its estimate during a calendar year and the monthly installments after the revision will be paid based on the revised estimate. The aggregate estimates of Additional Rent paid by Tenant in a calendar year is the “Estimated Additional Rent.” Without limiting Landlord’s other rights hereunder and at law, Additional Rent not paid by the due date shall be subject to the Late Charge provisions set forth in §4.5 below.

(e)	Settlement. Within one hundred eighty (180) days following the end of each calendar year that Additional Rent is payable, Landlord will give Tenant a statement of the actual Additional Rent for the calendar year (“Reconciliation Statement”). If the actual Additional Rent exceeds the Estimated Additional Rent for the calendar year, then Tenant shall pay the underpayment to Landlord in a lump sum as Rent within thirty (30) days after receipt of the Reconciliation Statement. If the Estimated Additional Rent paid by Tenant exceeds the actual Additional Rent for the calendar year, then Landlord shall credit the overpayment against Additional Rent or, to the extent no other Rent is due, returned to Tenant. Landlord’s and Tenant’s obligations under this §4.2(e) survive the end of the Term. Landlord may correct any statement within twelve (12) months after it is initially issued, but may not further correct it thereafter (and Tenant’s right to audit as set forth below shall arise at such time for the corrected item only).

(f)

Dispute of Additional Rent. The Reconciliation Statement is conclusive, binds Tenant, and Tenant waives all rights to contest the statement, except for items of Additional Rent to which Tenant objects by written notice to Landlord given within ninety (90) days after Tenant’s receipt of the Reconciliation Statement; however, Tenant’s objection will not relieve Tenant from its obligation to pay Additional Rent

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pending resolution of any objection. If Tenant timely objects to the Reconciliation Statement in any respect, Tenant and Landlord shall have thirty (30) days after Landlord’s receipt of Tenant’s questions to amicably resolve them. If Tenant timely objects to Landlord’s Reconciliation Statement and such objections are not amicably settled between Landlord and Tenant within such thirty (30) period, Tenant, at its expense, shall have sixty (60) days from the end of such thirty (30) day period to audit Landlord’s books and records relating to Additional Rent for all or any part of the immediately preceding calendar year. Any audit by Tenant must be performed within such period by a reputable independent certified public accountant experienced in auditing office building operating expenses and engaged by Tenant on a non-contingency fee basis. Tenant shall provide Landlord with a copy of such audit upon completion. Landlord shall cooperate with the Tenant in connection with such audit and shall make available its books and records relating to Additional Rent for the previous calendar year upon not less than ten (10) business days notice, during regular business hours, and at the location where Landlord regularly keeps its books and records for the Project. Under no circumstances will Tenant be permitted to review or audit income tax records of Landlord or similar financial records of Landlord as a business entity. Tenant recognizes that Landlord’s books and records are confidential records and Tenant agrees not to disclose same or the results of its audit to any third party (other than Landlord) except to its directors, officers, employees, affiliates, subsidiaries, partners, lenders, insurers, auditors, agents, accountants, attorneys, financial advisors, or to any parties required in response to summonses or subpoenas, or to any regulator, organization of regulators or self-regulatory organization, or as required by applicable law or in connection with any proceeding between Landlord and Tenant pertaining to same. Neither Tenant nor its auditor shall be permitted to take from Landlord’s office any of Landlord’s books and records without Landlord’s consent. In the event Tenant’s audit reflects that Landlord has overcharged Tenant for Additional Rent for the preceding calendar year, and Landlord does not in good faith dispute such audit, Landlord shall credit the amount of such overcharge to future payments of Additional Rent to the extent of such overcharge or, if no such payments will be due, promptly reimburse Tenant for such overcharge. If such audit reveals that Landlord has undercharged Tenant for Additional Rent, Tenant shall promptly pay Landlord the amount of such undercharge within thirty (30) days after written demand by Landlord. The expense of Tenant’s audit shall be borne by Tenant unless the agreed results of such audit determine that Additional Rent charged to Tenant by Landlord for the period in question was more than five percent (5%) in excess of the actual Additional Rent chargeable to Tenant as determined by the audit, in which case the actual and reasonable expense of the audit shall be reimbursed by Landlord up to the lesser of (i) $2,500.00, or (ii) the actual amount of the overcharge. Landlord will not under any circumstances be required to retain or preserve records of Expenses and Additional Rent payable by Tenant for more than twenty-four (24) months after the end of the calendar year to which they relate. Any disputes by Landlord of the results or conclusion of Tenant’s audit will not be conclusive without agreement of Tenant and each party shall have all rights and remedies available under law with respect to such disputed audit.

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4.3 Other Taxes. Subject to the other terms of this Lease, upon demand, Tenant will reimburse Landlord for taxes paid by Landlord on (a) Tenant’s Personal Property, (b) Rent, (c) Tenant’s occupancy of the Premises, or (d) this Lease. If Tenant cannot lawfully reimburse Landlord for these taxes, then to the extent not prohibited by applicable law, the Base Rent will be increased to yield to Landlord the same amount after these taxes were imposed as Landlord would have received before these taxes were imposed.

4.4 Terms of Payment. “Rent” means all amounts payable by Tenant under this Lease and the Exhibits, including, without limitation, Base Rent, Additional Rent, and charges for any Additional Services (as defined in §6.2). If a time for payment of an item of Rent is not specified in this Lease, then Tenant will pay such item of Rent within thirty (30) days after receipt of Landlord’s statement or invoice. Unless otherwise provided in this Lease, Tenant shall pay Rent without notice, demand, deduction, abatement or setoff, in lawful U.S. currency, at Landlord’s Billing Address. Neither Landlord’s failure to send an invoice nor Tenant’s failure to receive an invoice for Base Rent (and installments of Estimated Additional Rent) will relieve Tenant of its obligation to timely pay Base Rent (and installments of Estimated Additional Rent). Each partial payment by Tenant shall be deemed a payment on account; and, no endorsement or statement on any check or any accompanying letter shall constitute an accord and satisfaction, or affect Landlord’s right to collect the full amount due. No payment by Tenant to Landlord will be deemed to extend the Term or render any notice, pending suit or judgment ineffective. By notice to the other, each party may change its Billing Address.

4.5 Late Payment. If Landlord does not receive any item of Rent when due, including, without limitation, Base Rent, Additional Rent, and charges for any Additional Services, then Tenant shall pay Landlord a “Late Charge” of five percent (5%) of the overdue amount. Notwithstanding anything to the contrary set forth above, any such Late Charge shall not be payable with respect to the first such delinquent item of Rent during each calendar year during the Term (provided that such delinquent item of Rent is actually received by Landlord no later than ten (10) days after its due date), it being understood that said Late Charge shall apply to the second and any subsequent delinquent payment of Rent during each calendar year during the Term. Tenant agrees that the Late Charge is not a penalty, and will compensate Landlord for costs not contemplated under this Lease that are impracticable or extremely difficult to fix. Landlord’s acceptance of a Late Charge does not waive any Tenant default arising from such late payment.

5.	USE & OCCUPANCY

5.1 Use. Tenant shall use and occupy the Premises only for the Use. Landlord does not represent or warrant that the Project is suitable for the conduct of Tenant’s particular business or that the Use is permitted under Laws (hereinafter defined). In no event shall Tenant use the Premises or permit the Premises to be used for any use which would require any increase to the number of parking spaces within Unit 1. Tenant shall procure at its sole expense any certificates of occupancy and permits and licenses required for the transaction of business in the Premises for the Use; provided that the failure to obtain same shall not delay the occurrence of the Commencement Date or any obligations of Tenant hereunder.

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5.2 Compliance with Laws and Directives.

(a)	Tenant’s Compliance. Subject to the remaining terms of this Lease, Tenant shall comply at Tenant’s expense with all directives of Landlord’s insurers and all applicable federal, state and local laws, ordinances, regulations and permits and restrictions and easements of record including, without limitation, the Condominium Declaration (collectively “Laws”) concerning or pertaining to:

(1)	The Leasehold Improvements and any Alterations,

(2)	Tenant’s use or occupancy of the Premises, the Outside Areas, the Condominium Common Areas and the Parking Garage,

(3)	Tenant’s employer/employee obligations,

(4)	A condition created by Tenant,

(5)	Tenant’s or its invitees’ failure to comply with this Lease, or

(6)	The negligence of Tenant, its agents, contractors, employees, servants, invitees, vendors, licensees or Tenant’s Affiliates.

Notwithstanding the foregoing or anything else in this Lease to the contrary, in no event shall Tenant have any liability or responsibility for any alteration, change or addition to the Premises or the Project which was or will be installed or constructed for the primary purpose of complying with any law, regulation, ordinance or order of any public agency, unless such alteration, change or addition is (i) required because of Tenant’s particular manner of use of the Premises (as opposed to general office use) or any alterations made by Tenant, or (ii) is a permitted Expense as set forth in Section 4.2(b).

(b)	Landlord’s Compliance. Subject to the remaining terms of this Lease, Landlord shall comply at Landlord’s cost with all directives of Landlord’s insurers or Laws concerning the Project other than those that are Tenant’s obligation under §5.2(a). The costs of compliance under this §5.2(b) will be included in Expenses to the extent allowed under §4.2.

5.3 Occupancy. Tenant shall not interfere with Building services. Tenant shall not make or continue any nuisance, including any objectionable odor, noise, fire hazard, vibration, or wireless or electromagnetic transmission. Tenant will not maintain any Leasehold Improvements or use the Premises or the Outside Areas in a way that increases the cost of insurance required under §9.2, or requires insurance in addition to the coverage required under §9.2 or under the Condominium Declaration.

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5.4 Use of Outside Areas. The Outside Areas are not a part of the Premises. However, during the Term, and subject to the provisions of this Lease, Tenant shall have the exclusive right to use all portions of the Outside Areas subject to easements and restrictions of record, including as set forth in the Condominium Declaration. Tenant shall be entitled to place chairs and tables in the Patio/Courtyard Area which are of first class quality subject to Landlord’s advance approval thereof which shall not unreasonably be withheld or delayed. Subject to the restrictions hereinafter set forth, Tenant and its employees shall be entitled to use the Patio/Courtyard Area solely for purposes of eating food from the cafeteria or other food service provider situated in the Building and immediately adjacent to the Patio/Courtyard Area and for social gatherings. Tenant agrees not to create or generate in or from the Patio/Courtyard Area unreasonably loud noises at any time taking into consideration the hotel use of Unit 2 of the Condominium, or any significant noise whatsoever prior to 10:00 A.M. or after 8:00 P.M. Monday through Sunday. Tenant shall keep the Patio/Courtyard Area in a clean and trash free sanitary condition, with all garbage removed therefrom and all chairs and tables therein kept in good and safe condition and repair.

5.5 Use of Condominium Common Areas. Tenant shall have the non-exclusive right to use the Condominium Common Areas in common with the owner of Unit 2 and its tenants, subtenants, guests and other occupants of improvements from time to time existing on or being part of Unit 2 and their respective employees, agents, and other invitees and, further, subject to the Condominium Declaration.

5.6 Parking. During the Term, and notwithstanding that such are not part of the Premises, Tenant shall have the exclusive right to use all surface level parking areas within the Outside Areas and the Parking Garage subject, however, to EXHIBIT D hereto.

5.7 Prohibited Persons and Transactions. Tenant represents and warrants to Landlord that (a) Tenant is currently in compliance with and shall at all times during the Term (including any extension thereof) remain in compliance with the regulations of the Office of Foreign Asset Control (the “OFAC”) of the Department of the Treasury (including those named on the OFAC’s Specially Designated and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order No. 13224 Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism (the “Executive Order”)), or other governmental action relating thereto; and (b) Tenant is not, and will not be, a person with whom Landlord is restricted from doing business under the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA Patriot Act), H.R. 3152, Public Law 107-56 and the Executive Order and regulations promulgated thereunder and including persons and entities named on the OFAC Specially Designated Nations and Blocked Persons List.

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6.	SERVICES & UTILITIES

6.1 Landlord’s Standard Services.

(a)	Standard Services Defined. “Standard Services” means:

(1)	Heating, ventilation and air-conditioning (“HVAC”) from 8:00 am to 8:00 pm, Monday through Friday, excluding holidays recognized by financial institutions in California (“Business Hours”) as reasonably required to comfortably use and occupy the Premises;

(2)	Maintenance and repair/replacement of the Base Building;

(3)	Subject to Building rules and regulations, Landlord’s security procedures (if any), events of emergency, fire or other casualties and other events beyond Landlord’s control, access to the Premises (by at least 1 passenger elevator if not on the ground floor) 24 hours per day, 7 days per week, 52 weeks per year. Subject to the foregoing, Tenant’s access to the Premises may be more limited during other than Business Hours due to more restrictive security procedures;

(4)	Building standard bulbs are provided to Tenant (specialty bulbs will be billed to Tenant as set forth in §6.2 below);

(5)	Labor to replace fluorescent tubes and ballasts in Building Standard light fixtures in the Premises;

(6)	Exterior window washing;;

(7)	Exterior pest control;

(8)	Landscaping (including irrigation) in the Outside Areas; and

(9)	Maintenance and repair of the Parking Garage and surface parking areas.

(b)	Standard Services Provided. During the Term, and subject to Tenant’s rights under §6.1(c) below, Landlord shall provide, or cause to be provided, the Standard Services to Tenant and the Project to be professionally managed, repaired and maintained (to the extent of Landlord’s maintenance and repair obligations hereunder), all consistent with management practices for similar first class office buildings in the Silicon Valley submarket. The cost of providing the Standard Services shall be included in Expenses. Landlord is not responsible for any inability to provide Standard Services due to the concentration of personnel or equipment in the Premises, Tenant’s use of equipment in the Premises that is not customary office equipment, has special cooling requirements, or generates heat or any discontinuance of or interruption of utilities to the Premises or the Outside Areas.

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6.2 Additional Services. “Additional Services” means utilities or services in excess of the Standard Services set forth in §6.1. Tenant shall not use any Additional Services without Landlord’s prior written consent. If Landlord so consents, any such Additional Services shall be subject to the terms and conditions of this §6.2. Tenant agrees to pay for any Additional Services upon receipt of an invoice or statement from Landlord. If Tenant fails to timely pay for any Additional Services, in addition to Landlord’s other remedies under the Lease including application of the Late Charge set forth in §4.5, Landlord may discontinue the Additional Services.

(a)	Lighting. Landlord will furnish non-Building Standard lamps, bulbs, ballasts and starters that are part of the Leasehold Improvements for purchase by Tenant at Landlord’s cost, plus Landlord’s Standard Administration Fee. Landlord will install non-Building Standard lighting items at Landlord’s scheduled rate for this service.

(b)	Other Services. Tenant will pay as Rent the actual cost of services (other than lighting services addressed in §6.2(a)) either used by Tenant or provided at Tenant’s request in excess of that provided as part of the Standard Services, plus Landlord’s Standard Administration Fee.

(c)	Scheduled Rates. Landlord reserves the right, in its sole and absolute discretion and with or without notice, to periodically reasonably increase or otherwise reasonably adjust the rates charged for Additional Services.

6.3 Utilities. Landlord’s Standard Services do not include the provision of utilities. Tenant shall separately contract directly with the subject utility provider for, and pay such provider directly, for water, gas, electricity, telephone, internet, cable and all other utilities supplied or furnished to the Building, Outside Areas, Patio/Courtyard Area and the Parking Garage from and after the Delivery Date, together with any taxes thereon. In no event shall Landlord be liable to Tenant for failure or interruption of any such utilities, unless caused by the willful misconduct of Landlord, and no such failure or interruption shall entitle Tenant to terminate this Lease or to withhold Rent or other sums due hereunder. Notwithstanding the foregoing, if the Premises, or a material portion of the Premises, are made untenantable for a period in excess of ten (10) consecutive business days solely as a result of an interruption, diminishment or termination of services due to Landlord’s negligence or willful misconduct of Landlord, or if such interruption, diminishment or termination of services is otherwise reasonably within the control of Landlord to correct (a “Service Failure”), then Tenant, as its sole remedy, shall be entitled to receive an abatement of the Base Rent and Tenant’s Share of Expenses payable hereunder during the period beginning on the 11th consecutive business day of the Service Failure and ending on the day the interrupted service has been restored. If the entire Premises have not been rendered untenantable by the Service Failure, the amount of abatement shall be equitably prorated.

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6.4 Sanitation and Janitorial. Landlord’s Standard Services do not include janitorial services and interior extermination/pest control to the Premises. Tenant, at its sole cost and expense, shall be solely responsible for all cleaning and sanitation of and janitorial services to the Premises and the Patio/Courtyard Area and interior extermination/pest control, all at Tenant’s sole cost and expense and through a reputable third party janitorial and pest control company approved by Landlord and to standards consistent with those provided to similar first class office buildings in the Silicon Valley submarket.

6.5 Security. Landlord’s Standard Services do not include security services. Tenant may, at its sole cost and expense, install security and access systems to limit and/or monitor access to the Premises provided that such systems comply with all Laws, Landlord has first approved of such system and the manner of installation, such approval to not be unreasonably withheld, and further provided that Landlord is provided with access codes, card keys, fobs or other applicable access device so that Landlord can exercise its entry rights. Landlord shall have no obligation to modify the Building’s security/access or lifesaving systems to accommodate Tenant’s desired security/access system. Notwithstanding the above, Landlord will in no event have any responsibility for monitoring access to, or the security of, the Premises and shall have no liability to Tenant or its employees or any other person for claims due to theft or burglary or otherwise arising from any entry by any unauthorized persons into the Premises. Any security/access system installed by Tenant shall become the property of Landlord upon expiration or earlier termination of the Lease.

6.6 Telecommunications Services. Tenant will contract directly with third party providers and will be solely responsible for paying for all telephone, data transmission, video and other telecommunication services (“Telecommunication Services”) subject to the following:

(a)	Providers. Each Telecommunications Services provider that does not already provide service to the Building shall be subject to Landlord’s reasonable approval. Without liability to Tenant, the license of any Telecommunications Services provider servicing the Building may be terminated by Landlord under the terms of the license, or not renewed upon the expiration of the license.

(b)	Tenant’s Wiring. Landlord may, in its reasonable discretion, designate the location of all wires, cables, fibers, equipment, and connections (“Tenant’s Wiring”) for Tenant’s Telecommunications Services, and reasonably restrict and control access to telephone cabinets and rooms. Tenant may not use or access the Base Building, Outside Areas or roof for Tenant’s Wiring without Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed or for which Landlord may charge a fee determined by Landlord.

(c)	Tenant Sole Beneficiary. This §6.6 is solely for Tenant’s benefit (and any Permitted Transferee), and no one else shall be considered a third party beneficiary of these provisions.

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(d)	Removal of Equipment. Any and all telecommunications equipment and other facilities for telecommunications transmission (including, without limitation, Tenant’s Wiring) installed in the Premises or elsewhere in the Project by or on behalf of Tenant shall be removed prior to the expiration or earlier termination of the Term by Tenant at its sole cost or, at Landlord’s election, by Landlord at Tenant’s sole cost, with the actual and reasonable cost thereof to be paid as Additional Rent. Landlord shall have the right, however, upon written notice to Tenant given no later than thirty (30) days prior to the expiration or earlier termination of the Term, to require Tenant to abandon and leave in place, without additional payment to Tenant or credit against Rent, any or all of Tenant’s Wiring and, provided same are in place as of the Execution Date, related infrastructure, or select components thereof, whether located in the Premises or elsewhere in the Project.

6.7 Generator Operation. Tenant shall be permitted to maintain and place and use/operate the existing Generator (“Generator”) located in the Parking Garage and all related equipment including, without limitation, the above-ground fuel storage tank and the underground fuel storage tank serving the Generator (such Generator, fuel tanks and any other related equipment, including connections to the Premises, the “Generator Equipment”) provided that: (a) the Generator Equipment may not be relocated without Landlord’s consent, (b) Tenant shall be solely responsible for the cost of operation and maintenance of the Generator Equipment and the obtaining and maintaining of any necessary permits and licenses therefor, (c) all maintenance and repair, and if necessary, relocation or replacement removal work, shall be performed in a good and workmanlike manner, in compliance with all applicable Laws, and otherwise in compliance with this Lease as it applies to Alterations, (d) Tenant shall maintain and repair the Generator Equipment in good condition and repair at Tenant’s sole expense and in compliance with all Laws, and (e) upon expiration of this Lease, the Generator Equipment shall be surrendered in place and in same condition and repair received (reasonable wear and tear excepted) and in compliance with all Laws.

6.8 Food Service/Fitness Center. Subject to the other terms and conditions of this Lease, Tenant shall be permitted to operate within the Premises a cafeteria and fitness center at its sole cost and expense. Landlord will have no obligations with respect thereto.

6.9 Recycling. Tenant covenants and agrees, at its sole cost and expense, to comply with all present and future Laws, orders, and regulations of the jurisdiction in which the Building is located and of the federal, municipal, and local governments, departments, commissions, agencies and boards having jurisdiction over the Building to the extent that they or this Lease impose on Tenant duties and responsibilities regarding the collection, sorting, separation, and recycling of trash. Tenant shall pay all costs, expenses, fines, penalties, or damages that may be imposed on Landlord or Tenant by reason of Tenant’s failure to comply with the provisions of this §6.9, and, at Tenant’s sole cost and expense, shall indemnify, defend and hold Landlord harmless (including legal fees and expenses) from and against any actions, claims, and suits arising from such noncompliance, using counsel reasonably satisfactory to Landlord.

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7.	REPAIRS

7.1 Tenant’s Repairs. Except as provided in Articles 10 and 12 hereof, during the Term Tenant shall, at Tenant’s cost, repair and maintain (and replace, as necessary) the Leasehold Improvements and keep the Premises in good order and condition. Tenant shall be responsible for the costs to repair (and replace, as necessary) any portion of the Project damaged by Tenant or Tenant’s agents, contractors, or invitees. Tenant’s work under this §7.1 (a) is subject to the prior approval and supervision of Landlord, including, without limitation, Landlord’s approval of all contractors and subcontractors performing the work (which approval shall not be unreasonably withheld, conditioned or delayed) (b) must be performed in compliance with Laws and Building rules and regulations, and (c) must be performed in a first-class, lien free and workmanlike manner, using materials not less than Building Standard.

7.2 Landlord’s Repairs. Except as provided in Articles 10 and 12 hereof, during the Term Landlord shall, at Landlord’s cost (but included as Expenses to the extent provided in §4.2) repair and maintain (and replace, as necessary) all parts of the Project that are not Tenant’s responsibility to repair and maintain under §7.1 (or any other tenant’s responsibility under their respective lease) and keep the Project in good order and condition according to the standards prevailing for comparable office buildings in the area in which the Building is located. Tenant may not repair or maintain the Project on Landlord’s behalf or offset any Rent for any repair or maintenance of the Project that is undertaken by Tenant. If Tenant believes that Landlord has failed to perform any maintenance or repair for which Landlord is obligated under §7.2, Tenant will promptly provide written notice to Landlord specifying in detail the nature and extent of any condition requiring maintenance or repair. Landlord will not be deemed to have failed to perform its obligations under §7.2 with respect to any maintenance or repair unless Tenant has provided such written notice and Landlord has had a commercially reasonable time within which to respond to such notice and effect the needed maintenance or repair. Tenant waives the right to terminate this Lease, vacate the Premises, and make repairs at Landlord’s expense (pursuant to California Civil Code Section 1932, Subsection 1, California Civil Code Sections 1941 and Section 1942, or any similar or successor Laws).

7.3 Tenant’s Limited Right to Perform Certain Repairs at Landlord’s Cost. If Landlord fails to perform a material repair obligation of Landlord under this Lease or fails to provide any Standard Service, which failure materially and adversely affects Tenant’s customary business activities at the Project, within fifteen (15) days after written notice from Tenant to Landlord of the need for such repair or service (or such longer, reasonable period of time if more than fifteen (15) days is reasonably required to perform such obligation and Landlord commences performance within the first ten (10) day period and thereafter diligently pursues completion thereof), and provided that any such written notice shall recite in full the provisions of this sentence, then Tenant shall have the right, but not the obligation, to perform the repair or service at Landlord’s expense, subject to the provisions below. If Tenant elects to perform any such repair or service, Tenant shall use only qualified contractors which regularly perform similar work in comparable office buildings. Notwithstanding the foregoing, in no event may Tenant exercise the above rights if (i) at the time, a

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Tenant Default has occurred and is continuing, (ii) Landlord’s failure to perform the repair or service was caused by a fire, casualty or condemnation (in which case the provisions of Section 10 or Section 12 will control, as applicable), or (iii) Landlord’s failure to perform the repair or service was caused by a public utilities’ failure to provide electricity, gas, water of other utility service to the Premises or Project. Landlord shall reimburse Tenant for Tenant’s actual and reasonable costs thereof within thirty (30) days after receipt of a statement of costs, together with such backup documentation as is reasonably requested by Landlord and lien waivers from all contractors and subcontractors supplying services or materials for such repairs or services.

8.	ALTERATIONS

8.1 Alterations by Tenant. “Alterations” means any modifications, additions or improvements to the Premises or Leasehold Improvements made by Tenant during the Term, including modifications to the Base Building or Outside Areas required by Laws as a condition of performing the work. Alterations do not include tenant improvements made under any Work Letter attached to this Lease. Alterations are made at Tenant’s sole cost and expense, subject to the following:

(a)	Consent Required. All Alterations require Landlord’s prior written consent. If a Design Problem (as such term is defined below) exists, Landlord may withhold its consent in Landlord’s sole and absolute discretion; otherwise, Landlord will not unreasonably withhold its consent. In either case, Landlord may condition its consent to any item of Alterations on the requirement that Tenant remove this item of Alterations upon termination of this Lease. “Design Problem” means a condition that results, or will result, from Alterations that are proposed, being performed or have been completed that either:

(1)	Does not comply with Laws;

(2)	Does not meet or exceed the Building Standard;

(3)	In Landlord’s reasonable judgment, exceeds the capacity, adversely affects, is incompatible with, or impairs Landlord’s ability to, or increases the cost to Landlord to, maintain, operate, alter, modify or improve the Base Building;

(4)	Affects the exterior appearance of the Building or Outside Areas;

(5)	Violates any agreement affecting the Project;

(6)	Costs materially more to demolish than Building Standard improvements;

(7)	Violates any insurance regulations or standards for a fire-resistive office building; or

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(8)	Locates any equipment, Tenant’s Wiring or Tenant’s Personal Property on the roof of the Building, in Outside Areas or in telecommunications or electrical closets.

(b)	No Consent Required. Notwithstanding the foregoing, Tenant may make Alterations without obtaining Landlord’s prior written consent and without payment of an Alterations Fee, provided that Tenant gives Landlord reasonable prior written notice of same and further provided that such Alterations (1) are purely cosmetic in nature (including painting, carpeting and the installation of floor covering or wall covering), (2) will not constitute or give rise to a Design Problem, (3) cost less than One Hundred Thousand Dollars ($100,000) in any one instance, and (4) do not require a governmental permit of any kind.

(c)	Performance of Alterations. Alterations shall be performed by Tenant in a good and workman-like manner according to plans and specifications approved by Landlord. Approval by Landlord of any such plans and specifications shall not be a representation or warranty of Landlord that such plans and specifications are adequate for any use, purpose, or condition, or that such plans and specifications comply with any applicable law or code. All Alterations shall comply with law and insurance requirements, including, without limitation, the Americans with Disabilities Act and any other applicable state, federal and local Laws addressing accessibility standards and any regulations issued thereunder (collectively, and as such may be amended, the “Disabilities Laws”). Landlord’s designated contractors must perform Alterations affecting the Base Building or Mechanical Systems; and, all other work will be performed by qualified contractors that meet Landlord’s insurance requirements and are otherwise approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed). Promptly after completing any Alterations, Tenant will deliver to Landlord “as-built” CADD plans, proof of payment, a copy of the recorded notice of completion, and all unconditional lien releases.

(d)	Bonding. If requested by Landlord, before commencing Alterations in excess of $250,000 for any single project, Tenant shall, at Tenant’s cost, obtain bonds, or deposit with Landlord other security acceptable to Landlord for the payment and completion of the Alterations. These bonds or other security shall be in form and amount reasonably acceptable to Landlord.

(e)	Alterations Fee. Except with respect to the Tenant improvement work performed in accordance with EXHIBIT F, below, Tenant shall pay Landlord as Rent three percent (3%) of the total construction costs of the Alterations to cover review of Tenant’s plans and construction coordination by its own employees. In addition, Tenant shall reimburse Landlord for the actual cost that Landlord reasonably incurs to have engineers, architects or other professional consultants review Tenant’s plans and work in progress, or inspect the completed Alterations.

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(f)	Tenant Improvements. The construction of the Tenant Improvements (as defined in the Work Letter attached as EXHIBIT F) shall be governed solely by such Work Letter and not this Article 8. However, the Tenant Improvements shall be Alterations, and thus Leasehold Improvements, for all other purposes under the Lease.

(g)	Condominium Declaration. All Alterations and the Tenant Improvements are subject to compliance with the Condominium Declaration.

8.2 Alterations by Landlord. Landlord may make any modifications, additions, renovations or improvements to the Project that Landlord deems appropriate, provided Landlord uses commercially reasonable efforts to avoid disrupting Tenant’s business.

8.3 Liens and Disputes. Tenant will keep title to the Land and Building free of any liens concerning the Leasehold Improvements, Alterations, or Tenant’s Personal Property, and will take whatever action is required to have any of such liens released and removed of record within thirty (30) days after the filing thereof (including, as necessary, posting a bond or other deposit). To the extent legally permitted, each contract and subcontract for Alterations will provide that no lien attaches to or may be claimed against the Project other than Tenant’s leasehold interest in the Premises.

9.	INSURANCE

9.1 Tenant’s Insurance.

(a)	Tenant’s Coverage. Before taking possession of the Premises for any purpose (including construction of tenant improvements, if any) and during the Term, Tenant will provide and keep in force the following coverage:

(1)	Commercial general liability insurance insuring Tenant’s use and occupancy of the Premises and use of the Project, and covering personal and bodily injury, death, and damage to others’ property of not less than Three Million Dollars ($3,000,000) per occurrence and Five Million Dollars ($5,000,000) general aggregate. Each of these policies shall include cross liability and severability of interests clauses, and be written on an occurrence, and not claims-made, basis. Each of these policies shall name Landlord, the Building property manager, each secured lender, the owner of Unit 2 and any mortgagee thereof, and any other party reasonably designated by Landlord as an additional insured (“Additional Insured”). Tenant shall comply with any and all reasonable requirements of any mortgagee or insurer of Unit 2 of the Condominium regarding Tenant’s use of the Patio/Courtyard Area, including without limitation insurance naming the owner of Unit 2 and such lender as additional insureds with respect to use of the Patio/Courtyard Area.

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(2)	Causes of loss – special form commercial property insurance (including standard extended coverage endorsement perils and leakage from fire protective devices and other water damage) covering the full replacement cost of the Leasehold Improvements and Tenant’s Personal Property. Each of these policies shall name Landlord and each Additional Insured as loss payee to the extent of their interest in the Leasehold Improvements. Each of these policies shall include a provision or endorsement in which the insurer waives its right of subrogation against Landlord, Landlord’s Affiliates, and each Additional Insured.

(3)	Business interruption insurance including leasehold interest coverage for Tenant’s loss of income or insurable gross profits and covering continuation of rents during any time the Premises is untenantable, with a limit not less than Tenant’s annual Rent. Such coverage may be included in insurance covering the perils described in §9.1(a)(2). Each of these policies shall include a provision or endorsement in which the insurer waives its right of subrogation against Landlord, Landlord’s Affiliates, and each Additional Insured.

(4)	If applicable, Tenant shall maintain boiler and machinery or equipment breakdown insurance covering property damage to the Premises and to the major components of any central heating, air conditioning or ventilation systems, and such other equipment as Landlord may require. The policy shall include coverage for business interruption due to mechanical equipment malfunctions, including expediting and extra expense, in an amount usual and customary for similar risks, or as determined by Landlord. Unless the insurance required in §9.1(a)(2), (3) and (8) is provided on a single policy, a Joint Loss Agreement between separate policies must be provided on each policy.

(5)	Insurance required by law, including workers’ compensation insurance.

(6)	Employers liability insurance with limits not less than One Million Dollars ($1,000,000).

(7)	Commercial automobile liability insurance covering all owned (if applicable), hired, and non-owned vehicles with a combined single limit of not less than One Million Dollars ($1,000,000) for each accident or person.

(8)	Insurance covering the Leasehold Improvements and Tenant’s Personal Property against loss or damage due to earthquake, flood and difference in conditions. Tenant may elect to self-insure this coverage. If Tenant does not elect to self-insure this coverage, then each of these policies shall name Landlord and each Additional Insured as loss payee to the extent of their interest in the Leasehold Improvements.

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(b)	Insurers and Terms. Each policy required under §9.1(a) shall be written with insurance companies licensed to do business in the state in which the Building is located, with A.M. Best’s rating of A VIII or better, and be on terms that are acceptable to Landlord.

(c)	Proof of Insurance. Tenant shall provide Landlord with certificates of insurance or other reasonable proof that the coverage required under §9.1(a) is in effect. Tenant will provide reasonable proof within thirty (30) days of any expiring policy.

(d)	Tenant Party Insurance. Tenant shall (i) carry and maintain on behalf of any Tenant Party (as defined in §13.7) occupying the Premises under a Tenant Party Use, or (ii) cause any Tenant Party occupying the Premises under a Tenant Party Use to carry and maintain, policies of insurance described in §§9.1(a)(1) and 9.1(a)(5), above, which insurance shall be subject to the provisions of this §9.1.

9.2 Landlord’s Insurance.

(a) Landlord’s Coverage. During the Term, Landlord will keep in force the following coverage:

(1)	Commercial general liability insurance.

(2)	Causes of loss – special form commercial property insurance (including standard extended coverage endorsement perils, leakage from fire protective devices and other water damage) covering the full replacement cost of the Project improvements (excepting the Leasehold Improvements to be insured by Tenant). Each of these policies shall include a provision or endorsement in which the insurer waives its right of subrogation against Tenant.

(3)	Boiler and machinery or equipment breakdown insurance.

(4)	Earthquake insurance, to any extent Landlord elects in its sole discretion to maintain same.

(5)	Other insurance that Landlord is required to maintain under the Condominium Declaration, or elects to maintain to the extent same is generally consistent with insurance maintained by other landlords of similar properties in the Silicon Valley submarket.

(b)	Terms. Each of the policies required under §9.2(a) will have those limits, deductibles, retentions and other terms that Landlord prudently determines.

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10.	DAMAGE OR DESTRUCTION

10.1 Damage and Repair. If the Leasehold Improvements, Premises or Building is damaged by fire or other casualty, not including (a) any waste or excessive or unreasonable wear and tear, or (b) any loss, destruction or damage arising or resulting from the placement, disposal or release of Hazardous Materials in, on, under, about or from the Building by either Landlord or Tenant, then the parties will proceed as follows:

(a)	Landlord’s Estimates. As soon as reasonably practicable under the circumstances including the scope of the casualty, Landlord will assess any damage to the Premises and Building (but not the Leasehold Improvements) and notify Tenant of Landlord’s reasonable estimate of the time required to substantially complete repairs and restoration of the Premises and Building (“Repair Estimate”). Landlord will also reasonably estimate the time that the Premises will be untenantable (“Interruption Estimate”). Within thirty (30) days after the later of the issuance of the Repair Estimate, issuance of the Interruption Estimate, or receipt of any denial of coverage or reservation of rights from Landlord’s insurer, each party may terminate the Lease by written notice to the other on the following conditions:

(1)	Landlord may elect to terminate this Lease if either:

(A)	The damage occurs during the last year of the Term, or

(B)	The Repair Estimate exceeds one hundred eighty (180) days, or

(C)	The repair and restoration is not fully covered by insurance maintained or required to be maintained by Landlord (subject only to those deductibles or retentions Landlord elected to maintain) or Landlord’s insurer denies coverage or reserves its rights on coverage or any mortgagee of the Building requires that insurance proceeds be applied to the indebtedness secured by its mortgage, provided Tenant may, in its sole and absolute discretion, elect to fund repair of any damage which is not otherwise covered as described in this Section 10.1(a)(1)(C).

(2)	Tenant may elect to terminate this Lease if the Interruption Estimate exceeds one hundred eighty (180) days, or if the damage occurs during the last year of the Term (or any extended Term which Tenant may have elected) and renders the Premises or a material part thereof untenantable.

(b)	Repair and Restoration. If neither party terminates the Lease under §10.1(a), then the Lease shall remain in full force and effect and the parties will proceed as follows:

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(1)	Landlord will repair and restore the Premises and/or the Building, as applicable (but not the Leasehold Improvements) to substantially the same condition existing prior to such damage, except for modifications required by law. Landlord will perform such work reasonably promptly, subject to delay for loss adjustment, Tenant Delay and Force Majeure.

(2)	Tenant will repair and restore the Leasehold Improvements reasonably promptly to the condition existing prior to such damage, but not less than then current Building Standard, except for modifications required by law.

(3)	Tenant may not terminate this Lease if the actual time to perform the repairs and restoration exceeds the Repair Estimate, or the actual interruption exceeds the Interruption Estimate.

10.2 Rent Abatement. If as a result of the damage or destruction, the Premises are rendered untenantable for more than five (5) consecutive days, then from the first day of such untenantability, Tenant’s Base Rent and Additional Rent shall be abated to the extent that the Premises are untenantable. Such abatement shall terminate upon Tenant’s occupancy of the restored Premises, but in any event not later than the fifteenth (15th) day after completion of Landlord’s required repairs and restoration of the Premises and that portion of the Building necessary for Tenant’s occupancy of the Premises. Tenant’s sole remedy will be the abatement of Base Rent and Additional Rent provided under this §10.2, and Landlord will not be liable to Tenant for any other amount or remedy, including damages to Tenant’s Personal Property, consequential damages, actual or constructive eviction, termination of this Lease, or abatement of any other item of Rent.

10.3 Exclusive Casualty Remedy. The provisions of this Article 10 are Tenant’s sole and exclusive rights and remedies in the event of a damage or casualty described in §10.1. To the fullest extent allowable under the law, Tenant waives the benefits of any Laws (including, without limitation, California Civil Code Sections 1932, Subsection 2 and 1933, Subsection 4, and any successor statutes or Laws) that provide Tenant any abatement or termination rights (by virtue of a casualty) not specifically described in §10.1 or §10.2.

11.	INDEMNITY

11.1 Claims. “Claims” means any and all liabilities, losses, claims, demands, damages or expenses that are suffered or incurred by a party, including attorneys’ fees reasonably incurred by that party in the defense or enforcement of the rights of that party.

11.2 Tenant’s Indemnity.

(a)

Landlord’s Waivers. LANDLORD WAIVES ANY CLAIMS AGAINST TENANT AND ITS AFFILIATES FOR PERILS INSURED OR REQUIRED TO BE INSURED BY LANDLORD UNDER SUBSECTIONS (2) AND (3) OF §9.2(a), WHICH WAIVER WILL APPLY EVEN IF A CLAIM IS CAUSED IN

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WHOLE OR IN PART BY THE SOLE NEGLIGENCE, ORDINARY NEGLIGENCE OR STRICT LIABILITY OF TENANT OR ITS AFFILIATES (IT BEING THE EXPRESS INTENT OF LANDLORD AND TENANT TO SHIFT THE RISK OF LIABILITY FOR SUCH CLAIMS TO THE INSURER), EXCEPT TO THE EXTENT CAUSED BY THE WILLFUL INJURY TO PERSONS OR PROPERTY CAUSED BY TENANT OR ITS AFFILIATES.

(b)	Claims Against Landlord. Unless waived by Landlord under §11.2(a) above, Tenant will indemnify and defend (with counsel reasonably approved by Landlord) Landlord and its Affiliates and hold each of them harmless from and against Claims arising from:

(1)	Any accident or occurrence on or about the Premises, except to the extent caused by the negligence or willful misconduct of Landlord or its Affiliates;

(2)	Tenant’s or any of its Affiliates’ negligence or willful misconduct or that of their agents, contractors, employees or invitees;

(3)	Tenant’s failure to comply with this Lease; or

(4)	Any claim for commission or other compensation by any person other than Landlord’s Broker and Tenant’s Broker, if any, for services rendered to Tenant in procuring this Lease.

11.3 Landlord’s Indemnity.

(a)	Tenant’s Waivers. TENANT WAIVES ANY CLAIMS AGAINST LANDLORD AND ITS AFFILIATES FOR:

(1)	PERIL INSURED OR REQUIRED TO BE INSURED BY TENANT UNDER SUBSECTIONS (2), (3) AND (8) OF §9.1(a), WHICH WAIVER WILL APPLY EVEN IF A CLAIM IS CAUSED IN WHOLE OR IN PART BY THE SOLE NEGLIGENCE, ORDINARY NEGLIGENCE OR STRICT LIABILITY OF LANDLORD OR ITS AFFILIATES (IT BEING THE EXPRESS INTENT OF LANDLORD AND TENANT TO SHIFT THE RISK OF LIABILITY FOR SUCH CLAIMS TO THE INSURER), EXCEPT TO THE EXTENT CAUSED BY THE WILLFUL INJURY TO PERSONS OR PROPERTY CAUSED BY LANDLORD OR ITS AFFILIATES, AND

(2)	DAMAGE CAUSED BY ANY PUBLIC UTILITY, PUBLIC WORK, OTHER TENANTS OR OCCUPANTS OF THE PROJECT, OR PERSONS OTHER THAN LANDLORD OR ITS AGENTS, EMPLOYEES OR CONTRACTORS.

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(b)	Claims against Tenant. Unless waived by Tenant under §11.3(a) above, Landlord will indemnify and defend Tenant (with counsel reasonably approved by Tenant) and its Affiliates and hold each of them harmless from and against Claims arising from:

(1)	Landlord’s or any of its Affiliates’ negligence or willful misconduct;

(2)	Landlord’s default of this Lease; or

(3)	Any claim for commission or other compensation by any person other than Tenant’s Broker, if any, for services rendered to Landlord in procuring this Lease.

11.4 Affiliates Defined. “Affiliates” means with respect to a party (a) that party’s partners, members, shareholders and joint venturers, (b) each corporation or other entity that is a parent or subsidiary of that party, (c) each corporation or other entity that is controlled by or under common control of a parent of such party, and (d) the directors, officers, managers, employees and agents of that party and each person or entity described in this §11.4(a) through (c).

11.5 Survival of Waivers and Indemnities. Landlord’s and Tenant’s waivers and indemnities under §§11.2 and 11.3 will survive the expiration or early termination of this Lease.

12.	CONDEMNATION

12.1 Taking. “Taking” means the acquiring of all or part of the Project for any public or quasi-public use by exercise of a right of eminent domain or under any other law, or any sale in lieu thereof. If a Taking occurs:

(a)	The Lease will terminate as of the date of a Taking if substantially all of the Premises becomes untenantable for substantially all of the remaining Term because of the Taking.

(b)	If the Lease is not terminated under §12.1(a), Landlord shall restore or alter the Premises after the Taking to be tenantable, unless Landlord reasonably determines that it will be uneconomical to do so, in which case Landlord may terminate the Lease upon sixty (60) days prior written notice to Tenant.

(c)	If the Lease is not terminated under §12.1(a), more than twenty percent (20%) of the Premises is untenantable because of the Taking, Tenant cannot operate Tenant’s business for the Use in the Premises after such Taking, and Landlord is unable to provide Tenant with comparable premises in the Project, then Tenant may terminate the Lease upon sixty (60) days prior written notice to Landlord.

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(d)	If the Lease is not terminated under §12.1(a), (b) or (c), the Rent payable by Tenant will be reduced for the term of the Taking based upon the rentable area of the Premises made untenantable by the Taking.

12.2 Awards. Landlord is entitled to the entire award for any claim for a Taking of any interest in this Lease or the Project, without deduction or offset for Tenant’s estate or interest; however, Tenant may make a claim for relocation expenses and damages to Tenant’s Personal Property and business to the extent that Tenant’s claim does not reduce Landlord’s award.

12.3 Exclusive Taking Remedy. The provisions of this Article 12 are Tenant’s sole and exclusive rights and remedies in the event of a Taking. To the fullest extent allowable under the law, Tenant waives the benefits of any law (including, without limitation, California Code of Civil Procedure Section 1265.130 and any successor statutes or Laws) that provide Tenant any abatement or termination rights or any right to receive any payment or award (by virtue of a Taking) not specifically described in this Article 12.

13.	TENANT TRANSFERS

13.1 Terms Defined.

(a)	Transfer Defined. “Transfer” means any:

(1)	Sublease of all or part of the Premises, or assignment, mortgage, hypothecation or other conveyance of an interest in this Lease;

(2)	Use of the Premises or the Outside Areas by anyone other than Tenant and its employees and business invitees with Tenant’s consent;

(3)	Change in Tenant’s form of organization, but only if such change materially and adversely affects any right Landlord then had to seek recovery from the principals of Tenant immediately prior to the change (e.g., a change from a partnership to limited liability company);

(4)	Transfer of fifty-one percent (51%) or more of Tenant’s assets, shares (excepting shares transferred in the normal course of public trading), membership interests, partnership interests or other ownership interests; or

(5)	Transfer of effective control of Tenant.

13.2 Prohibited Transfers. Tenant may not enter into any Transfer if such Transfer will result in any portion of the Rent not constituting “rents from real property” with respect to Landlord, within the meaning of Section 856(d) of the Internal Revenue Code of 1986, as amended (the “Code”). In particular, Tenant may not enter into a Transfer (a) that provides for rent or other compensation based in whole or in part on the net income or profits from the business operated in the Premises, or (b) if the proposed transferee is directly or indirectly related to the Landlord under Section 856, et seq. of the Code. Any such Transfers shall be considered null, void and of no force or effect.

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13.3 Consent Not Required. If Tenant is not in Default of this Lease, Tenant may effect a Transfer to a Permitted Transferee without Landlord’s prior consent, but with notice to Landlord prior to the Permitted Transferee’s occupancy (subject to any legally binding confidentiality obligations. “Permitted Transferee” means (i) Tenant following any sale or transfer of the stock of Tenant in connection with any merger, financing, public offering or acquisition and (ii) any person or entity that:

(a)	Either (1) controls, is controlled by, or is under common control with Tenant (for purposes hereof, “control” shall mean ownership of not less than fifty percent (50%) of all of the voting stock or legal and equitable interest in the entity in question), (2) results from the merger or consolidation of Tenant, or (3) acquires all or substantially all of the stock and/or assets of Tenant as a going concern;

(b)	Has a tangible net worth immediately following the Transfer not less than the greater of (1) Tenant’s tangible net worth immediately before the Transfer, or (2) Tenant’s tangible net worth as of the execution of this Lease; and

(c)	Will not, by occupying the Premises, cause Landlord to breach any provisions of the Condominium Declaration, the Condominium Plan, or any easements, restrictions, liens, or other instruments filed of record against the Project as of the Execution Date.

13.4 Consent Required. Each proposed Transfer other than those prohibited under §13.2 or permitted under §13.3 requires Landlord’s prior written consent, in which case the parties will proceed as follows:

(a)	Tenant’s Notice. Tenant shall notify Landlord at least thirty (30) days prior to the proposed Transfer of the name and address of the proposed transferee and the proposed use of the Premises, and include with the notice copies of the proposed Transfer documents, including, without limitation, the proposed assignment of lease or proposed sublease document, as applicable, and copies of the proposed transferee’s balance sheets and income statements (both current and for the past two (2) years), as well as such other information as may be reasonably required by Landlord. LANDLORD WILL HAVE NO OBLIGATION TO REVIEW A PROPOSED TRANSFER OR TO CONSENT OR DENY CONSENT TO A PROPOSED TRANSFER UNTIL ALL ITEMS AND INFORMATION SET FORTH ABOVE IN THIS §13.4(a) HAVE BEEN PROVIDED TO LANDLORD.

(b)	Landlord’s Rights. Within thirty (30) days after receipt of Tenant’s complete notice and all items required under §13.4(a), Landlord may either:

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(1)	If the proposed Transfer is either an assignment of this Lease or sublease of substantially all of the Premises, terminate this Lease as of the proposed Transfer date; or

(2)	Provide written consent, or deny consent, to the proposed Transfer, consent not to be unreasonably withheld, conditioned or delayed if:

(A)	The proposed transferee, in Landlord’s reasonable opinion, has the financial capacity to meet its obligations under the proposed Transfer;

(B)	The proposed use is consistent with the Use and will not cause Landlord to be in breach of any provisions of the Condominium Declaration, the Condominium Plan, or any easements, restrictions, liens, or other instruments filed of record against the Project as of the Execution Date;

(C)	The proposed transferee is typical of tenants that directly lease premises in first-class office buildings;

(D)	The proposed transferee is not an existing tenant or an Affiliate of an existing tenant, or a party with which Landlord is actively negotiating to lease space in the Building (or has, in the last six (6) months, been actively negotiating to lease space in the Building); and

(E)	Tenant is not in Default under this Lease.

(c)	Compelling Consent; Limitation of Remedies.

(1)	If Landlord does not consent to a Transfer in violation of this Section 13.4, then as Tenant’s sole and exclusive remedy against Landlord, Tenant may elect to either (i) bring suit against Landlord for specific performance or declaratory relief, or (ii) bring suit against Landlord for Tenant’s actual, monetary damages as further set forth below in this §13.4(c), AND UNDER NO CIRCUMSTANCES MAY TENANT TERMINATE THIS LEASE OR SEEK OR BE ENTITLED TO RECOVER ANY DAMAGES OF ANY OTHER KIND, INCLUDING, BUT NOT LIMITED TO, ANY GENERAL, COMPENSATORY, SPECIAL, CONSEQUENTIAL, PUNITIVE, SPECULATIVE, INCIDENTAL OR INDIRECT DAMAGES WHETHER IN CONTRACT, TORT, OR UNDER ANY OTHER LEGAL OR EQUITABLE PRINCIPAL, ALL OF WHICH TENANT SPECIFICALLY WAIVES.

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(2)	If Tenant elects the remedy of bringing suit against Landlord for actual, monetary damages as set forth in Section 13.4 (c) (1), above, then said remedy shall be subject to Section 15.6 and Section 15.7 of this Lease, and in addition any liability of Landlord for such monetary damages shall not exceed an amount of money equal to the sum of (a) ONE MILLION DOLLARS ($1,000,000), plus (b) an amount equal to all reasonable attorneys’ fees, expenses and court costs incurred by Tenant in connection with Tenant’s use of legal counsel to present, enforce or demand Tenant’s remedy of filing suit for actual, monetary damages as set forth above, provided that Tenant prevails in any such action.

13.5 Payments to Landlord. Tenant shall pay Landlord fifty percent (50%) of Transfer receipts that exceed Tenant’s Rent (on a per square foot basis); after Tenant is reimbursed for Tenant’s reasonable and customary out-of-pocket costs incurred in the Transfer, including attorneys’ fees, abated rent, Alterations, and broker commissions. Except with regard to any Transfer to a Permitted Transferee as set forth in Section 13.3, Tenant shall pay Landlord a One Thousand Dollar ($1,000) review fee, and Landlord’s reasonable attorneys’ fees, for each proposed Transfer, excepting those in which Landlord exercises its rights under subsection (1) or (2) of §13.4(b).

13.6 Effect of Transfers. No Transfer will release Tenant or any guarantor of this Lease from any Lease obligation. Landlord’s acceptance of a payment from any person or entity other than Tenant that occupies the Premises does not waive Tenant’s obligations under this Article 13. If Tenant is in Default of this Lease, Landlord may proceed against Tenant without exhausting any remedies against any transferee and may require (by written notice to any transferee) any transferee to pay Transfer rent owed Tenant directly to Landlord (which Landlord will apply against Tenant’s Lease obligations). Termination of this Lease for any reason will not result in a merger. Each sublease will be deemed terminated upon termination of this Lease unless Landlord notifies the subtenant in writing of Landlord’s election to assume any sublease, in which case the subtenant shall attorn to Landlord under the executory terms of the sublease. Any Transfer or attempted Transfer in violation of the provisions of this Article 13 shall be void and of no force and effect.

13.7 Occupancy and Use by Tenant Parties. Notwithstanding anything in this Lease to the contrary, but subject to the terms of this §13.7, Landlord agrees that one or more subsidiaries of Tenant or entities affiliated with Tenant, and the employees and/or agents thereof (“Tenant Parties”) may, contemporaneously with Tenant, occupy and use the Premises only for the Use and otherwise in accordance with this Lease (and any such occupancy and use by a Tenant Party shall be referred to herein as a “Tenant Party Use”). Landlord agrees that any such Tenant Party Use shall not, in itself, constitute a Transfer, subject to the following conditions and requirements: The acts and omissions of any Tenant Party with respect to the Premises, the Building, and the Project are hereby and will be deemed to be the acts and omissions of Tenant itself for the purposes of determining Tenant’s compliance or failure to comply with the terms of this Lease. A Tenant Party Use shall never be deemed to create a landlord/tenant relationship or any other relationship between Landlord and the applicable Tenant Party, and, in all such instances, Tenant shall be considered the sole tenant under this Lease. Landlord shall never be bound or estopped by, and shall never be deemed to have consented to or ratified, any provisions of any agreements between Tenant and any Tenant Party.

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Any Tenant Party Use shall be subject and subordinate to all provisions of this Lease. Tenant shall cause the Tenant Party under any Tenant Party Use to comply with all provisions of this Lease that are obligations of Tenant and that relate to the use or occupancy of the Premises or the use of the Project, and any failure by a Tenant Party to so comply shall be a default by Tenant under this Lease. “Tenant Parties” shall not include any party to whom Tenant assigns Tenant’s right, title and interest in this Lease or to whom Tenant subleases or licenses all of any portion of the Premises.

14.	LANDLORD TRANSFERS

14.1 Landlord’s Transfer. Landlord’s right to transfer any interest in the Project or this Lease is not limited by this Lease. Upon any such transfer, Tenant will attorn to Landlord’s transferee and Landlord will be released from liability under this Lease, except for any Lease obligations accruing before the transfer that are not assumed by the transferee. Such transferee shall be deemed to assume the obligations of “Landlord” under this Lease accruing from and after the effective date of such transfer (including, without limitation, any remaining obligation to pay any unfunded portion of the Construction Allowance in accordance with the Work Letter). Any funds held by Landlord in which Tenant has an interest shall be turned over or credited, subject to that interest, to the transferee.

14.2 Subordination. This Lease is, and will at all times be, subject and subordinate to each ground lease, mortgage, deed to secure debt or deed of trust now or later encumbering the Project or any portion thereof, including each renewal, modification, supplement, amendment, consolidation or replacement thereof (each, an “Encumbrance”). Within ten (10) business days of Landlord’s request, Tenant will, without charge, execute, acknowledge and deliver to Landlord (or, at Landlord’s request, the Encumbrance holder) any instrument reasonably necessary to evidence this subordination. If Tenant fails to execute and deliver such instrument within said ten-business-day period, Tenant hereby authorizes Landlord to execute the same as Tenant’s attorney in fact. Notwithstanding the foregoing, each Encumbrance holder may unilaterally elect to subordinate its Encumbrance to this Lease. As a condition precedent to the subordination of this Lease to any ground lease, mortgage, deed to secure debt or deed of trust hereafter placed against the Project or any portion thereof, Landlord shall be required to provide Tenant with a commercially reasonable SNDA (as defined below) from the holder of such instrument. “SNDA” means the applicable encumbrance holder’s standard form of subordination, non-disturbance and attornment agreement with such commercially reasonable revisions or modifications as may be agreed upon by Tenant and the encumbrance holder, or, lacking a form from such encumbrance holder, on another commercially reasonable form of subordination, non-disturbance and attornment agreement.

In connection with any effort by Landlord to obtain an SNDA as set forth in the preceding paragraph, if Landlord and/or Tenant enter into negotiations with the Lender concerning substantive provisions of the SNDA which are proposed by Tenant but are not included in the Lender’s standard form of SNDA (“SNDA Negotiations”), then (a) within thirty (30) days after written demand by Landlord, Tenant shall reimburse Landlord for all of Landlord’s third-party costs and expenses incurred by Landlord in connection with the SNDA Negotiations, including, without limitation, Lender’s legal fees, review fees or similar amounts charged by Lender to Landlord (“Lender Fees”),

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and (b) if Lender requires, as a condition of the SNDA transaction, that Landlord place a deposit with Lender to cover the Lender Fees, then if Landlord so elects by prompt written notice to Tenant, Landlord will have no obligation to proceed with efforts to obtain the SNDA until Tenant forwards the amount of the required deposit to Landlord.

14.3 Attornment. Upon written request of a Successor Landlord (as such term is defined below), Tenant will attorn to any transferee of Landlord’s interest in the Project that succeeds Landlord by reason of a termination, foreclosure or enforcement proceeding of an Encumbrance, or by delivery of a deed in lieu of any foreclosure or proceeding (a “Successor Landlord”). In this event, the Lease will continue in full force and effect as a direct lease between the Successor Landlord and Tenant on all of the terms of this Lease, except that the Successor Landlord shall not be:

(a)	Liable for any obligation of Landlord under this Lease, or be subject to any counterclaim, defense or offset accruing before Successor Landlord succeeds to Landlord’s interest except to the extent continuing after such succession;

(b)	Bound by any modification or amendment of this Lease made without Successor Landlord’s written consent, except for any amendment or modification of this Lease pursuant to Tenant’s strict exercise of an express right or option granted to Tenant under this Lease;

(c)	Bound by any prepayment of more than one month’s Rent;

(d)	Obligated to perform any improvements to the Premises (or provide an allowance therefor). Upon Successor Landlord’s request, Tenant will, without charge, promptly execute, acknowledge and deliver to Successor Landlord any instrument reasonably necessary required to evidence such attornment.

14.4 Estoppel Certificate. Within ten (10) business days after receipt of Landlord’s written request, Tenant (and each guarantor of the Lease) will execute, acknowledge and deliver to Landlord a certificate upon which Landlord and each existing or prospective Encumbrance holder or prospective purchaser may rely confirming the following (or any exceptions to the following):

(a)	The Commencement Date and Expiration Date;

(b)	The documents that constitute the Lease, and that the Lease is unmodified and in full force and effect;

(c)	The date through which Base Rent, Additional Rent, and other Rent has been paid;

(d)	That neither Landlord nor Tenant is in Default;

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(e)	That Landlord has satisfied all Lease obligations to improve the Premises (or provide Tenant an allowance therefor) and Tenant has accepted the Premises;

(f)	That Tenant solely occupies the Premises; and

(g)	Such other matters concerning this Lease or Tenant’s occupancy that Landlord may reasonably require.

15.	DEFAULT AND REMEDIES

15.1 Tenant’s Default.

(a)	Tenant will be in “Default” of this Lease if Tenant either:

(1)	Fails to pay Rent when due, and the failure continues for five (5) days after Landlord notifies Tenant of this failure (Tenant waiving any other notice that may be required by law);

(2)	Fails to perform or comply with a non-monetary Lease obligation of Tenant (other than those obligations described in §15.1(a)(3) through (5), below), and the failure continues for thirty (30) days after Landlord notifies Tenant of this failure, but:

(A)	In an emergency Landlord may require Tenant to perform this obligation in a reasonable time of less than thirty (30) days, or

(B)	If it will reasonably take more than thirty (30) days to perform this obligation, then Tenant will have a reasonable time not exceeding ninety (90) additional days to perform this obligation, but only if Tenant commences performing this obligation within ten (10) days after Landlord notifies Tenant of this failure;

(3)	Consummates a Transfer that materially violates Article 13;

(4)	Fails, within thirty (30) days after Tenant has notice, to discharge any attachment or levy on Tenant’s interest in this Lease; or

(5)	Fails, within sixty (60) days after it occurs, to have vacated or dismissed any appointment of a receiver or trustee of Tenant’s assets (or any Lease guarantor’s assets), or any voluntary or involuntary bankruptcy or assignment for the benefit of Tenant’s creditors (or any Lease guarantor’s creditors).

15.2 Landlord’s Remedies. If Tenant is in Default, Landlord may, without prejudice to the exercise of any other remedy, exercise any remedy available under law, including those described below:

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(a)	of Tenant’s Possession. Terminate Tenant’s right to possession of the Premises at any time by any lawful means, in which case this Lease shall terminate and Tenant must immediately surrender possession of the Premises to Landlord. In such event, Landlord will be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant’s default, including, without limitation, (a) the worth at the time of the award of the unpaid Rent which had been earned at the time of the termination; (b) the worth at the time of the award of the amount by which the unpaid Rent which would have been earned after termination until the time of the award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; (c) the worth at the time of the award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; and (d) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including, but not limited to, court costs, any costs or expenses Landlord incurs in maintaining or preserving the Premises after such default, the cost of recovering possession of the Premises, expenses of reletting, including renovation or alteration of the Premises, Landlord’s reasonable attorneys’ fees incurred in connection therewith, and any real estate commission paid or payable. As used in subparts (a) and (b) above, the “worth at the time of the award” is computed by allowing interest at the Maximum Rate. As used in subpart (c) above, the “worth at the time of the award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award plus one percent (1%).

(b)	Maintain Right to Possession. Maintain Tenant’s right to possession, in which case Landlord will be entitled to enforce all of Landlord’s rights and remedies under this Lease, including the right to recover Rent as it becomes due. Landlord has the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has right to sublet or assign, subject only to reasonable limitations).

(c)

Reletting. After Tenant’s default (and for so long as Landlord does not terminate Tenant’s right to possession of the Premises), Landlord may, to the extent allowable under the Laws, and in Landlord’s sole and absolute discretion (but without obligation) elect to enter into the Premises and relet them, or any part of them, to third parties for Tenant’s account. Tenant shall be immediately liable to Landlord for all costs Landlord incurs in reletting the Premises, including brokers’ commissions, expenses of remodeling the Premises, and like costs. Reletting can be for a period shorter or longer than the remaining Term of this Lease. Tenant will pay to Landlord the Rent due under this Lease on the dates the Rent is due, less the Rent Landlord receives from reletting. If Landlord elects to relet the Premises pursuant to this §15.2(c), Rent that Landlord receives from reletting will be applied to the payment of:

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(a) first, any indebtedness from Tenant to Landlord other than Rent due from Tenant; (b) second, all costs, including costs incurred by Landlord in reletting; and (c) third, Rent due and unpaid under this Lease. After deducting the payments referred to above in this §15.2(c), any sum remaining from the Rent Landlord receives from reletting will be held by Landlord and applied in payment of future Rent as Rent becomes due under this Lease. If, on the date Rent is due under this Lease, the Rent received from the reletting is less than the Rent due on that date, Tenant will pay to Landlord, in addition to the remaining Rent due, all costs, including costs for maintenance, Landlord incurred in reletting which remain after applying the Rent received from the reletting. No act by Landlord allowed by this §15.2(c) will terminate this Lease unless Landlord notifies Tenant in writing that Landlord elects to terminate this Lease.

(d)	Right of Landlord to Re-Enter. In the event of any termination of this Lease, Landlord shall have the immediate right to enter upon and repossess the Premises, and any personal property of Tenant may be removed from the Premises and stored in any public warehouse at the risk and expense of Tenant.

(e)	Other Remedies. Pursue any other remedy now or hereafter available to Landlord under the Laws or judicial decisions of the state in which the Property is located. All rights and remedies of Landlord under this Lease are cumulative and the exercise of one or more remedies at any time or from time to time does not limit or preclude the further exercise by Landlord of the same or any other rights or remedies at any time or from time to time.

(f)	Limitation of Damages. Any liability of Tenant to Landlord (or any person or entity claiming by, through or under Landlord) for money damages arising from any default by Tenant under this Lease or any matter relating to the occupancy or use of the Premises and/or the Project shall be limited to Landlord’s actual direct, but not consequential, damages unless the liability arises from Tenant’s default of the provisions of Section 3.4 or Article 17 of this Lease.

15.3 Costs. Tenant will reimburse and compensate Landlord on demand and as Additional Rent for any actual loss Landlord incurs in connection with, resulting from or related to any Default of Tenant under this Lease, regardless of whether suit is commenced or judgment is entered. Such loss includes all reasonable legal fees, costs and expenses (including paralegal fees, expert fees, and other professional fees and expenses) Landlord incurs investigating, negotiating, settling or enforcing any of Landlord’s rights or remedies or otherwise protecting Landlord’s interests under this Lease. In addition to the foregoing, Landlord is entitled to reimbursement of all of Landlord’s fees, expenses and damages, including, but not limited to, reasonable attorneys’ fees and paralegal and other professional fees and expenses, Landlord incurs in connection with any bankruptcy or insolvency proceeding involving Tenant including, without limitation, any proceeding under any chapter of the Bankruptcy Code; by exercising and advocating rights under Section 365 of the Bankruptcy Code; by proposing a plan of reorganization and objecting to competing plans; and by filing motions for relief from stay. Such fees and expenses are payable on demand, or, in any event, upon assumption or rejection of this Lease in bankruptcy.

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15.4 Waiver of Re-entry Claims. Tenant waives and releases all Claims Tenant may have resulting from Landlord’s re-entry and taking possession of the Premises pursuant to this Article 15 by any lawful means and removing, storing or disposing of Tenant’s property as permitted under this Lease, regardless of whether this Lease is terminated and, to the fullest extent allowable under the law, Tenant releases and will indemnify, protect, defend (with counsel reasonably acceptable to Landlord) and hold harmless the Landlord Parties from and against any and all Claims arising therefrom. No such re-entry is to be considered or construed as a forcible entry by Landlord.

15.5 Waiver of Redemption. Tenant waives any right of redemption from forfeiture under any law including, without limitation, California Code of Civil Procedure Sections 1174 and 1179.

15.6 Landlord’s Default and Remedies.

(a)	Landlord will be in “Default” of this Lease if Landlord fails to perform any Lease obligation of Landlord and this failure continues for thirty (30) days after Tenant notifies Landlord of such failure, or such longer period of time as is reasonable if more than thirty (30) days is reasonably required to perform this obligation, if performance commences within said thirty-day period and is diligently prosecuted to completion.

(b)	If Landlord is in Default, then Tenant may exercise any remedy available under law that is not waived or limited under this Lease, subject to the following:

(1)	Tenant may not terminate this Lease due to any Landlord Default until Tenant notifies each Encumbrance holder and each Encumbrance holder is provided a reasonable opportunity to gain legal possession of the Project and, after gaining possession, cure the Default.

(2)	Landlord’s liability under this Lease or for any matter relating to the occupancy or use of the Premises and/or the Project is limited to Landlord’s interest in the Building, and if Landlord is comprised of more than one entity, the liability of each entity comprising Landlord shall be several only (not joint) based upon such entity’s proportionate share of ownership in the Building.

(3)	No liability under this Lease is assumed by Landlord’s Affiliates.

(4)	Any liability of Landlord to Tenant (or any person or entity claiming by, through or under Tenant) for any default by Landlord under this Lease or any matter relating to the occupancy or use of the Premises and/or the Project shall be limited to Tenant’s actual direct, but not consequential, damages therefor.

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15.7 Arbitration and Mediation; Waiver of Jury Trial. Except as provided in this §15.7, if any dispute ensues between Landlord and Tenant arising out of or concerning this Lease, and if said dispute cannot be settled through direct discussions between the parties, the parties shall first attempt to settle the dispute through mediation before a mutually acceptable mediator. The cost of mediation shall be divided equally between the parties. Thereafter, any remaining, unresolved disputes or claims shall be resolved by binding arbitration in accordance with the rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction. The prevailing party in any such arbitration shall be entitled to recover reasonable costs and attorneys’ fees and costs as determined by the arbitrator; provided, however, that the foregoing provisions regarding mediation and arbitration shall not apply to (a) any issue or claim that might properly be adjudicated in an unlawful detainer proceeding, or (b) to any issue or claim that Landlord or Tenant elects not to have resolved through arbitration and with respect to which Landlord or Tenant commences an action in law or equity to determine the same. Without limiting the foregoing, to the extent permitted by law, Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim (including any claim of injury or damage and any emergency and other statutory remedy in respect thereof) brought by either against the other on any matter arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, or Tenant’s use or occupancy of the Premises.

15.8 Enforcement Costs. If Landlord or Tenant brings any action against the other to enforce or interpret any provision of this Lease (including any claim in a bankruptcy or an assignment for the benefit of creditors), the prevailing party shall recover from the other reasonable costs and attorneys’ fees incurred in such action.

15.9 Force Majeure. If either party shall be delayed in, or prevented from, the performance of any act or service required under this Lease, by reason of strikes, inability to procure materials, failure of power, restrictive governmental Laws or regulations, riot, insurrection war, terrorism, or any act of God, or other reasons of a similar or dissimilar nature which are beyond the reasonable control of the party (“Force Majeure”), then the performance of any such act or service shall be excused for the period of the resulting delay. Notwithstanding the foregoing, this paragraph shall not be applied so as to excuse or delay (a) payment of any monies from one party to the other, including Rent, or (b) performance of obligations which can be cured by the payment of monies.

16.	INTENTIONALLY OMITTED.

17.	HAZARDOUS MATERIALS

(a)

As used herein, “Hazardous Materials” means any hazardous, toxic, environmentally damaging or radioactive materials, substances or wastes, including, but not limited to, those materials, substances or wastes: (1) defined or listed as hazardous or extremely hazardous materials or wastes pursuant to Title 22, Division 4.5, Chapter 10 et seq.,

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of the California Code of Regulations, as may be amended; (2) defined or listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC § 9601, et seq. and regulations promulgated thereunder, as may be amended; (3) defined or listed as hazardous or acutely hazardous wastes pursuant to the Resource Conservation and Recovery Act, 42 USC § 6901, et seq. and regulations promulgated thereunder, as may be amended; and/or (4) which consists in whole or part of petroleum, petroleum fractions, petroleum products or petroleum distillates or asbestos or asbestos containing materials.

(b)	Tenant shall not cause or permit to be discharged from or about the Project or the Condominium any Hazardous Materials. Without limiting the foregoing, Tenant shall not cause or permit to be discharged any Hazardous Materials into the groundwater or soils underlying or adjacent to the Project. Tenant shall provide Landlord with at least five (5) days prior written notice before bringing, using, or storing any Hazardous Materials on the Premises except for minor amounts thereof commonly used for office purposes (for example: white-out for correcting typing mistakes, toner in printers, and office cleaning supplies). Tenant shall not use, store, handle, or generate in, on, or about the Premises any Hazardous Materials except for minor amounts thereof commonly used for office purposes (for example: white-out for correcting typing mistakes, toner in printers, and office cleaning supplies), and except as necessary for the use and operation of the Generator and then only to the extent such usage strictly complies with applicable Laws. Upon Landlord’s written request, Tenant will promptly deliver to Landlord documentation acceptable to Landlord disclosing the nature and quantity of any Hazardous Materials Tenant has located at the Project and evidencing the legal and proper handling, storage and disposal of all Hazardous Materials kept at or removed or to be removed from the Project by Tenant. All such documentation will list Tenant or its agent as the responsible party (including with respect to all existing underground or above-ground fuel storage tanks serving the Generator) and will not attribute responsibility for any such Hazardous Materials to Landlord or the property manager, if any. Tenant will comply with and is solely responsible for all reporting and warning obligations required under Laws pertaining to Hazardous Materials arising from Tenant’s use or occupancy of the Premises and Project. Such reporting and warning obligations are the sole responsibility of Tenant regardless of whether Laws pertaining to Hazardous Materials permit or require Landlord to report or warn, and include, without limitation, all notices and other requirements under California Health & Safety Code Section 25249.5 et seq. and Title 22 of the California Code of Regulations, Sections 12000 et seq.

(c)

Tenant, at its sale expense shall comply with all applicable Laws respecting Hazardous Materials in connection with Tenant’s activities and the activities of its agents, employees, contractors and invitees on or about the Project. Tenant, at its sale cost, shall perform all investigations, clean-up and other response actions which may

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be required by any governmental authority respecting Hazardous Materials in, on, or about the Project or the soils or groundwater underlying any one or more of the same resulting from or caused to exist by Tenant’s activities and/or the activities of its agents, employees, contractors and invitees. Except as provided in the preceding sentence, Landlord, at its sale cost (and not as a cost passed through to Tenant as an Expense), shall perform all investigations, clean-up and other response actions which may be required by any governmental authority in, on, or about the Premises respecting Hazardous Materials migrating from offsite onto the Land or into the soils or groundwater underlying the same or underlying the Parking Garage whether or not caused to exist by the activities of Landlord and/or the activities of Landlord’s agents, employees, contractors and invitees.

(d)	Tenant shall indemnify, protect, defend (by legal counsel subject to Landlord’s approval, which shall not unreasonably be withheld) and hold harmless Landlord from and against all costs (including, but not limited to, environmental response costs), expenses, claims, judgments, losses, demands, liabilities, causes of action, governmental directives, proceedings or hearings, including Landlord’s attorneys’ and experts’ fees and costs, relating to the use, handling, generation, storage, transportation, release or disposal of Hazardous Materials by Tenant, its employees, agents, invitees or contractors on, in, beneath, about or from, the Project, or in the groundwater or land underlying the Project, or, in, on, or about any groundwater or land adjacent to, on, in the vicinity of the Project, and/or relating to the breach of any of Tenant’s obligations under this §17. The foregoing indemnity shall include an obligation for Tenant to indemnify, protect, defend, and hold harmless Landlord from and against the cost of environmental consultants, attorneys, and other consultants as Landlord determines are appropriate to assist Landlord in (1) investigating the source, extent, and composition of such Hazardous Materials, (2) cleaning up or otherwise remediating the same, (3) dealing with any potential or actual liability of Landlord and/or Tenant respecting such Hazardous Materials, and (4) otherwise dealing with such Hazardous Materials. Tenant shall reimburse Landlord for (i) losses in or reductions to rental income resulting from Tenant’s use, handling, generation, storage, transportation, release or disposal of Hazardous Materials; (ii) all costs of clean-up or other alterations to the Project or other areas necessitated by Tenant’s use, handling, generation, storage, transportation, release or disposal of Hazardous Materials; and (iii) any diminution in the fair market value of the Project or other property within the Condominium or any improvements thereon caused by Tenant’s use, handling, generation, storage, transportation, release or disposal of Hazardous Materials.

(e)

Tenant shall notify Landlord in writing, immediately upon becoming aware of: (1) any environmental investigation, clean-up or other environmental response action requested, demanded, instituted or to be instituted by any person, including but not limited to a governmental entity, relating to any release or migration of Hazardous

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Materials on, in, beneath, to or adjacent to the Project; (2) any environmental investigation, cleanup or other environmental response action requested, demanded, instituted or to be instituted by any person, including a governmental entity, relating to the use, handling, generation, storage, transportation, release or disposal of Hazardous Materials on, in, beneath, about or from the Project; (3) any claim or demand made or threatened by any person, including but not limited to a governmental entity, against Landlord or Tenant, or the Project relating to damages, contribution, cost recovery, compensation, loss or injury relating to or claimed to result from any Hazardous Materials that have come to be located on or about the Project; or (4) any data, workplans, proposals or reports submitted to any governmental entity arising out of or in connection with any Hazardous Materials on or about the Project, including but not limited to any complaints, notices, warnings or asserted violations in connection therewith.

(f)	Landlord shall have the right, but not the obligation, in its sole discretion, to conduct from time to time an inspection of the Building and other portions of the Project regarding Hazardous Materials on, in, beneath or about same. Landlord shall give Tenant forty-eight (48) hours advance notice of any such inspection within the Premises, except in the event of an emergency situation in which event no notice shall be required. When conducting any such inspections, Landlord shall avoid unreasonably disrupting Tenant’s activities. Tenant shall provide Landlord with reasonable cooperation to facilitate any such inspection by Landlord, its agents or representatives.

(g)	Under no circumstances shall Tenant install, temporarily or permanently, any underground or below-floor tanks relating to the use, storage or disposal of Hazardous Materials. Such prohibition shall not apply to the existing above and below ground fuel storage tanks serving the Generator. However, Tenant shall not modify or replace such tanks without Landlord’s prior written consent.

(h)	Prior to the expiration or termination of the Term, Tenant shall decontaminate, remove or close any equipment, improvements or facilities installed by Tenant at the Project in connection with Hazardous Materials, in full compliance with applicable Laws.

(i)

Landlord represents that, to Landlord’s actual knowledge, no Hazardous Materials exist in the soils or groundwater under the surface of the Land or within the Premises or elsewhere in the Project in violation of Laws other than as may be set forth in any environmental report provided by Landlord to Tenant for review. Landlord shall indemnify, protect, defend and hold harmless Tenant from and against all costs (including, but not limited to, environmental response costs), expenses, claims, judgments, losses, demands, liabilities, causes of action, governmental directives, proceedings or hearings (including, but not limited to, environmental response costs), incurred to investigate and/or remediate any Hazardous Materials contamination in

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the soils or groundwater under the surface of the Project which investigation or remediation is required by written mandate of lawful governmental authority having jurisdiction over such Hazardous Materials contamination, and only to the extent of Hazardous Materials situated in the soils or groundwater underlying the Project (i) as of the Execution Date, or (ii) caused to exist by the actions of Landlord or its employees, agents, or contractors. In satisfying its defense obligation pursuant to this paragraph, Landlord shall have the right in its sole discretion to select and control defense counsel. Landlord’s indemnification and defense obligations under this paragraph shall not apply to the extent any of the foregoing claims or costs are based on Hazardous Materials contamination on or about the Premises or the Project caused by Tenant or any agent, contractor, or invitee of Tenant or any release on or after the Delivery Date of Hazardous Materials from the fuel storage tanks serving the Generator. The phrase “to Landlord’s actual knowledge” means the actual, not constructive or imputed, knowledge of the individual serving as asset manager of the Project as of Execution Date (“Designated Knowledge Person”), without any obligation on such Designated Knowledge Person’s part to make any independent investigation of the matters being represented and warranted, or to make any inquiry of any other persons, or to search or examine any files, records, books, correspondence and the like. The Designated Knowledge Person acts under this Lease solely in his or her capacity as asset manager for the Project and not individually and does not make any personal representations and shall have no personal liability to Tenant hereunder or otherwise.

(j)	Notwithstanding any other provision of this Lease, Tenant shall protect, defend, indemnify and hold harmless Landlord from and against claims, damages, liabilities, costs and expenses of every kind and nature, including reasonable attorneys’ fees, incurred by or asserted against Landlord arising out of Tenant’s maintenance, operation, replacement, use or relocation of the Generator Equipment including, without limitation (i) any release of fuel on, in, beneath, about or from, the Project, or in the groundwater or land underlying the Project, or, in, on, or about any groundwater or land adjacent to, on, in the vicinity of the Project from any Generator Equipment. Further, upon any release or spill of any fuel from the Generator Equipment, Tenant shall, at its sole cost and expense clean up and remove all spilled fuel to Landlord’s satisfaction and whether or not such is required by Laws.

(k)	The obligations of Tenant and Landlord under this §17 shall survive the expiration of the Term.

18.	EXTERIOR SIGNAGE.

Tenant shall have the exclusive right, at its sole cost and expense, to place (a) on the existing monument sign in the Outside Areas facing El Camino Real, and (b) on the arch located at the entry way to the Building, signage displaying Tenant’s tradename and corporate logo (collectively, the “Signage”) subject to the following terms and conditions:

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(i) The graphics, materials, color, design, lettering, lighting, size, specifications and manner of affixing/installing the Signage, and their specific location, shall be subject to Landlord’s prior approval, not to be unreasonably withheld, delayed or conditioned, and further subject to compliance with all Laws affecting same (collectively, “Sign Laws”). Landlord’s approval of any Signage shall not constitute a representation by Landlord that any such signage complies with any applicable Sign Laws;

(ii) Tenant shall maintain all Signage in good condition and repair. Tenant will be responsible for all costs and expenses related to the installation, maintenance and removal or replacement of all Signage including, without limitation, design costs;

(iii) Tenant’s Signage rights shall terminate (1) if the RSF of the Premises is reduced to less than fifty percent (50%) of the original RSF of the Premises, or (2) in any event, upon termination of this Lease or Tenant’s right to possession of the Premises. Upon the occurrence of any such events, and unless otherwise directed by Landlord, Tenant shall remove all of its Signage and repair any damage caused thereby at its sole cost and expense;

(iv) Tenant’s Signage rights are personal to the Tenant, are not transferable by Tenant and may not be exercised by any assignee or sublessee or other successor of Tenant. Notwithstanding, Tenant’s Signage rights shall inure to the benefit and may be exercised by a successor in interest to Tenant by merger or consolidation and an assignee of Tenant provided that such merger, consolidation or assignment is otherwise a Permitted Transfer under the Lease and further provided that any change of the name of Tenant on its Signage (i) will not cause Landlord to be in breach of any other lease or agreement affecting the Building, and (ii) is not otherwise reasonably objectionable by Landlord; and

(v) Except as permitted under this §18, Tenant shall not display, inscribe, print, paint, maintain or affix any sign, notice, legend, direction, figure or advertisement that is visible from the exterior of the Building.

19.	CONDOMINIUM REGIME.

Tenant confirms that it has been provided with copies of the current Condominium Declaration affecting the Building, such being attached hereto as EXHIBIT B. Subject to the terms of this §19, Tenant shall observe and comply with the Condominium Declaration and any amendments or restatements thereto (upon receipt thereof from Landlord) provided that such do not impose material obligations or costs upon Tenant not already included in this Lease. This Lease, at Landlord’s option, shall be subordinate to the Condominium Declaration regarding maintenance and use of any areas contained in any portion of the Project. Tenant agrees that no documentation other than this Lease shall be required to evidence such subordination. Landlord shall have absolute and complete discretion to provide for such condominium regime on such terms and conditions as it shall determine in its sole discretion; provided in no event shall Landlord take any action with respect to such condominium regime which may reasonably impose material obligations or costs upon Tenant not already included in this Lease or otherwise materially and adversely affect Tenant’s rights under

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this Lease. Further, Tenant recognizes that under the Condominium Declaration, certain obligations or requirements of performance that might otherwise be the obligation or requirement of the “Landlord” hereunder may, in fact, be the obligation of or are performable by an association created under the Condominium to operate and manage the condominium regime (the “Association”). Without limitation, such obligations might include certain maintenance and repair obligations of the Condominium Common Areas and the obligation to carry insurance and certain restoration obligations in the event of a casualty or condemnation. The existence of the Condominium and/or the delegation of any obligations otherwise performable hereunder by Landlord to any such Association shall not release Landlord, as between Tenant and Landlord, for such obligations, but Tenant agrees that the performance by the Association of such obligations shall satisfy any obligations of Landlord with respect thereto. Tenant confirms that it has been provided with copies of the current Condominium Declaration affecting the Building. Landlord represents and warrants that the Condominium Declaration attached hereto as EXHIBIT B is true, correct and complete and has not been modified.

20.	MISCELLANEOUS

20.1 Rules and Regulations Tenant shall comply with and conform to the rules and regulations currently in effect for the Building, which are set forth on EXHIBIT C attached hereto and incorporated herein by reference the “Rules and Regulations”). Landlord shall have the right to amend the Rules and Regulations or to make new Rules and Regulations from time to time in any reasonable manner. Any such amendments or additions to the Rules and Regulations shall be set forth in writing and shall be given to Tenant, who shall thereafter comply with and conform to the same. Landlord shall not enforce any of the Rules and Regulations in such a manner as to discriminate against Tenant or anyone claiming under or through Tenant. Tenant shall not be bound by any Rule or Regulation adopted by Landlord that is not consistently applied and enforced. Landlord will not enact any Rule or Regulation that materially interferes with Tenant’s use and enjoyment of the Premises as provided under this Lease. If the Rules and Regulations conflict with this Lease, the Lease shall govern. Rules and regulations governing the use and occupancy of the Premises, the Outside Areas and all other leased space in the Building have been adopted by Landlord for the mutual benefit and protection of all the tenants in the Building (as existing and modified from time to time, the “Rules and Regulations”).

20.2 Notice. Notice to Landlord must be given to each notice recipient identified in Landlord’s Notice Addresses. Notice to Tenant must be given to each notice recipient identified in Tenant’s Notice Addresses. By notice to the other, either party may change its Notice Address. Each notice must be in writing and must be hand delivered by local courier or national overnight delivery service (e.g., Federal Express). Notice shall be effective on the date of receipted delivery or refusal to accept delivery.

20.3 Reserved.

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20.4 Building Name. Tenant shall not use the Building’s name or image for any purpose, other than Tenant’s address. Landlord may change the name of the Building without any obligation or liability to Tenant.

20.5 Entire Agreement. This Lease is deemed integrated and contains all of each party’s representations, waivers and obligations. The parties may only modify or amend this Lease in a writing that is fully executed and delivered by both parties.

20.6 Counterparts. This Lease may be executed in any number of counterparts, each of which when taken together shall be deemed to be one and the same instrument. Facsimile signatures and scanned copies of signatures sent by electronic mail shall be effective as original signatures and shall have the same effect as original signatures.

20.7 Successors. Unless provided to the contrary elsewhere in this Lease, this Lease binds and inures to the benefit of each party’s heirs, successors and permissible assignees.

20.8 No Waiver. A party’s waiver of a breach of this Lease will not be considered a waiver of any other breach. No custom or practice that develops between the parties will prevent either party from requiring strict performance of the terms of this Lease. No Lease provision or act of a party creates any relationship between the parties other than that of landlord and tenant.

20.9 Independent Covenants. The covenants of this Lease are independent. A court’s declaration that any part of this Lease is invalid, void or illegal will not impair or invalidate the remaining parts of this Lease, which will remain in full force and effect.

20.10 Captions. The use of captions, headings, boldface, italics or underlining is for convenience only, and will not affect the interpretation of this Lease.

20.11 Authority. Each of Landlord and Tenant represent and warrant that the execution hereof has been duly authorized and each is authorized to bind its respective interests under this Lease.

20.12 Applicable Law. This Lease is governed by the Laws of the state in which the Building is located, regardless of that state’s conflicts provision or choice of law rules. In any action brought under this Lease, Tenant submits to the jurisdiction of the courts of the State of California, and to venue in Santa Clara County, California.

20.13 No Recording; Confidentiality. Tenant will not record this Lease or a memorandum of this Lease without Landlord’s prior written consent. Tenant will keep the financial terms of this Lease confidential and, unless required by Law, may not disclose the terms of this Lease to anyone other than Tenant’s Affiliates to the extent necessary to Tenant’s business; notwithstanding the foregoing, however: (i) Tenant may disclose such terms to its agents, consultants, attorneys, accountants, prospective investors, lenders, successors or acquirers, and others who need to know the information for the purpose of assisting Tenant in connection with this Lease; (ii) the foregoing

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covenant of confidentiality shall not be applicable to any information published by Landlord as public knowledge or otherwise available in the public domain; and (iii) Tenant shall be permitted to disclose such information as may be recommended by Tenant’s legal counsel in order to comply with all financial reporting, securities Laws and other legal requirements applicable to Tenant, including any required disclosures to the Securities and Exchange Commission. Landlord will keep the terms of this Lease (which terms, for purposes of this Section 20.13 only, shall be deemed to include any financial statements provided to Landlord pursuant to Section 20.20, below) confidential and, unless required by Law, may not disclose the terms of this Lease to anyone other than Landlord’s Affiliates to the extent necessary to Landlord’s business; notwithstanding the foregoing, however: (i) Landlord may disclose such information to its consultants, attorneys, accountants, prospective investors, lenders, successors or acquirers, and others who need to know the information for the purpose of assisting Landlord in connection with the transaction that is the subject of this Lease provided that such receiving parties agree as a condition to engagement to the confidentiality requirements set forth in this Section 20.13; (ii) the foregoing covenant of confidentiality shall not be applicable to any information published by Tenant as public knowledge or otherwise available in the public domain; and (iii) Landlord shall be permitted to disclose such information as may be reasonably recommended by Landlord’s legal counsel in order to comply with all financial reporting, securities Laws and other legal requirements applicable to Landlord, including any required disclosures to the Securities and Exchange Commission.

20.14 Reasonableness. Tenant’s sole remedy for any claim against Landlord that Landlord has unreasonably withheld or unreasonably delayed any consent or approval shall be an action for injunctive or declaratory relief, except as expressly set forth to the contrary in Section 13.4(c), above.

20.15 Time. Time is of the essence as to all provisions in this Lease in which time is a factor.

20.16 Quiet Enjoyment. So long as Tenant is not in Default, Tenant shall have the right to peacefully and quietly enjoy the Premises for the Term, subject to the terms of this Lease, matters of record, and rights of other tenants of the Project.

20.17 Right to Enter Premises. Landlord, its employees and agents and any mortgagee of the Land or Building shall have the right to enter any part of the Project at all reasonable times with reasonable notice (but at any time and without notice in the event of an emergency) for the purpose of examining or inspecting the same, showing the same to prospective purchasers, mortgagees or tenants and for making such repairs, alterations or improvements to the Project as Landlord may deem necessary or desirable or to secure the Building or prevent further damage thereto in the event of emergency, provided that Landlord uses reasonable efforts to minimize any disruption of Tenant’s business during such entry (excluding any entry in connection with a Default). Such right of entry shall also include, but not be limited to, access to the Premises for purposes of environmental inspections and sampling during regular business hours (provided that Landlord uses reasonable efforts to minimize any disruption of Tenant’s business during such entry), or during other hours either by agreement of the parties or in the event of any environmental emergency. If

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representatives of Tenant shall not be present to open and permit such entry into the Premises at any time when such entry is necessary or permitted hereunder, Landlord and its employees and agents may enter the Premises by means of a master key or otherwise. Landlord shall incur no liability to Tenant for such entry nor shall such entry constitute an eviction of Tenant or a termination of this Lease or entitle Tenant to any abatement of rent therefor.

20.18 Intentionally omitted.

20.19 Exhibits. The exhibits attached to this Lease are incorporated herein. If any exhibit is inconsistent with the terms of this Lease, the provisions of this Lease will govern.

20.20 Financial Statements. At any time during the Term of this Lease, Tenant shall, upon ten (10) days prior written notice from Landlord, provide Landlord with a current financial statement and financial statements for the two (2) years prior to the current financial statement year. Such statements shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant. Tenant consents to the delivery of such financial statements by Landlord to lenders or prospective lenders or purchasers of the Building.

20.21 No Light, Air or View Easement. This lease does not create, nor shall Tenant have, any easement, express or implied, or any other right for light, air or view to or from the Premises. Any reduction or blockage of light, air or view by any structure which may be erected after the Execution Date shall in no way effect this Lease, the obligations of Tenant hereunder or impose any additional liability on Landlord.

[SIGNATURES TO IMMEDIATELY FOLLOW]

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HAVING READ AND INTENDING TO BE BOUND BY THE TERMS AND PROVISIONS THEREOF,

LANDLORD AND TENANT HAVE EXECUTED THIS LEASE AS OF THE EXECUTION DATE.

TENANT		LANDLORD

BOX.NET, INC., A DELAWARE CORPORATION		BEHRINGER HARVARD EL CAMINO
REAL LP, A DELAWARE LIMITED PARTNERSHIP

		By:	Behringer Harvard El Camino Real GP, LLC, a Delaware limited liability company, its general partner

By:	/s/ Greg Strickland	By:	/s/ Robert H. Thomas, Jr.
Name:	Greg Strickland	Name:	Robert H. Thomas, Jr.
Title:	VP Ops and Corporate Secretary	Title:	Vice President

EXHIBIT A – ILLUSTRATION OF PROJECT

El Camino Real Building • 4440 El Camino Real • Los Altos, California

SEE ATTACHED

EL CAMINO REAL
(A PUBLIC STREET)
(120' R/W)
PARCEL B
PARCEL A
PARCEL 3
PARCEL 2
UNIT 1
UNIT 2
CONDOMINIUM COMMON AREA
PATIO/COURTYARD AREA (PART OF UNIT2)
ALTA/ACSM (AS BUILT) LAND TITLE SURVEY
THE TREE FARM PROJECT
AT 4430-4444 EL CAMINO REAL
LOS ALTOS, CALIFORNIA
Giuliani & Kull, Inc.

UNIT PLAN FOR ELEVATIONS
BELOW 53.50 AND ABOVE 60.88

UNIT PLAN FOR ELEVATIONS
BETWEEN 53.50 AND 60.88

UNIT 1
UNIT 2
OFFICE BUILDING
HOTEL BUILDING
ELEVATION PLAN FOR UNIT 1 GARAGE EXTENSION

ALTA/ACSM LAND TITLE SURVEY	THE TREE FARM PROJECT AT 4430-4444 EL CAMINO REAL LOS ALTOS, CALIFORNIA	Giuliani & Kull, Inc.	2

EXHIBIT B – CONDOMINIUM DECLARATION

4440 El Camino Building • 4440 El Camino Real • Los Altos, California

SEE ATTACHED

6/20/00

THE LOS ALTOS-EL CAMINO OFFICE / HOTEL COMMERCIAL CONDOMINIUM

DECLARATION OF COVENANTS, RESTRICTIONS AND EASEMENTS

This Commercial Condominium Declaration of Covenants, Restrictions and Easements (“Declaration”) is made on this             day of             , 2000, by Los Altos—El Camino Associates, LLC, a California limited liability company, hereinafter referred to as “Declarant,” with reference to the following facts:

A. Location of Property. Declarant is the owner of certain real property located in the City of Los Altos, County of Santa Clara, State of California, more particularly described as Parcel 1 on the Parcel Map filed for record in the office of the County of Santa Clara, State of California, on the             day of             , 2000, in Book             of Parcel Maps, page(s)             (the “Parcel Map”).

B. Description of Project. Declarant has completed, or will complete, construction of a project of two commercial buildings, one being an office building and the other being a hotel, on Parcel 1 of the Parcel Map (the “Project”).

C. Description of Condominium Project. Declarant has recorded the condominium plan entitled “Condominium Plan for the Los Altos—El Camino Commercial Condominium”, which was filed for record in the Office of the Recorder of the County of Santa Clara, California, on             , 2000, under Series No.             (the “Condominium Plan”). The purpose of the Condominium Plan is to divide the Project into two condominium units, with one condominium unit encompassing the Office Building and related improvements, and the other condominium units encompassing the Hotel Building and related improvements.

D. Office Unit. The Condominium Unit shown on the Condominium Plan as “Unit 1” is a unit of airspace that includes the office building, the garage for that office building, the landscaped areas, parking areas and grounds for the office building, and other office building facilities located within the area described and referenced in this Declaration as the “Office Unit”.

E. Hotel Unit. The Condominium Unit shown on the Condominium Plan as “Unit 2” is a unit of airspace that includes the hotel building, the garage for that hotel building, the landscaped areas, parking areas, hotel facilities and grounds for the hotel, and other hotel facilities located within the area which is described and referenced in this Declaration as the “Hotel Unit”. The hotel operated within the Hotel Unit will be operated in conjunction with certain other land and improvements outside of the condominium project, located adjacent to the Hotel Unit, consisting of the Hetch Hetchy Area, as defined in this Declaration, and Lot 2 of the Parcel Map, defined as the Adjoining Hotel Parcel in this Declaration.

F. Establishment of Commercial Condominium Project. By this Declaration and the Condominium Plan, Declarant intends to establish the Project as a commercial condominium project pursuant to the provisions of the California Common Interest Development Act. Declarant intends to provide for separate ownership and use of the two (2) Condominium Units located within the Project and undivided Common Interests appurtenant to those Condominium Units in those portions of the Project designated in this Declaration and the Condominium Plan as the Common Area. Declarant further intends by this Declaration to impose upon the Project mutually beneficial restrictions under a general plan of improvement for the benefit of all of the said Condominiums and the Owners thereof and easements for the use of the Project by the Owners.

NOW, THEREFORE, Declarant hereby declares that each Condominium Unit in the Project shall be held, conveyed, mortgaged, encumbered, leased, rented, used, occupied, sold, and improved, subject to the following declarations, limitations, covenants, conditions, restrictions and easements, all of which are for the purpose of enhancing and protecting the value and attractiveness of the Project, and every part thereof, in accordance with the plan for the improvements of the Project and the division thereof into the Condominiums. All of the limitations, covenants, conditions, restrictions and easements stated in this Declaration shall constitute covenants which shall run with the land and shall be binding upon Declarant and its successors and assigns, and all parties having or acquiring any right, title or interest in or to any part of the Project.

ARTICLE I

DEFINITIONS

1.1. “Adjoining Hotel Parcel” shall mean and refer to that certain parcel of real estate owned by the Owner of the Hotel Unit which is described as Parcel 2 of that certain Parcel Map which was filed for record in Book             of Maps at pages             . The Adjoining Hotel Parcel shall be used [is to be used] as part of the operation of the Hotel in conjunction with the Hotel Unit. However, the Adjoining Hotel Parcel is separate from and not a part of the Project.

1.2. “Assessment” shall mean that portion of the cost of maintaining, improving, repairing, operating and managing the Project which is to be paid by each Unit Owner as determined by the Association, and shall include Regular Assessments, Special Assessments and Reimbursement Assessments.

1.3. “Association” shall mean and refer to The Los Altos – El Camino Commercial Condominium Association, an unincorporated association, the Members of which shall be the Owners of the Condominiums in the Project.

1.4. “BMR Units” shall mean and refer to the residential units that are part of the Hotel Unit, subject to the provisions set forth in Section 9.15 of this Declaration.

1.5. “Building” shall mean and refer to each of the two buildings in the Project, being the Office Building within the Office Unit and the Hotel Building within the Hotel Unit, including the garages that are part of each of the respective Units.

1.6. “City” shall mean the City of Los Altos, California.

1.7. “Common Area” shall mean and refer to all of the Project excepting the individual Units. Title to the Common Area shall be held by both of the Owners of the Condominiums in common as set forth in Section 2.2B.

1.8. “Common Expenses” means and includes the actual and estimated expenses of the Association and any reasonable reserve for such purposes as found and determined by the Members and all sums designated Common Expenses by or pursuant to the Condominium Documents.

1.9. “Common Interest” means the proportionate undivided interest in the Common Area which is appurtenant to each Unit as set forth in this Declaration.

1.10. “Condominium” shall mean an estate in real property as defined in California Civil Code §§ 783 and 1351(f), consisting of an undivided interest in common in a portion of the Project and a separate interest in space called a Unit.

1.11. “Condominium Plan” shall mean and refer to the recorded subdivision map for condominium purposes, containing three dimensional plans of the Condominiums built or to be built on the Project which identifies the Common Area, and each separate interest pursuant to California Civil Code § 1351, entitled “Condominium Plan for the Los Altos – El Camino Commercial Condominium”, which was filed for record in the Office of the Recorder of the County of Santa Clara, California, on             , 2000, under Series No.             .

1.12. “Condominium Unit” as used in this Declaration shall mean and refer to a Unit.

1.13. “Declarant” shall mean and refer to Los Altos – El Camino Associates, LLC, a California limited liability company, and any successor or assign that expressly assumes the rights and duties of the Declarant hereunder in a recorded written document.

1.14. “Declaration” shall mean and refer to this declaration of covenants, conditions and restrictions which establishes the Project.

1.15. “Eligible Holder Mortgages” shall mean mortgages held by “Eligible Mortgage Holders.”

1.16. “Eligible Mortgage Holder” shall mean a First Lender who has requested notice of certain matters from the Association in accordance with Section 9.6C.

1.17. “Eligible Insurer or Guarantor” shall mean an insurer or governmental guarantor of a First Mortgage who has requested notice of certain matters from the Association in accordance with Section 9.6C.

1.18. “First Lender” shall mean any bank, savings and loan association, insurance company, or other financial institution holding a recorded First Mortgage on any Condominium.

1.19. “First Mortgage” shall mean and refer to any recorded mortgage on a Condominium with first priority over other mortgages thereon.

1.20. “Foreclosure” shall mean and refer to the legal process by which the mortgaged property of a borrower in default under a mortgage is sold, and the borrower’s interest in such property is sold, pursuant to California Civil Code § 2924a et seq. or sale by the Court pursuant to California Code of Civil Procedure § 725a et seq. and any other applicable law.

1.21. “Hetch Hetchy Area” shall mean and refer to that certain parcel of land situated between the Hotel Unit and the Adjoining Hotel Parcel [owned by the City and County of San Francisco and] leased to the Owner of the Hotel Unit. The Hetch Hetchy Area is to be used as part of the operation of the hotel in conjunction with the Hotel Unit, but is separate from, and not part of, the Project.

1.22. “Hotel Building” shall mean and refer to the building and improvements within the Hotel Unit, including the garage located within the boundaries of the Hotel Unit.

1.23. “Hotel Unit” shall mean and refer to the Hotel Unit as further described in Section 2.2.A.(2).

1.24. “Member” shall mean and refer to a person entitled to membership in the Association as provided herein.

1.25. “Mortgage” shall include a deed of trust as well as a mortgage.

1.26. “Mortgagee” shall include a beneficiary or a holder of a deed of trust as well as a mortgagee.

1.27. “Mortgagor” shall include the trustor of a deed of trust as well as a mortgagor.

1.28. “Office Building” shall mean the building and improvements within the Office Unit, including the garage located within the boundaries of the Office Unit.

1.29. “Office Unit” shall mean and refer to the Office Unit as further described in Section 2.2.A.(1).

1.30. “Owner” or “Owners” shall mean and refer to the record holder or holders of title to a Condominium in the Project. This shall include any person having fee simple title to any Unit, but shall exclude persons or entities having any interest merely as security for the performance of an obligation. If a Condominium is sold under a contract of sale and the contract is recorded, the purchaser rather than the fee owner, shall be considered the “Owner” from and after the date the Association receives written notice of the recorded contract.

1.31. “Person” means a natural person, a corporation, a partnership, a limited liability company, a trustee, or other legal entity.

1.32. “Project” shall mean and refer to the condominium project established for, and situated within Parcel 1 of the Parcel Map, pursuant to this Declaration.

1.33. “Regular Assessments” shall mean and refer to a Regular Assessment determined and levied pursuant to Section 4.3A of this Declaration.

1.34. “Reimbursement Assessments” shall mean and refer to a Reimbursement Assessment levied pursuant to Section 4.3C of this Declaration.

1.35. “Rules” shall mean and refer to the rules adopted from time to time by the Association.

1.36. “Special Assessments” shall mean and refer to a Special Assessment determined and levied pursuant to Section 4.3B of this Declaration.

1.37. “Unit(s)” shall mean and refer to the elements of a Condominium in the Project, as defined in Section 2.2B, as a separate interest in space pursuant to Civil Code Section 1351(f), which is an element of the Project that is not owned in common with the other Owners. Each Unit is identified by separate number on the Condominium Plan, preceded by the word “UNIT”.

ARTICLE 2

DESCRIPTION OF PROJECT, DIVISION OF PROPERTY,

AND CREATION OP PROPERTY RIGHTS

2.1. Description of Property: The Project includes the Common Area, the Units, and all other improvements located thereon. Reference is made to the Condominium Plan for further details.

2.2. Division of Property: The Project is divided as follows:

A. Units: There are two (2) Units in the Project, which are designated and further shown and described on the Condominium Plan. Each Unit consists of the airspace, land, building[s] and other improvements located and included within the boundaries of the Unit as shown on the Condominium Plan. Included within each Unit are all of the following.

(1) Office Unit: The Office Building within the Office Unit and the airspace and land surrounding the Office Building, including the parking garage within the boundaries of the Office Unit. The boundaries of the Office Unit shall be as shown on the Condominium Plan, with the dimensions of the garage portion of the Office Unit, where adjacent to the garage portion of the Hotel Unit being to the interior unfinished surfaces of the garage located within the Office Unit. The Office Unit shall include all utility lines and utility facilities which serve the garage portion of the Office Unit, located exterior of the boundaries of the Office Unit and within the Hotel Unit. The Owner of the Office Unit shall have an easement for access to such utility lines and utility facilities which serve the garage of the Office Unit.

(2) Hotel Unit: The Hotel Building within the Hotel Unit and the airspace and land surrounding the Hotel Building and the parking garage located within the boundaries of the Hotel Unit. The boundaries of the Hotel Unit shall be as shown on the Condominium Plan, with the dimensions of the garage portion of the Hotel Unit, where adjacent to the garage portion of the Office Unit being to the interior unfinished surfaces of the Office Building parking garage, with all structural portion and components of the garage, such as slabs, footing and other structural components being within the Hotel Unit.

(3) Each Unit includes all improvements and utility installations located within its boundaries of which the Owner of that Unit has exclusive use.

(4) The Units do not include those areas and those things which are defined as “Common Area” in Section 1.7.

B. Common Area: That portion of the Project constituting the Common Area, shall include, without limitation, all elements described in Section 1.7. Each Unit Owner shall have, as appurtenant to his, her or its Unit, a fifty per cent percent (50%) undivided interest in the Common Area as described in Section 2.4. Each Unit shall have appurtenant to it nonexclusive rights for ingress, egress and support through the Common Area.

2.3. Exclusion, Encroachments: Each Unit is subject to such encroachments as are contained in the Building, whether the same now exist or may be later caused or created in any manner referred to in Section 9.5. In interpreting deeds and plans, the then existing physical boundaries of a Unit, whether in its original state or reconstructed in substantial accordance with the original plans thereof shall be conclusively presumed to be its boundaries rather than the boundaries expressed in the deed or plan, regardless of settling or lateral movement of the Building and regardless of minor variance between boundaries shown on the Condominium Plan or deed, and those of the Building.

2.4. Undivided Interests: The ownership of each Condominium in the Project shall include a Unit and a fifty percent (50%) undivided interest in the Common Area. The Common Interest appurtenant to each Unit is declared to be permanent in character and cannot be altered without the consent of the Owners of both of the Units. Such Common Interest cannot be separated from the Unit to which it is appurtenant. Each Owner of a Unit may use the Common Area in accordance with the purposes for which it is intended, in accordance with this Declaration and the Rules, without hindering the exercise of or encroaching upon the rights of the other Owner.

2.5. No Separate Conveyance of Undivided Interests or Easements: The undivided Common Interests and easements described in this Declaration which are established and are to be conveyed with the respective Units as indicated above, cannot be changed, except as set forth in this Declaration. Declarant, its successors, assigns and grantees covenant and agree that the undivided Common Interests and easements in the Common Area and the fee title to the respective Units conveyed therewith, shall not be separated or separately conveyed, and each such undivided Common Interest and easement shall be deemed to be conveyed or encumbered with its respective Unit even though the description in the instrument of conveyance or encumbrance may refer only to the fee title to the Unit.

2.6. Rights of Entry and Use: The Common Area shall be subject to the following rights of entry and use:

A. The access rights of the Association to maintain, repair or replace improvements or property located in the Common Area as described in Section 1.7.

B. The rights of the Owners, the Association, and the Declarant to install, maintain, repair or replace utilities as described in Article 6.

C. The encroachment easements described in Section 9.5.

D. The rights of Declarant during the construction period as described in Section 9.8.

2.7. Structural and Support Easements: There shall be reserved and established for the use and benefit of the Owners of each the Office Unit and the Hotel Unit, their successors and assigns, non-exclusive easements over and across the respective Units through those portions of the Project, including but not limited to, structural members, columns, beams and other supporting components within the Project, necessary for structural support of the improvements located within each of the Units and in the Common Area.

A. No Condominium Owner nor the Association shall take any action which would adversely affect the structural integrity or safety of the improvements situated within the Project, including those improvements situated within any Condominium Unit.

B. If additional structural support is required for a Condominium Unit then the Owner of the Condominium Unit which is affected thereby shall petition the other Unit Owner to establish the rights to undertake construction of such additional support as may be deemed required for such Condominium Unit, the approval and consent to which shall not be unreasonably withheld or delayed, provided however, that any such additional support shall not materially interfere with the use and benefit of the other Unit. The costs of any such additional structural support shall be borne by the Unit Owner who requests such additional structural support.

C. In the event of damage or destruction of the improvements within the Project causing diminishment of structural support to a Unit in the Project, then the Association shall be responsible for undertaking, as a Common Expense, the repair or reconstruction of the damaged or destroyed improvements, as set forth in Section 8.3 hereof, and for furnishing, as a Common Expense, such structural support to the Project, and each of the Condominium Units, pursuant and subject to the provisions of Article 8 of this Declaration.

2.8. Partition Prohibited: The Common Area shall remain undivided as set forth in Section 2.5. Except as provided by California Civil Code § 1359, or authorized under Sections 8.3 or 8.4, no Owner shall bring any action for partition, it being agreed that this restriction is necessary in order to preserve the rights of the Owners with respect to the operation and management of the Project. Judicial partition by sale of a single Unit owned by two (2) or more persons and division of the sale proceeds is not prohibited hereby but partition of title of any Common Interests in and to a single Unit is prohibited.

2.9. Easement – Trash Compactor Area: There shall be reserved and established for the use and benefit of the Owner of the Office Unit, its tenants, agents, employees, successors and assigns, a non-exclusive easement for the use and enjoyment of the Trash Compactor located within the Hotel Unit, appurtenant to and for the benefit of the Office Unit, including the rights of access over any portion of the driveways and pathways on or within the Hotel Unit land area as reasonable and necessary for access to Trash Compactor within the Hotel Unit by the Owner of the Office Unit.

2.10. Easement – Office Courtyard Patio and Area: There shall be established for the use and benefit of the Owner of Office Unit, its tenants, guests, agents, employees, successors and assigns, an exclusive easement for the use and enjoyment of the Courtyard located within the Hotel Unit, as described on Condominium Plan as the Office Courtyard Patio Easement Area. Maintenance and repair of the Office Courtyard Patio shall be undertaken by the Owner of the Office Unit. Such maintenance and repair of the Office Courtyard Patio by the Owner of the Office Unit shall include all landscaping in the Courtyard area and repair of any water leaks from the Courtyard into the Hotel Unit.

2.11. Easement – Access to Office Loading Dock: There is reserved and established for the use and benefit of the Owner of the Office Unit, its tenants, occupants, agents, employees, successors and assigns, a non-exclusive easement for the vehicular and pedestrian access over and across the Hotel Unit and the Hetch Hetchy Area for the purpose of access to the loading dock of the Office Unit by the Owner of the Office Unit, its successors, assigns, tenants and occupants. Maintenance and repair of the areas used for such access shall be undertaken by the Owner of the Hotel Unit.

2.12. Easement – 20 Feet Hotel Ingress/Egress: There is reserved and established for the benefit and use of the Owner of the Hotel Unit, its tenants, occupants, agents, employees, successors and assigns, a non-exclusive 20 ft. wide easement over and across that portion of the Office Unit, exterior of the Office Building along the western boundary of land within the Office Unit for emergency vehicular and pedestrian access.

2.13. Easement – 20 Feet Office Ingress/Egress: There is reserved and established for the benefit and use of the Owner of the Office Unit, its tenants, occupants, agents, employees, successors and assigns, a non-exclusive 20 ft. wide easement over and across that portion of the Hotel Unit, exterior of the Hotel Building along the western boundary of land within the Hotel Unit for emergency vehicular and pedestrian access.

2.12. Access over Stairways: There is hereby reserved and established for the benefit of the Owner of the Office Unit, its tenants, guests, agents, employees, successors and assigns, for the benefit of the Office Unit a non-exclusive easement over and across the stairways of the garage portion of the Hotel Unit from the stairways within the garage portion of the Office Unit for pedestrian ingress and egress by the Owner of the Office Unit, its tenants, guests, agents, employees, successors and assigns.

2.13. Maintenance and Construction Easements: Easements over each Condominium Unit and the Common Area are reserved by Declarant, and hereby granted to the Association and each Unit Owner, for the purpose of performing such maintenance, repair and restoration, if any, as the Association or the Unit Owner may undertake in accordance with the provisions of this Declaration, and for the purpose of maintaining Utility Facilities lying within the Project.

2.14. Easement – 7 Feet Utility: There is reserved and established for the benefit and use of the Owner of the Hotel Unit, its tenants, occupants, agents, employees, successors and assigns, a non-exclusive utility easement that widens from 7 ft. to 45 ft. along El Camino Real, over and across that portion of the Office Unit, exterior of the Office Building along the western boundary of land within the Office Unit for the purpose of providing access for utility lines that supply the Hotel Unit.

2.17. Easement – 10 Feet Ingress/Egress: There is reserved and established for the benefit and use of the Owner of the Hotel Unit, its tenants, occupants, guests, agents, employees, successors and assigns, a non-exclusive 10 ft. wide ingress/egress easement over and across that portion of the Office Unit, exterior of the Office Building along the northwestern boundary of the Common Area for pedestrian and vehicular ingress and egress.

2.18. All Easements Part of Common Plan: Whenever any easements are reserved or created or are to be reserved or created herein, such easements shall constitute equitable servitudes for the mutual benefit of all property in the Project, even if only certain Units are specifically mentioned as subject to or benefiting from a particular easement, and when easements referred to herein are subsequently created by grant deeds, such easements are part of the common plan created by this Declaration for the benefit of all property Owners within the Project.

ARTICLE 3

ASSOCIATION

ADMINISTRATION, MEMBERSHIP AND VOTING RIGHTS

3.1. Association to Management: The management of the Project shall be vested in the Association to the extent stated in this Declaration. The Owners covenant and agree that the administration of the Project shall be in accordance with the provisions of this Declaration.

3.2. Membership: The Owner of a Unit shall automatically, upon becoming the Owner of the Unit, be a Member of the Association, and shall remain a Member thereof until such time as his ownership in the Unit ceases for any reason, at which time his membership in the Association shall automatically cease.

3.3. Transferred Membership: Membership in the Association shall not be transferred, encumbered, pledged, or alienated in any way, except upon the sale or encumbrance of the Condominium to which it is appurtenant, and then only to the purchaser, in the case of a sale, or mortgagee, in the case of any encumbrance of such Condominium. On any transfer of title to an Owner’s Condominium, including a transfer on the death of an Owner, membership passes automatically with title to the transferee. A mortgagee does not have membership rights until it obtains title to the Condominium by Foreclosure or deed in lieu thereof. Any attempt to make a prohibited transfer is void. No Member may resign his membership. On notice of a transfer, the Association shall record the transfer on its books.

3.4. Voting Rights: The Owner of each Condominium shall have one (1) vote as a Member of the Association.

ARTICLE 4

ASSESSMENTS AND LIENS

4.1. Creation of the Lien and Personal Obligation of Assessments: The Declarant, for each Condominium within the Project, hereby covenants, and each Owner of any Condominium, by acceptance of a deed for that Condominium, whether or not it shall be so expressed in such deed, covenants and agrees:

(a)	to pay to the Association all Regular Assessments, Special Assessments and Reimbursement Assessments, with such Assessments to be established and collected as subsequently provided in this Declaration, and

(b)	to allow the Association to enforce any assessment lien established under this Declaration by nonjudicial proceedings under a power of sale or by any other means authorized by law.

The Regular Assessments, Special Assessments and Reimbursement Assessments, together with interest, late charges, collection costs and reasonable attorneys’ fees, shall be a charge on the Condominium and shall be a continuing lien upon the Condominium against which each such Assessment is made, the lien to become effective upon recordation of a notice of delinquent Assessment. Each such Assessment, together with interest, late charges, collection costs, and reasonable attorneys’ fees, shall also be the personal obligation of the person who was the Owner of such Condominium at the time when the Assessment fell due. The personal obligation for delinquent Assessments shall not pass to his successors in title unless expressly assumed by them. No Owner shall be exempt from liability for payment of Assessments by waiver of the use or enjoyment of any of the Common Area, by the abandonment of the Owner’s Condominium, or for any other reason.

The interest of any Owner in the amounts paid pursuant to any Assessment upon the transfer of ownership shall pass to the new Owner. Upon the termination of these covenants for any reason, any amounts remaining from the collection of such Assessments after paying all amounts properly charged against such Assessments shall be distributed to the then Owners in the Project on the same pro rata basis on which the Assessments were collected.

4.2. Purpose of Assessments: The Assessments levied by the Association shall be used exclusively to promote the economic interests, safety, and welfare of all of the Owners of Units in the Project, and the tenants and other occupants of such Units, and to enable the Association to perform its obligations hereunder.

4.3. Assessments:

A. Regular Assessments: The Members shall annually, by mutual agreement, establish and levy Regular Assessments on an annual basis in an amount that the Members estimate will be sufficient to raise the funds needed to perform the duties of the Association during each fiscal year. The Regular Assessment shall include a portion for reserves in such amounts as the Members consider appropriate to meet the costs of the future repair, replacement or additions to the major improvements and fixtures that the Association is obligated to maintain and repair. Reserve funds shall be deposited in a separate account and the signatures of at least two (2) persons, [who shall be representatives of each of the Members], shall be required to withdraw monies from the reserve account.

B. Special Assessments: The Members, at any time, may levy a Special Assessment, by mutually consent, in order to raise funds for unexpected operating or other costs, insufficient operating or reserve funds, to reimburse the Association for costs incurred, or such other purposes as the Members consider appropriate. Special Assessments shall be allocated among the Units in the same manner as Regular Assessments.

C. Reimbursement Assessment: If one Member asserts that the other Member is obligated to reimburse the Member for costs incurred by the Association in the repair of damage to the Common Areas and facilities for which the Member or the Member’s guests or tenants were responsible and in bringing the Member and his Unit into compliance with the provisions of the Project Documents in the amount required to reimburse the Association for the actual costs incurred and the amounts incurred to enforce the Associations rights under this Declaration as are then permitted by law, the Member who so asserts may levy a Reimbursement Assessment against the other Member to reimburse the Association.

4.4. Division of Assessments: Both Regular Assessments and Special Assessment shall be levied equally between the Condominiums. [Notwithstanding the foregoing, Allocation of Common Expense for the use of the trash compactor as a portion of the Regular Assessment to the Unit Owners shall be based on a reasonable approximation of the volume of use by each Unit Owner of the trash compactor.]

4.5. Restrictions on Increases in Regular or Special Assessments: All votes for levying Regular Assessments on any Condominium or for levying a Special Assessment [except for Reimbursement Assessments] shall require the vote or written assent of both Members of the Association.

4.6. Collection of Assessments: Regular Assessments shall be determined on an annual basis as set forth in Section 4.3A of this Declaration, and shall be collected on a quarterly basis unless the Members agree otherwise. Special Assessments and Reimbursement Assessments may be collected in one (1) payment or periodically as the Members agree.

4.7. Date of Commencement of Regular Assessment; Due Dates: The Regular Assessments provided for in this Declaration shall commence as to all Condominiums in the Project on the first day of the month following the first conveyance of a Condominium to an Owner other than the Declarant. The first Regular Assessment shall be adjusted according to the number of months remaining in the calendar year. Regular Assessments may be reduced or abated pursuant to a management agreement entered into between Declarant and Association.

Subject to the provisions of Section 4.3 hereof, the Members shall fix the amount of the Regular Assessment against each Condominium and send written notice thereof to every Owner at least forty-five (45) days in advance of each Regular Assessment period, provided that failure to comply with the foregoing shall not affect the validity of any Assessment levied by the Members. The due dates shall be established by the Members.

4.8. Effect of Nonpayment of Assessments: Any Assessment not paid within fifteen (15) days after the due date shall be delinquent, shall bear interest at the rate of twelve percent (12%) per annum commencing thirty (30) days after the due date until paid, and shall incur a late payment penalty in an amount to be set by the Members from time to time, not to exceed the maximum permitted by applicable law.

4.9. Transfer of Condominium by Sale or Foreclosure: Except as provided herein, the sale or transfer of any Condominium shall not affect the lien for the Assessment established pursuant to Section 4.10 hereof as to such sold or transferred Condominium. However, the sale of any Condominium pursuant to Foreclosure of a First Mortgage shall extinguish the lien of any Assessments on that Condominium (including attorneys’ fees, late charges, or interest levied in connection therewith) as to payments which became due prior to such sale or transfer (except for assessment liens as to which a notice of delinquent assessments has been recorded prior to the date of recordation of the First Mortgage). No amendment of the preceding sentence may be made without the consent of both of the Owners of Condominiums and the consent of the Eligible Mortgage Holders holding First Mortgages on Condominiums comprising fifty-one percent (51%) of the Condominiums subject to First Mortgages. No sale or transfer shall relieve such Condominium from liability for any Assessments thereafter becoming due or from the lien thereof. The unpaid share of such Assessments shall be deemed to be Common Expenses collectible from all of the Condominium Owners including such acquirer, his successors or assigns.

If a Condominium is transferred, the grantor shall remain liable to the Association for all unpaid Assessments against the Condominium through and including the date of the transfer. The grantee shall be entitled to a statement from the Association, dated as of the date of transfer, setting forth the amount of the unpaid Assessments against the Condominium to be transferred and the Condominium shall not be subject to a lien for unpaid Assessments in excess of the amount set forth in the statement, provided, however, the grantee shall be liable for any Assessments that become due after the date of the transfer.

4.10. Priorities; Enforcement; Remedies: If an Owner fails to pay an Assessment when due, the Association, acting through the Member who is not delinquent in its Assessments, has the right, and option, to bring legal action against the Owner to enforce collection of the unpaid and past due Assessment, or may impose a lien on the Condominium owned by Owner pursuant to the provisions of Civil Code § 1367, or both. Suit to recover a money judgment for unpaid Assessments and attorneys’ fees, shall be maintainable without foreclosing or waiving the lien securing the same. Before the Association may place a lien upon a Condominium, pursuant to Civil Code § 1367(a), the Association shall notify the Owner in writing by Certified Mail of the fee and penalty procedures of the Association, provide an itemized statement of the charges owed by the Owner, including the principal owed, any late charges, and the method of collection, any attorney’s fees, and the collection practices used by the Association, including the right of the Association to the reasonable costs of collection. After compliance with the provisions of the Civil Code § 1367(a), the Association may record a notice of delinquent Assessment and establish a lien against the Condominium of the delinquent Owner prior and superior to all other liens except (1) all taxes, bonds, assessments and other levies which, by law, would be superior thereto, and (2) the lien or charge of any First Mortgage of record (meaning any recorded mortgage or deeds of trust with first priority over other mortgages or deeds of trust) made in good faith and for value. The notice of delinquent Assessment shall state the amount of the Assessment, collection costs, attorneys’ fees, late charges and interest, a description of the Condominium against which the Assessment and other sums are levied, the name of the record Owner, and the name and address of the trustee authorized by the Association to enforce the lien by sale. The notice shall be signed by any Member or officer of the Association or any management agent retained by the Association and shall be mailed in the manner set forth in Civil Code § 2924b to all record owners of the Condominium no later than ten (10) days after recordation.

Thirty (30) days following the recordation of the assessment lien, it may be enforced in any manner permitted by law, including sale by the court, sale by the trustee designated in the notice of delinquent Assessment, or sale by a trustee substituted pursuant to California Civil Code § 2934(a). Any sale by the trustee shall be conducted in accordance with the provisions of §§ 2924, 2924b, 2924c, 2924f, 2924g, 2924h and 2924j of the California Civil Code applicable to the exercise of powers of sale in mortgages and deeds of trust, including any successor statutes thereto, or in any other manner permitted by law. Nothing in this Declaration shall preclude the Association from bringing an action directly against an Owner for breach of the personal obligation to pay Assessments.

In the event that the provisions of the Civil Code sections referenced in this Section 4.11 are amended or modified to change the requirements or procedures for imposing, enforcing or foreclosing upon an assessment lien, then the provisions of this Section 4.11 shall be deemed amended and modified as required to conform to any such amendments or modifications of the provisions of the Civil Code.

The Association, acting on behalf of the Condominium Owners, shall have the power to bid for the Condominium at foreclosure sale, and to acquire and hold, lease, mortgage and convey the Condominium.

After acquiring title to the Condominium at foreclosure sale following notice and publication, the Association may execute, acknowledge and record a deed conveying title to the Condominium which deed shall be binding upon the Owners, successors, and all other parties.

4.11. Unallocated Taxes: In the event that any taxes are assessed against the Common Area, or the personal property of the Association, rather than against the Units, said taxes shall be included in the Assessments made under the provisions of Section 4.1 and, if necessary, a special Assessment may be levied against the Units in an amount equal to said taxes, to be paid in two (2) installments, thirty (30) days prior to the due date of each tax installment (or in more than two installments if any such tax is payable in more than two installments).

ARTICLE 5

DUTIES AND POWERS OF THE ASSOCIATION

5.1. Duties: In addition to the duties which may be enumerated elsewhere in this Declaration, and without limiting the generality thereof, the Association shall perform the following duties:

A. Maintenance: The Association shall maintain, repair, replace, restore, operate and manage, as a Common Expense, all of the Common Area, and all facilities (including Utility Facilities to the extent described in Section 6.3), improvements, furnishings, and equipment thereon, and all property that may be acquired by the Association, excluding any facilities improvements, furnishings, and equipment which are to be maintained, repaired, replaced, restored, operated or managed by a Unit Owner pursuant to this Declaration. The Unit Owners may elect to have one of the Unit Owners undertake the maintenance or repair of any portion of the Common Area instead of the Association, by unanimous vote or written ballot or written agreement between the Owners, the costs of which will be shared equally by the Unit Owners, unless they agree otherwise.

(1) The responsibility of the Association for payment for maintenance and repair shall not extend to repairs or replacements arising out of or caused by the willful or negligent act or omission of an Owner, or his guests, tenants or invitees. The Owner who is responsible for causing the need for such repair or replacement shall reimburse the Association for the costs thereof as herein set forth. If the Owner fails to make such payment within thirty (30) days, then the Association may make such payment and shall charge the responsible Owner therefore as a Reimbursement Assessment, which charge shall bear interest at the rate of twelve percent (12%) per annum (but no greater than the maximum rate allowed by law) until paid in full. Any repairs arising out of, or caused by, the willful or negligent act of an Owner, or his guests, tenants or invitees, shall be made by the Association, unless the other Member requires the same to be made by the responsible Owner.

(2) The planter located within the Common Area Driveway shall be maintained by the Owner of the Office Unit, at the cost and expense of the Owner of the Office Unit Owner, unless the Unit Owners agree otherwise.

B. Insurance: The Association shall maintain such policy or policies of insurance as are required by Section 8.1 of this Declaration.

C. Discharge of Liens: The Association shall discharge by payment, if necessary, any lien against the Common Area, and charge the cost thereof to the Owner(s) responsible for the existence of the lien (after notice and a hearing, as provided in any Bylaws).

D. Assessments: The Association shall fix, levy, collect and enforce Assessments as set forth in Article IV hereof.

E. Payment of Expenses and Taxes: The Association shall pay all expenses and obligations incurred by the Association in the conduct of its business including, without limitation, all licenses, taxes or governmental charges levied or imposed against the property of the Association.

F. Enforcement: The Association shall be responsible for the enforcement of this Declaration.

The Association shall operate the Common Area of the Project in accordance with all applicable municipal, state, and federal laws, statutes and ordinances, as the case may be. The Association shall also, as a separate and distinct responsibility, insure that third parties (including Owners and their guests) utilize the Common Area in accordance with the aforementioned regulations. The Association shall, when it becomes aware of any violation of the aforementioned regulations, expeditiously correct such violations.

5.2. Powers: The Association shall have the following powers:

A. Utility Service: Subject to the affirmative vote or written consent of both of the Unit Owners, the Association shall have the authority (but not the obligation) to obtain and provide services for the benefit of all [or some] of the Condominiums, and assess the Owners who are provided each service for reimbursement of the costs of such services charge on the basis of the benefit of the services so rendered.

B. Easements: The Association shall have authority, by document signed or approved by both of the Members to grant easements (in addition to those shown on the Map) or Condominium Plan, and/or referred to in Article VI, where necessary for utilities, cable television, drainage, venting, sewer facilities and other such facilities over the Common Area to serve the Condominiums, and/or where necessary to satisfy or achieve appropriate governmental purpose or request.

C. Manager: The Association may employ a manager or other persons and contract with independent contractors or managing agents to perform all or any part of the duties and responsibilities of the Association, except for the responsibility to levy fines, impose discipline, hold hearings, file suit, record or foreclose liens, or make capital expenditures.

D. Access: For the purpose of performing construction, maintenance or emergency repair for the benefit of the Common Area, or the Owners in common, the Association’s agents or employees shall have the right, after reasonable notice (not less than twenty-four (24) hours except in emergencies) to the Owner thereof, to enter any Unit or to enter any portion of the Common Area at reasonable hours. Such entry shall be made with as little inconvenience to the Owner as practicable and any damage caused thereby shall be repaired by the Association at the expense of the Association.

E. Assessments, Liens, Penalties and Fines: The Association shall have the power to levy and collect Assessments in accordance with the provisions of Article IV hereof.

F. Enforcement: The Association shall have the authority to enforce this Declaration as set forth in Article IX hereof.

G. Contracts: The Association shall have the power to contract for goods and/or services for the discharge of its responsibilities.

H. Delegation: The Association shall have the power to delegate its authority and powers to committees, officers or employees of the Association, or to a manager employed by the Association.

I. Appointment of Trustee: The Association has the power to appoint or designate a trustee to enforce assessment liens by sale as provided in Section 4.11 and California Civil Code § 1367(b).

ARTICLE 6

UTILITIES

6.1 Owners’ Rights and Duties: The rights and duties of the Owners of Condominiums with respect to sanitary sewer, water, drainage, electric, gas, television receiving, telephone equipment, cables and lines, exhaust flues and heating and air-conditioning facilities (hereinafter referred to, collectively, as “Utility Facilities”) shall be as follows:

A. Whenever Utility Facilities are installed within the Project, which Utility Facilities or any portion thereof lie in or upon any portion of the Project owned by other than or in addition to the Owner of the portion of the Project served by said Utility Facilities, the Owners of (or their agents or employees, or agents or employees of the Association) any portion of the Project served by said Utility Facilities shall have the right, and are hereby granted an easement to the full extent necessary therefor, (after reasonable notice, not less than twenty-four (24) hours except in emergencies) to enter upon any portion of the Project or to have the utility companies enter upon any portion of the Project in or upon which said Utility Facilities, or any portion thereof, lie, to construct, reconstruct, repair, replace and generally maintain said Utility Facilities as and when necessary. The exact location of said easements shall be determined by reference to the final as-built plans for the Project.

B. Whenever Utility Facilities are installed with the Project which Utility Facilities serve more than one (1) Condominium in the Project, the Owner of each Condominium served by said Utility Facilities shall be entitled to the full use and enjoyment of such portions of said Utility Facilities as service his, her or its Condominium.

6.2. Easements for Utilities and Maintenance: Reciprocal non-exclusive easements are reserved, and are hereby established, over and through the Project and all areas thereof, between the Owners, for the installation, repair, and maintenance of electric, telephone, water, gas, and sanitary sewer lines and facilities, exhaust, heating and air conditioning facilities, plumbing vent pipes, communications, cable or master television antenna lines, drainage facilities, stairs, elevators, elevator shafts, service and utility room, as shown on the Map, as built, and as may be hereafter required or needed to service the Units or the Common Area.

6.3. Maintenance Obligations: The maintenance of a Utility Facility shall be undertaken by the Owner of the Unit which is served by such Utility Facility, or by the provider of such Utility Facility.

6.4. Hold Harmless: Each of the Owners shall hold the other Owner and the Association harmless from all liability, damage, cost or expense, including without limitation, reasonable attorneys fees incurred by the Owner, arising out of the negligent acts or omissions of the Owner in the course of their use of any of the easements in the Project which are created or reserved for the benefit of the Owner.

ARTICLE 7

USE RESTRICTIONS

In addition to all of the covenants contained herein, and the restrictions stated in the Center Declaration, the use of the Project and each Condominium therein is subject to the following:

7.1. Condominium Use: No Condominium shall be occupied and used except for the commercial uses permitted and allowed under this Declaration.

A. Office Unit. Unless both of the Owners agree otherwise, the Office Unit shall be used for the purposes of a commercial office building in accordance with, and in compliance with, the requirements of the City for operation of a commercial office building.

B. Hotel Unit. Unless the Owners agree otherwise, the Hotel Unit shall be used for the purposes of a commercial hotel in accordance with, and in compliance with, the requirements of the City for operation of commercial hotel. The Hotel Unit shall be operated in conjunction with the Hetch Hetchy Area and the Adjoining Hotel Parcel. The Hotel Unit shall also be used for the BMR Units in accordance with the requirements of the City. At such time as the BMR Units are no longer subject to the BMR Lease, as set forth in Section 9.15, the BMR Units may be used by the Hotel Unit Owner as additional hotel rooms, or as rental residences.

7.2. Rate of Insurance. Nothing shall be done in any Unit which will materially increase the rate of insurance for the Project, or any part of the Project, without the prior written consent of both of the Owners. Any such increase in the rate of insurance may be assessed against the Unit Owner causing such increase. No Owner of a Unit shall permit anything to be done or kept in the Unit which will result in the cancellation of insurance on the Project or any part thereof, or which would be in violation of any law, regulation or administrative ruling.

7.3. No Waste. No waste shall be committed in any Unit or in the Common Area.

7.4. No Nuisance. No nuisances shall be committed in any Unit or in the Common Area.

7.5. No Improper or Unlawful Use. No improper or unlawful use shall be made of the Project, or any part thereof, and all valid laws, zoning ordinances, and regulations of governmental agencies having jurisdiction over the Project and the Units shall be observed, in all material respects. All laws, orders, rules regulations or requirements of any governmental agency having jurisdiction over the Project shall be complied with by the Owners of the Units, in all material respects, at the sole expense of the Owner or the Association, whichever shall have the obligation to maintain or repair such portion of the Project, and if the latter, then the costs of such compliance shall be a Common Expense of the Association.

7.6. No Obstructions. No Unit Owner shall obstruct any of the Common Area, nor shall any Owner or occupant of a Unit place, or cause or permit anything to be placed, on or in any of the Common Area of the Project without the approval of the other Unit Owner.

7.7. No Residential Use. No Unit shall be used for residential purposes; provided however, that the Hotel Unit may be used for non-permanent residential occupancy by hotel guests consistent with the laws and regulations of the City for hotel uses. Notwithstanding the foregoing, the BMR Units may be used for residential use in accordance with the BMR Lease as described in Section 9.15, or as may be permitted by the City.

7.8. Animals: No animals of any kind shall be raised or bred in any Unit, and no animals shall be kept in any Unit, or on any portion of the Project with the exception of trained dogs used for assistance by visually impaired, hearing impaired or physically handicapped persons.

7.9. Noise and Vibration: The permitted uses described in Section 7.1 shall be conducted under the following conditions:

A. Noise: No facility shall produce noise at such levels as will be unreasonably offensive to Owners or occupants of any portion of the Center, or which shall violate any noise control requirements or regulations of the City.

B. Vibration: Any equipment creating vibrations shall be so located and mounted within the improvements on or within a Unit as to eliminate vibration hazard or nuisance beyond the boundary lines of the Unit in which such equipment is situated.

7.10. Architectural Control: No construction or alteration of any improvements within a Unit which affects the exterior appearance of a Building or the structure or mechanical components of the Building within a Unit in a manner that will materially impact the structural properties of the other Unit shall occur, until the same has been submitted in writing to the other Unit Owner, and approved by the other Unit Owner, which approval shall not be unreasonably refused or delayed.

A. Notwithstanding the foregoing, no permission or approval shall be required to decorate, paint or repaint the interiors of a Building within a Unit. No such permission or approval shall be required to repaint or rebuild a Unit in accordance with Declarant’s original plans and specifications.

B. Before commencement of any alteration or improvements, the Owner shall comply with all appropriate governmental laws and regulations.

7.11. Liability of Owners for Damage to Common Area: The Owner of each Unit shall be liable to the Association for all damages to the Common Area or improvements to the extent described in Section 5.1A.

7.12. Common Area Use: Nothing shall be stored, grown, or displayed in the Common Area that is not approved in advance by the Members.

7.13. Trash Disposal and Trash Compactor: All rubbish, trash and garbage shall be regularly removed from the Units and from the Common Area, and shall not be allowed to accumulate in an unreasonable or unhealthy manner. Trash, garbage and other waste shall only be kept in sanitary containers. All equipment for the storage or disposal of such materials shall be kept in a clean and sanitary condition in accordance with the Rules. The Association shall be responsible for removal of garbage, trash and recycling from the trash compactor located in the Hotel Unit, as a Common Expense. [Allocation to the Unit Owners of the Common Expense for removal of garbage, trash and recycling from the trash compactor as a portion of the Regular Assessment shall be based on a reasonable approximation of the volume of use by each Unit Owner of the trash compactor.] No toxic or hazardous materials shall be discarded within the Project or the Center by dumping in the garbage chutes or containers, down the drains, or otherwise. No refuse collection may occur before 6:00 A.M.

7.14. Parking: Parking by tenants, guests, occupants and other users of the Hotel Building or the Office Building shall be limited to the parking spaces and garage areas within the Unit in which the respective Building is located. The parking spaces within the area which is designated as the Common Area Driveway Area shall be used by the Owner of the Hotel Unit.

7.15. Deliveries: No deliveries shall be permitted within the Project earlier than 7:00 A.M.

ARTICLE 8

INSURANCE; DAMAGE OR DESTRUCTION; CONDEMNATION

8.1. Association Insurance: The Association shall obtain and maintain the following insurance:

A. A policy of casualty insurance insuring for repair and replacement of improvements within the Common Area in such amounts and types of coverage as the Owners mutually agree as being prudent based upon the nature of the improvements within the Common Area.

B. An occurrence version comprehensive general liability policy insuring the Association, its agents, and the Owners against liability incident to the ownership or use of the Common Area or any other Association owned or maintained real or personal property; the amount of general liability insurance which the Association shall carry at all times shall be not less than Two Million Dollars ($2,000,000) and in no event less than the minimum amounts required by California Civil Code §§ 1365.7 and 1365.9;

C. Workers’ compensation insurance to the extent required by law (or such greater amount as the Members deem necessary); the Association shall obtain a Certificate of Insurance naming it as an additional insured in regard to workers’ compensation claims from any independent contractor who performs any service for the Association, if the receipt of such a certificate is practicable;

D. Fidelity bonds or insurance covering officers, directors, and employees that have access to any Association funds;

E. Officers and directors liability insurance in the minimum amounts required by California Civil Code §1365.7; and

F. Liability for non-owned and hired automobiles, such other insurance as the Members considers necessary or advisable.

Each Owner appoints the Association or any insurance trustee designated by the Association to act on behalf of the Owners in connection with all insurance matters arising from any insurance policy maintained by the Association, including without limitation, representing the Owners in any proceeding, negotiation, settlement or agreement.

Any insurance maintained by the Association shall contain “waiver of subrogation” as to the Association and its officers, directors and Members, the Owners and occupants of the Condominiums and mortgagees, and, if obtainable, a cross-liability or severability of interest endorsement insuring each insured against liability to each other insured. The Association shall periodically (and not less than once every three (3) years) review all insurance policies maintained by the Association to determine the adequacy of the coverage and to adjust the policies accordingly. The Association shall make available to all Members a copy of the Association’s insurance policies. The Association shall have no liability to any Owner or mortgagee if, after a good faith effort, it is unable to obtain the insurance required hereunder, because the insurance is no longer available or, if available, can be obtained only at a cost that the Members determine is unreasonable under the circumstances, or the Members fail to approve any Assessment increase needed to fund the insurance premiums.

8.2. Owner’s Insurance: Each Owner of a Unit shall insure the improvements within its Unit and its personal property against loss and shall at all times maintain in effect reasonable amounts of personal liability insurance, in accordance with this Declaration.

A. Standards for insurance:

(1) Each Owner of a Unit shall obtain, at such Owner’s expense, for at least the full replacement value thereof, covering the Unit, and all improvements within the Unit, including the mechanical equipment and appliances, fixtures, interior partitions and partition walls, furniture, wallcoverings, floorcoverings, and furnishings within the Unit and any improvements, betterments and additions made to the Unit by such Owner, or its predecessors;

(2) Personal liability insurance shall be in an amount of not less than Two Million Dollars ($2,000,000);

(3) All individually owned insurance shall contain a waiver of subrogation as to the Association and its officers, directors and Members, the Owners and occupants of the Condominiums and mortgagees, and all Members are deemed to have waived subrogation rights as to the Association and/or other Members, whether or not their policies so provide.

8.3. Damage or Destruction: If Project improvements are damaged or destroyed by fire or other casualty, the improvements shall be repaired or reconstructed pursuant to and in accordance with the provisions of this Section 8.3.

A. If the improvements within a Unit, or any portion thereof, are damaged or destroyed, the Unit Owner shall repair, restore or raze the improvements within the Unit within a reasonable period of time to the state and condition that the improvements within the Unit prior to the damage or destruction.

B. If the Common Area is damaged or destroyed, then the Association shall repair or restore the improvements within the Common Area to the state and condition of the improvements within the Common Area prior to the damage or destruction. In the event that insurance proceeds and other funds available to the Association for affecting the required repairs of the Common Area are not adequate to complete such repair, the Members shall consider levying a Special Assessment to and against each of the Condominium Units for the costs of such repairs that are not so covered by insurance proceeds.

C. Repair to Exclusive Use Easement Area. Repair to all elements, equipment and facilities located within any Exclusive Easement Areas shall be the responsibility of the Unit Owner that has been granted the use and benefit of such Exclusive Easement Area.

8.4 Repair Work. Any repair which is required hereunder shall be undertaken in accordance with the original as-built plans and specifications for the Project, and the particular improvements, modified as may be required by applicable building codes and regulations in force at the time of such repair.

A. In the event of damage to more than one Condominium Unit, the Owners shall each cooperate in the repair and reconstruction of their improvements and areas of responsibility by coordination of repair work and providing access where necessary over and across the respective Condominium Units and Common Area. The Association shall cooperate by coordination of repair within the Common Area, and providing such access over and across the Common Area as reasonably necessary for the Condominium Owners to effect such repair as they are required or permitted to undertake or cause hereunder.

8.5. Completion of Repairs. Repairs to the Project are to be undertaken and completed as promptly as reasonably possible under the circumstances, subject to delays that are beyond the reasonable control of the Association and the Owners. Any repair of improvements within a Condominium Unit shall be completed no later than two (2) years after the date of the casualty, subject to reasonable delays that are beyond the control of the party responsible for making the Repairs. If repairs to a Condominium Unit, or a portion thereof, require that repairs be first made to the Common Area or to other Unit, then the requirements of a Condominium Owner to complete such repair shall be subject to and contingent upon those repairs being made. The Association and the Condominium Owners shall take all appropriate steps before all repair is completed to erect necessary structures and take such precautions as are reasonable to preclude unauthorized access to the damaged areas of the Project or Condominium Units, and otherwise mitigate dangerous or hazardous conditions within the Project. To the extent which is reasonable and feasible, the Association and the Condominium Owners shall coordinate their work of repair and restoration of the portions of the Project for which they are responsible to repair or restore under this Declaration.

A. If the Owner of the Hotel Unit fails to commence and complete repairs to the improvements within the Hotel Unit in a reasonable manner and within a reasonably period of time, that reasonably permits the Owner of the Office Unit to repair and use the garage portion of the Office Unit that is located beneath the Hotel Unit for parking vehicles in a manner that complies with the requirements of the City for use of the Office Unit, then the Hotel Unit shall make and render available to the Owner of the Office Unit as a continuing right and license until such garage facility parking is completed and made available for use by the Owner of the Office Unit, sufficient area of land within the Hotel Unit to provide parking for the Office Unit.

8.6 Condemnation: If Project improvements are the subject of a condemnation action or eminent domain proceedings, any such action or proceedings shall be subject to the provisions of this Section 8.6.

A. The Association shall represent the Owners of the Project in any condemnation proceedings or in negotiations, settlements and agreements with the condemning authority for acquisition of the Common Area, or part thereof. In the event of a taking or acquisition of part or all of the Common Area by a condemning authority, the award or proceeds of settlement shall be payable to the Association, or any trustee appointed by the Association, for the use and benefit of the Owners and their mortgagees as their interests may appear.

B. In the event of any condemnation proceedings or action which affects only one of the Units, the Owner of that Unit shall be entitled to represent itself with respect to such proceedings or action. If such proceedings or action affects both of the Units, including any easement rights, rights of use or rights of support over any portion of the Project, then both Unit Owners shall be entitled to represent their respective interests in such proceedings or action. In the event of an award for the taking of all or a portion a Condominium Unit in the Project by eminent domain, the Owner of such Condominium Unit shall be entitled to receive the award for such taking. The Owners shall decide by majority vote whether to rebuild or repair the Project, or take other action. The remaining portion of the Project shall be resurveyed, if necessary, and this Declaration shall be amended to reflect such taking and to readjust proportionately the percentages of undivided interest of the remaining Owners in the Project. Proceeds of condemnation shall be distributed among Owners of Condominiums and their respective mortgagees according to the relative values of the Condominiums affected by the condemnation.

C. If there is a taking of substantially all of the Project, the Owners may terminate the legal status of the Project and, if necessary, bring a partition action under California Civil Code § 1359 or any successor statute, on the election to terminate by both of the Owners and the approval of Eligible Mortgage Holders holding mortgages on Condominiums which have at least fifty-one percent (51%) of the votes of Condominiums subject to Eligible Holder Mortgages. The proceeds from the partition shall be distributed to the Owners and their respective mortgagees in proportion to the fair market values of their Condominiums.

ARTICLE 9

GENERAL PROVISIONS

9.1. Enforcement: The Association, or any of its Members, shall have the right to enforce, by any proceeding at law or in equity, all restrictions, conditions, covenants, reservations, liens, and charges now or hereafter imposed by the provisions of this Declaration, and in such action shall be entitled to recover reasonable attorneys’ fees as are ordered by the Court. Failure by the Association or by any Owner to enforce any covenant or restriction herein contained shall in no event be deemed a waiver of the right to do so thereafter.

9.2. Invalidity of Any Provision: Should any provision or portion hereof be declared invalid or in conflict with any law of the jurisdiction where this Project is situated, the validity of all other provisions and portions hereof shall remain unaffected and in full force and effect.

9.3. Term: The covenants and restrictions of this Declaration shall run with and bind the Project, and shall inure to the benefit of and shall be enforceable by the Association or the Owner of any property subject to this Declaration, their respective legal representatives, heirs, successors, and assigns, for a term of seventy-five (75) years from the date this Declaration is recorded, after which time they shall be automatically extended for successive periods of ten (10) years, unless an instrument in writing, signed by both of the then Owners of the Condominiums, has been recorded within the year preceding the beginning of each successive period of ten (10) years, agreeing to change covenants and restrictions in whole or in part, or to terminate the same.

9.4. Amendments: Any amendment of this Declaration must be approved in writing by the Owners of both the Condominiums in the Project and must be certified in a writing executed and acknowledged by the President or Vice President of the Association and recorded and shall become effective upon being recorded in the Recorder’s office of the County of Santa Clara.

The foregoing notwithstanding, the following conditions and restrictions contained in this Declaration may not be amended without approval in writing from the City of Los Altos:

A. From Section 7.13. Trash Disposal and Trash Compactor: No refuse collection may occur before 6:00 A.M.

B. Section 7.15. Deliveries: In its entirety.

C. Section 9.15. BMR Units: In its entirety.

D. Section 9.16. Limitation on Access to Ray Avenue: In its entirety.

E. Section 9.17. Limitation on Use of Sports Court: In its entirety.

F. Section 9.18. Limitation on Use of Barbeque Area: In its entirety.

Additionally, this Section 9.4 of the Declaration may not be amended without approval in writing from the City of Los Altos.

9.5. Encroachment Rights: If any portion of the Common Area encroaches on any Unit or any portion of a Unit encroaches on the Common Area or the other Unit, due to engineering errors, errors or adjustment in original construction, reconstruction, repair, settlement, shifting, or movement of the Building, or any other cause, there shall be valid easements for the encroachments as long as the encroachments shall exist, and the rights and obligations of Owners shall not be altered in any way by the encroachment, settlement or shifting; provided, however, that in no event shall a valid easement for encroachment be created in favor of an Owner or Owners if the encroachment occurred due to the intentional conduct of the Owner or Owners other than adjustments by Declarant in the original construction. In the event the structure is partially or totally destroyed, and then repaired or rebuilt, the Owners agree that minor encroachments over adjoining Condominiums or Common Area shall be permitted and that there shall be valid easements for the maintenance of the encroachments so long as they shall exist. In the event that an error in engineering, design or construction results in an encroachment of a Unit into the Common Area, a correcting modification may be made in the subdivision map and/or Condominium Plan. Said modification may be in the form of a certificate of correction and shall be executed by Declarant (so long as Declarant is the sole Owner of the Project) and by Declarant’s engineer (in the case of a Condominium plan) and, in addition, by the city engineer (in the case of a subdivision map or parcel map). The Members, by vote or written approval, may authorize the execution of the certificate of correction.

9.6. Rights of First Lenders: No breach of any of the covenants, conditions and restrictions herein contained, nor the enforcement of any lien provisions herein, shall render invalid the lien of any First Mortgage on any Unit made in good faith and for value, but all of said covenants, conditions and restrictions shall be binding upon and effective against any Owner whose title is derived through Foreclosure or trustee’s sale, or otherwise. Notwithstanding any provision in the Project Documents to the contrary, First Lenders shall have the following rights:

A. Copies of Project Documents: The Association shall make available to Owners of Units and First Lenders, and to holders, insurers or guarantors of any First Mortgage, current copies of this Declaration, any Bylaws, any Rules, and the books, records and financial statements of the Association. “Available” means available for inspection and copying, upon request, during normal business hours or under other reasonable circumstances. The Association may impose a fee for providing the foregoing which may not exceed the reasonable cost to prepare and reproduce the requested documents.

B. Audited Statement: Any holder, insurer or guarantor of a First Mortgage shall be entitled, upon written request, to an audited financial statement for the immediately preceding fiscal year, free of charge to the party so requesting. Such statement shall be furnished within a reasonable time following such request.

C. Notice of Action: Upon written request to the Association, identifying the name and address of the Eligible Mortgage Holder or Eligible Insurer or Guarantor, and the Unit number or address, such Eligible Mortgage Holder or Eligible Insurer or Guarantor will be entitled to timely written notice of: (1) any condemnation loss or any casualty loss which affects a material portion of the Project or any Unit on which there is a First Mortgage held, insured, or guaranteed by such Eligible Mortgage Holder or Eligible Insurer or Guarantor, as applicable; (2) any default in performance of obligations under the Project Documents or delinquency in the payment of Assessments or charges owed by an Owner of a Unit subject to a First Mortgage held, insured or guaranteed by such Eligible Mortgage Holder or Eligible Insurer or Guarantor, which remains uncured for a period of sixty (60) days; (3) any lapse, cancellation or material modification of any insurance policy or fidelity bond maintained by the Association; (4) any proposed action which would require the consent of a specified percentage of Eligible Mortgage Holders as specified in Section 9.6D. The Association shall discharge its obligation to notify Eligible Mortgage Holders or Eligible Insurers or Guarantors by sending written notices required herein to such parties, at the address given on the current request for notice, in the manner prescribed by Section 9.11.*

D. Consent to Action:

(1) Except as provided by statute or by other provision of the Project Documents in case of substantial destruction or condemnation of the Project:

(a) The consent of both of the Owners of Units and the approval of Eligible Mortgage Holders holding mortgages on Units which have at least sixty-seven percent (67%) of the voting power of Units subject to Eligible Holder Mortgages, shall be required to terminate the legal status of the Project as a Condominium Project;

(b) The consent of both of the Owners of Units and the approval of Eligible Mortgage Holders holding mortgages on Units which have at least fifty-one percent (51%) of the voting power of the Units subject to Eligible Holder Mortgages, shall be required to add or amend any material provisions of the Project Documents which establish, provide for, govern or regulate any of the following: (i) voting; (ii) Assessments, assessment liens or priority of such liens; (iii) reserves for maintenance, repair and replacement of the Common Area(s) (or Units if applicable); (iv) insurance or fidelity bond; (v) rights to use of Common Areas; (vi) responsibility for maintenance and repair of the several portions of the Project; (vii) expansion or contraction of the Project or the addition, annexation or withdrawal of property to or from the Project (except as provided in paragraph D(1) above); (viii) redefinition of boundaries of any Unit, except in accordance with this Declaration; (ix) reallocation of interests in the Common Areas or rights to their use, except in accordance with this Declaration; (x) convertibility of Units into Common Areas or of Common Areas into Units; (xi) imposition of any right of first refusal or similar restriction on the right of an Owner to sell, transfer, or otherwise convey its, his or her Unit; (xii) any provisions which are for the express benefit of mortgage holders, Eligible Mortgage Holders, or Eligible Insurers or Guarantors of First Mortgages on Units; (xiii) restoration or repair of the Project (after a hazard damage or partial condemnation) in a manner other than specified herein;

(c) An Eligible Mortgage Holder who receives a written request to approve additions or amendments who does not deliver or post to the request party a negative response within thirty (30) days after the notice of the proposed addition or amendment shall be deemed to have approved such request, provided the notice has been delivered to the mortgage holder by certified or registered mail, return receipt request.

(2) Except as provided by statute in case of condemnation or substantial loss to the Units and/or common elements of the Project, unless the holder(s) of at least two-thirds (2/3) of the First Mortgages (based upon one (1) vote for each First Mortgage owned), or both of the Owners of the Condominiums have given their prior written approval, the Association and/or the Owners shall not be entitled to:

(a) By act or omission, seek to abandon or terminate the Project (except for abandonment or termination provided by law in the case of substantial destruction by fire or other casualty or in the case of a taking by condemnation or eminent domain);

(b) Change the pro rata interest or pro rata obligations of any individual Unit for the purpose of: (i) levying Assessments or charges or allocating distributions of hazard insurance proceeds or condemnation awards, or (ii) determining the pro rata share of ownership of each Unit in the Common Area; provided that no Owner’s undivided interest in the Common Area may be changed without the consent of that Owner;

(c) Partition or subdivide any Unit:

(d) By act or omission, seek to abandon, partition, subdivide, encumber, sell or transfer the Common Area. (The granting of easements for public utilities or for other public purposes consistent with the intended use of the Common Area by the Condominiums shall not be deemed a transfer within the meaning of this clause);

(e) Use hazard insurance proceeds for losses to any Condominium property (whether to Units or to Common Area) for other than the repair, replacement or reconstruction of such property.

E. Right of First Refusal: The right of an Owner to sell, transfer, or otherwise convey his or her Unit shall not be subject to any right of first refusal or similar restriction.

F. Reserves: Condominium dues or charges shall include an adequate reserve fund for maintenance, repairs, and replacement of those Common Area improvements which the Association is obligated to maintain and that must be replaced on a periodic basis, and shall be payable in regular installments of the Regular Assessments, rather than by Special Assessments.

G. Priority of Liens: Any lien created under the provisions of this Declaration is expressly made subject and subordinate to the lien and encumbrance of any First Mortgage that encumbers all or any portion of the Project, or any Unit. Each holder of a First Mortgage lien on a

Condominium who comes into possession of the Condominium by virtue of Foreclosure of the First Mortgage, or any purchaser at a foreclosure sale under a first deed of trust, will take the Condominium free of any claims for unpaid Assessments and fees, late charges, fines or interest levied in connection with such claims, against the Condominium which accrue prior to the time such holder takes title to the Condominium, except for claims for a pro rata share of such Assessments or charges to all Condominiums including the mortgaged Condominium, and except for assessment liens as to which a notice of delinquent assessment has been recorded prior to the First Mortgage.

H. Distribution of Insurance or Condemnation Proceeds: No provision of the Project Documents gives an Owner, or any other party, priority over any rights of First Lenders in the case of a distribution to Owners of insurance proceeds or condemnation awards for losses to or taking of Units and/or Common Area.

I. Status of Loss to Facilitate Resale: Any First Mortgage given to secure a loan to facilitate the resale of a Condominium after acquisition by foreclosure or by a deed in lieu of foreclosure or by an assignment in lieu of foreclosure, shall be deemed to be a loan made in good faith and for value and entitled to all of the rights and protections of Mortgages under this Declaration.

9.11. Notice: Any notice permitted or required by this Declaration of the Association may be delivered either personally or by mail. If delivery is by mail, first class or registered, it shall be deemed to have been delivered seventy-two (72) hours after a copy of the same has been deposited in the United States mail, first class, postage prepaid, addressed to the person to be notified at the current address given by such person to the Association, or addressed to the Unit of such person if no address has been given to the Association.

9.12. Alternative Dispute Resolution:

A. Prior to initiating the prosecution of a civil action solely for declaratory relief or injunctive relief to enforce the Project Documents, or for declaratory relief or injunctive relief to enforce the Project Documents in conjunction with a claim for monetary damages not in excess of five thousand dollars ($5,000), the Association and the Unit Owners shall endeavor to submit the matter to alternative dispute resolution in compliance with the provisions of Section 1354(b) of the California Civil Code.

B. The Association shall comply with the requirements of California Civil Code Section 1354(i) by providing Members of the Association annually with a summary of the provisions of California Civil Code Section 1354, including the following language: “Failure by any Member of the Association to comply with the pre-filing requirements of Section 1354 of the Civil Code may result in the loss of your rights to sue the Association or another Member of the Association regarding enforcement of the governing documents.”

C. Any dispute between the Owners under this Declaration or with respect to the operation of the Project, or their respective rights and duties under this Declaration (“Dispute”), shall be resolved by the Owners first seeking to resolve the dispute by mediation. If mediation fails to resolve the dispute, then the Owners shall submit the dispute to binding arbitration as hereinafter set forth:

(1) Mediation. If the Dispute cannot be resolved by negotiations among the parties involved, in the judgment of any party involved therewith that efforts at negotiations have not yielded sufficient progress to encourage further and continued negotiations, the parties to the Dispute shall submit the Dispute to mediation by a mediator mutually selected by the parties involved with the Dispute.

(a) Such mediator shall be a party experienced with the process of professional mediation in commercial real estate matters, who shall be impartial, independent and neutral, and who has no history of relationship with any party to the Dispute, except to the extent disclosed and agreed upon by all parties involved with the Dispute. If the parties are unable to agree upon a mediator within thirty (30) days from the date of service by any party upon the other parties of a notice to mediate, then the mediator shall be appointed under the procedure stipulated in the Rules of Commercial Mediation of the American Arbitration Association (“AAA”).

(b) The parties reserve no more than five (5) business days for the mediation process. If the dispute is not resolved within the reserved time period, the parties shall be required to resolve such Dispute by arbitration as set forth below.

(2) Arbitration. If a Dispute is not resolved by Mediation as set forth above, then any Dispute shall be resolved, at the request of any party to this agreement, by final and binding arbitration conducted at a location determined by the arbitrator in Los Altos, California, or such other location as the parties may agree, administered, unless the parties agree otherwise, by and in accordance with the then existing rules and procedures of the American Arbitration Association (“AAA”), Commercial Arbitration Rules, and judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof.

(a) Selection of Arbitrator. The parties shall select and appoint a single Arbitrator by mutual agreement. If the parties have not agreed within ten (10) days of the notice of intention to arbitrate on the selection of an arbitrator willing to serve, then AAA shall appoint a qualified Arbitrator to serve within thirty (30) days after notice of either party to AAA that the parties were unable to select an arbitrator. (Any arbitrator chosen to serve in accordance with this subsection (a) is referred to herein as the “Arbitrator”.) The Arbitrator shall be neutral and impartial. The Arbitrator shall be fully active in the Arbitrator’s occupation or profession and knowledgeable as to the subject matter. The foregoing shall not preclude otherwise qualified retired lawyers or judges.

(b) Compensation. The Arbitrator shall be fully compensated for all time spent in connection with the arbitration proceedings, in accordance with a reasonable hourly rate, for all time spent with the arbitration proceedings. Pending final award, the Arbitrator’s compensation and expenses shall be advanced equally by the Parties.

(c) Fees and Costs. As soon as practicable after selection of the arbitrator, the arbitrator or his or her designated representative shall determine a reasonable estimate of anticipated fees and costs of the arbitrator, and render a statement to each party setting forth that party’s prorata share of said fees and costs. Thereafter, each party shall, within ten (10) days of receipt of said statement, deposit said sum with the arbitrator. Failure of any party to make such a deposit shall result in a forfeiture by the non-depositing party of the right to prosecute or defend the claim which is the subject of the arbitration, but shall not otherwise serve to abate, stay or suspend the arbitration proceedings.

(d) Discovery. The arbitrator shall have discretion to order a pre-hearing exchange of information by the parties, including without limitation, production of requested documents, exchange of summaries of testimony, of proposed witnesses, and examination by deposition of parties, and other such discovery the Arbitrator deems appropriate under the circumstances, taking into account the needs of the parties and the desirability of making discovery expeditious and cost-effective.

(e) Award. The Arbitrator shall promptly (within 60 days of the conclusion of the proceedings, or such longer period as to which the parties mutually agree) determine the claims of the parties, and render a final award in writing, providing a concise statement of the general basis of his or her conclusions. The Arbitrator may award all or part of a party’s reasonable attorneys’ fees and costs of arbitration, taking into account the final result of the arbitration, the conduct of the parties and other relevant factors. The Arbitrator may not award punitive damages, indirect, consequential, or special damages.

(f) Judgment. A judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

9.13. Execution and Delivery of Instruments: Any party which is subject to the terms of this Declaration, whether such party is an Owner, a lessee or sublessee of an Owner, an occupant of a Unit, a Member or officer of the Association, or otherwise, shall, upon prior reasonable written request at the expense of any such other party requesting the same, execute, acknowledge and deliver to such other party such instruments, in addition to those specifically provided for herein, and take such other action as such other party may reasonably request to effectuate the provisions of this Declaration or of any transaction contemplated herein or to confirm or perfect any right to be created or transferred hereunder or pursuant to any such transaction.

9.14. Number; Gender: The singular and plural number and masculine, feminine and neuter gender shall each include the other where the context requires.

9.15. BMR Units: The BMR Units shall be leased by the Owner of the Hotel Unit to a non-profit entity for rental to qualified occupants pursuant to the City “below-market” rate residences program subject to a lease between the Hotel Unit Owner and the non-profit entity (“BMR Lease”). The BMR Units are to be provided parking in a portion of the Hotel Unit garage. At such time as the BMR Units are no longer subject to the BMR Lease, the BMR Units may be used by the Hotel Unit Owner as additional hotel rooms or as rental residences, subject to approval by the City of Los Altos.

9.16. Limitations on Access to Ray Avenue: There shall be no access to Ray Avenue which adjoins the Project from the Hotel Unit by any hotel occupants, guests, or employees. The Hotel Unit Owner shall establish procedures to limit pedestrian access to Ray Avenue solely to occupants of the BMR Units. There shall be no vehicular access to and from Ray Avenue to the Project, with the exception of emergency vehicles.

9.17. Limitation on Use of Sports Court: The hours of use for the sports court of the Hotel Unit shall be limited everyday to 9:00 AM to 9:00 PM.

9.18. Limitation on Use of Barbeque Area: The hours of use for the barbeque area of the Hotel Unit shall be limited to 9:00 AM to 9:00 PM, one day per week. Notwithstanding the foregoing, the occupants of any BMR Unit shall be allowed use of the barbeque area any day of the week between the hours of 9:00 AM and 9:00 PM other than that day the occupants of the remainder of the Hotel Unit use the barbeque area.

IN WITNESS WHEREOF, the undersigned, being the Declarant herein, has executed this Declaration this             day of             , 2000.

Los Altos—El Camino Associates, LLC, a California limited liability company,

By:
Peter Pau
Its Manager

STATE OF CALIFORNIA	)
) ss.
COUNTY OF	)

On this             day of             , 2000, before me,             , a notary public for the state, personally appeared             , known to me or proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument, and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

Notary Public, State of California

EXHIBIT C – RULES AND REGULATIONS

4440 El Camino Building • 4440 El Camino Real • Los Altos, California

1. Reserved.

2. Reserved.

3. Obstructions. Tenant will not cause the Outside Areas, Condominium Common Areas, or sidewalks or driveways outside the Building to be obstructed. Landlord may, at Tenant’s expense, remove any such obstruction without prior notice to Tenant.

4. Trash. Tenant may not litter in the Outside Areas, or sidewalks or driveways outside the Building.

5. Public Safety. Tenant will not throw anything out of doors, windows or skylights, down passageways or over walls. Tenant will not use any fire exits or stairways in the Building except in case of emergency.

6. Keys and Locks. Landlord may from time to time install and change locks on entrances to the Project, Building, and will provide Tenant a number of keys to meet Tenant’s reasonable requirements. Additional keys will be furnished by Landlord at Tenant’s cost. At the end of the Term, Tenant will promptly return to Landlord all keys for the Building issued by Landlord to Tenant. Unless Tenant obtains Landlord’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned), Tenant will not add any locks or change existing locks on any door to the Building Premises.

7. Aesthetics. Unless Tenant obtains Landlord’s prior written consent (which may be withheld in Landlord’s sole and absolute discretion), Tenant may not:

(a) Attach any awnings, signs, displays or projections to either the outside walls or windows of the Building, or to any part of the Premises visible from outside the Premises;

(b) Hang any non-Building Standard curtains, blinds, shades or screens in any window or door of the Premises;

(c) Coat or sunscreen the interior or exterior of any windows; or

(d) Place any objects on windowsills.

8. Reserved.

9. HVAC Operation. Tenant will not obstruct the HVAC convectors or diffusers, or adjust or interfere with the HVAC system. Tenant will assist the HVAC system in maintaining comfort in the Premises by drawing shades, blinds and other window coverings in the Premises as may be reasonable required. Tenant may not use any method of heating or cooling the Premises other than that supplied by Landlord.

10. Plumbing. Tenant will use plumbing fixtures only for the purpose for which they are constructed. Tenant will reimburse Landlord for any damage caused by Tenant’s misuse of plumbing fixtures.

11. Equipment Location. Landlord may specify the location of any of Tenant’s business machines, mechanical equipment or other property that are unusually heavy, may damage the Building, or may cause vibration, noise or annoyance to other tenants. Tenant will reimburse Landlord for any professional engineering certification or assistance reasonably required to determine the location of these items.

12. Bicycles. Tenant may not bring bicycles or other vehicles into the Building or Premises. Bicycles and other vehicles may only be parked in areas designated by Landlord. As soon as reasonably practicable following the Execution Date, Landlord will install and/or designate bicycle parking or storage at the Project, and prior thereto Tenant’s employees may store their bicycles in certain existing, caged storage areas in the Parking Garage to be reasonably designated by Landlord prior to the Delivery Date.

13. Animals. Tenant may not bring any birds or animals, excepting seeing-eye/assistance dogs, into the Building or Premises, and further excepting small fish to be kept in aquariums.

14. Reserved.

15. Plumbing. Plumbing and appliances may be used only for the purposes for which constructed. No sweeping, rubbish, rags, or other unsuitable material may be thrown or placed therein. Any stoppage or damage resulting to any fixtures or appliances from misuse by any Tenant or Tenant party is payable by Tenant.

17. Lodging. No portion of the Building may be used as lodging rooms or for any immoral or unlawful purposes.

18. Elevators. Any use of the elevators for purposes other than normal passenger use (such as moving to or from the Building or delivering freight) must be scheduled through the office of the Property Manager. Tenant will reimburse Landlord for any extra costs incurred by Landlord in connection with any such non-passenger use of the elevators.

19. Moving and Deliveries. Moving of Tenant’s Personal Property and deliveries of materials and supplies to the Premises must be made during the times and through the entrances, elevators and corridors reasonably designated by Landlord. Moving and deliveries may not be made through any of the main entrances to the Building without Landlord’s prior permission. Any hand truck or other conveyance used in the Outside Areas must be equipped with rubber tires and rubber side guards to prevent damage to the Building and its property. Tenant will promptly reimburse Landlord for the cost of repairing any damage to the Building or its property caused by any person making deliveries to the Premises.

20. Solicitation. Canvassing, soliciting and peddling in the Building are prohibited and Tenant will cooperate in preventing the same.

21. Food. Only persons approved from time to time by Landlord may prepare, solicit orders for, sell, serve or distribute food in or around the Project. Except as may be specified in the Lease, and excluding the cafeteria existing in the Building on the Execution Date, and except for microwave cooking within break-room areas of the Premises, Tenant will not use the Premises, or any portion thereof for preparing or dispensing food, or soliciting of orders for sale, serving or distribution of food. Notwithstanding the above, Landlord hereby consents to the periodic catering by third parties of food and meals to Tenant and its employees for consumption within the Premises or the Patio/Courtyard Area, provided that said catering by third parties otherwise is in compliance with the terms of this Lease.

22. Work Orders. Only authorized representatives of Tenant may request services or work on behalf of Tenant. Tenant may not request that Building employees perform any work outside of their duties assigned by Landlord.

23. Smoking. Neither Tenant nor its Affiliates shall smoke or permit smoking in any part of the Project in which Landlord, in Landlord’s sole and absolute discretion, prohibits smoking. Landlord may designate the entire Project a no-smoking area, excepting areas in which Landlord, in Landlord’s sole and absolute discretion, permits smoking.

24. Firearms. Tenant will not knowingly permit any Tenant party to bring any handgun, firearm or other weapons of any kind into or about the Building.

25. Rules Applied. These Rules and Regulations apply equally to Tenant’s Affiliates and others permitted by Tenant to access, use or occupy the Premises. Landlord may rescind any of these Rules and Regulations.

EXHIBIT D – PARKING

4440 El Camino Building • 4440 El Camino Real • Los Altos, California

1. Tenant and its employees and customers shall have exclusive rights to park in surface parking areas of the Outside Areas and in the Parking Garage (all parking in the Condominium Common Areas is reserved for the owner of Unit 2). Landlord shall not be obligated to tow cars or otherwise enforce Tenant’s exclusive use and/or parking rights in the Outside Areas or the Parking Garage, and Tenant shall be solely responsible for enforcing the same. Except for Landlord’s grant of parking rights to Tenant and its employees and customers as set forth in this paragraph, and except as required by Laws (e.g., with respect to the fire department and police), or except as may be provided in the Condominium Declaration, Landlord shall not grant any rights to park in the Outside Areas or in the Parking Garage. Landlord hereby confirms to Tenant that as of the Execution Date, (a) the Parking Garage contains three hundred forty five (345) parking spaces, and (2) the Outside Areas contain eleven (11) parking spaces (two of which are handicap spaces), which eleven spaces are on the side of the Building fronting El Camino Real. Tenant shall comply with and observe the requirements and restrictions of any conditions, covenants, restrictions, and easements respecting the “north” and “south” driveways providing access from El Camino Real as provided in the Condominium Declaration.

2. Landlord shall be entitled from time to time temporarily to prevent public access to all or any portion of the Outside Areas, such driveways, and the Parking Garage in order to prevent a public dedication thereof, and in connection therewith shall use reasonable efforts to minimize any disruption of Tenant’s use of such facilities.

3. Tenant shall use such all parking areas allocated to Tenant solely for purposes of parking vehicles used by its employees, clients, and contractors only for such period of time as such entities are working within the Premises or Outside Areas. Tenant shall not permit any employees, clients, contractors or other entities within its control to use such parking areas for any purposes inconsistent with the preceding sentence. Neither Tenant nor its employees, clients, or contractors shall be obligated to pay any parking charge or fee for parking within such parking areas (subject to Tenant’s obligation to pay for maintenance and operation of such parking areas as Expenses pursuant to other provisions of the Lease). Notwithstanding the foregoing, and subject to applicable Laws, Tenant shall be entitled to use parking spaces in the Parking Garage for purposes of storing containers, provided that (i) such storage area is fenced and secured in a fashion suitable to Landlord in its reasonable judgment, (ii) the location of the parking spaces so utilized for storage is approved by Landlord which approval shall not unreasonably be withheld, (iii) Tenant maintains such spaces, and is solely responsible for all security relating thereto, (iv) the property and liability insurance required to be carried by Tenant under this Lease covers such storage area, (v) such use of parking spaces for storage does not reduce the number of parking spaces available for Tenant’s exclusive use to below the minimum number of parking spaces required by the City of Los Altos to be made available for Tenant’s parking and does not otherwise violate any applicable Laws, and (vi) upon expiration or sooner termination of the Term, Tenant shall unless otherwise directed by Landlord in writing remove the fencing for such storage area and repair any damage to the Parking Garage resulting from such fencing such that the areas so affected are restored to their original condition subject only to reasonable wear and tear (subject to Laws, Landlord approves of the currently fenced areas in the Parking Garage being used for such storage as of the Execution Date). Tenant shall comply with and observe any reasonable rules and regulations from time to time promulgated by Landlord respecting the use of all parking areas.

4. Landlord shall have the right from time to time to promulgate reasonable and consistently applied rules and regulations regarding the Parking Garage (and parking in the Outside Areas), the spaces and the use thereof, including, but not limited to, rules and regulations controlling the flow of traffic to and from various parking areas, the angle and direction of parking and the like. Tenant shall comply with and cause its employees and visitors to comply with all such rules and regulations as well as all reasonable additions and amendments thereto.

5. Tenant shall not store or permit its employees to store any automobiles in the Parking Garage for longer than seven (7) days without the prior written consent of Landlord. If Tenant’s employees desire to leave their automobiles in the Parking Garage for more than seven (7) days, Tenant shall provide Landlord with prior notice thereof designating the license plate number and model of such automobile and the parking space, which must be one of Tenant’s allocated reserved parking spaces. Except for emergency repairs, Tenant and its employees shall not perform any work on any automobiles while located in the Parking or at the Project.

6. Landlord shall have the right to temporarily close the Parking Garage or certain areas therein in order to perform necessary repairs, maintenance and improvements to the Parking Garage. In such event, Landlord will make available alternative parking in reasonable proximity to the Building on a space for space basis.

7. Tenant shall not assign or sublease any of the parking spaces at the Project (except to a Permitted Transferee) without the consent of Landlord, which such consent shall not be unreasonably withheld or delayed and provided that Landlord shall not be required to consider any such request except in connection with a concurrent request for a consent to a Transfer.

8. For each parking space covered under this Lease, Tenant will be provided with (1) parking permit which may be evidenced and controlled by a parking sticker or other mechanism, device or system specified by Landlord from time to time. With respect to such permits, Tenant covenants and agrees as follows:

a.	Only one (1) vehicle per permit shall have access to the Parking Garage.

b.	Tenant shall at all times maintain with Landlord a list of permits held by Tenant, which list shall be in form, scope, and substance reasonably satisfactory to Landlord, and shall identify each individual to whom a permit has been issued, the vehicle used by such individual, and the license plate number of such vehicle.

c.	Tenant shall be responsible for any damage to the Parking Garage caused by any person using a permit which has been issued to Tenant.

d.	In the event of material unauthorized or material improper use of a permit, as determined by Landlord in its reasonable judgment, Landlord may withdraw the permit and terminate Tenant’s right to use the permit, all without terminating or otherwise affecting tenant’s responsibilities, obligations, and liabilities under this Lease. Notwithstanding the foregoing, however, if such unauthorized or improper use of a permit is made by an employee of Tenant without Tenant’s knowledge, consent, or approval, then such employee may be barred by Landlord from using the permit and any parking spaces in the Garage, and in such event, Landlord shall permit Tenant to reissue the permit to another employee of Tenant subject to the provisions of this parking agreement.

e.	Each permit shall at all times remain the property of Landlord, and Tenant shall surrender all permits to Landlord immediately upon termination of this Lease. If any permit is lost, damaged or not returned to Landlord on request, payment of a replacement fee must be delivered to Landlord before a replacement permit is issued to Tenant.

9. Tenant shall indemnify and hold harmless Landlord from and against all claims, losses, liabilities, damages, costs, and expenses (including, but not limited to, attorneys’ fees and court costs) arising or alleged to arise out of the use of any parking permit issued hereunder. If any of the parking spaces covered by the permits provided to Tenant hereunder become unavailable for use by Tenant at any time or from time to time during the Term of this Lease, whether due to casualty or any other cause, the charges hereunder with respect to the applicable permits shall abate until such spaces again become available for use by Tenant, but otherwise this Lease shall continue in full force and effect.

10. All motor vehicles (including all contents thereof) shall be parked in the Parking Area at the sole risk of Tenant and each patron of the Parking Area, it being expressly agreed and understood Landlord has no duty to insure any of said motor vehicles (including the contents thereof), and Landlord is not responsible for the protection and security of such vehicles. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, LANDLORD SHALL HAVE NO LIABILITY WHATSOEVER FOR ANY PROPERTY DAMAGE WHICH MIGHT OCCUR ON THE PARKING AREA OR AS A RESULT OF OR IN CONNECTION WITH THE PARKING OF MOTOR VEHICLES IN ANY OF THE PARKING SPACES.

EXHIBIT E – NOTICE OF LEASE TERM

4440 El Camino Building • 4440 El Camino Real • Los Altos, California

This NOTICE OF LEASE TERM (“NLT”) is given by BOX.NET, INC., a Delaware corporation (“Tenant”) to BEHRINGER HARVARD EL CAMINO REAL LP, a Delaware limited partnership (“Landlord”), with respect to that certain Lease dated             , 2011 (“Lease”), under which Tenant has leased from Landlord certain premises known the 4440 El Camino Building located at 4440 El Camino Real, Los Altos, California (“Building”).

In consideration of the mutual covenants and agreements stated in the Lease, and intending that this Agreement may be relied upon by Landlord and any prospective purchaser or present or prospective Encumbrance holder, Tenant certifies and confirms the following:

(a)	The Delivery Date is , 2011.

(b)	The Commencement Date is , 20 .

(b)	The Expiration Date is , 20 .

Except for those terms expressly defined in this NLT, all initially capitalized terms will have the meanings stated for such terms in the Lease.

EXECUTED THIS             DAY OF                    2011.

TENANT

BOX.NET, INC., A DELAWARE CORPORATION

By:
Name:
Title:

LANDLORD

BEHRINGER HARVARD EL CAMINO REAL LP, A DELAWARE LIMITED PARTNERSHIP

By:	Behringer Harvard El Camino Real GP, LLC,
a Delaware limited liability company,
Its general partner

By:
Name:
Title:

E-1

EXHIBIT F – WORK LETTER

4440 El Camino Building • 4440 El Camino Real • Los Altos, California

1. Preliminary. This Work Letter governs the finish out/refurbishment by Tenant of the Premises. Landlord has no obligation to make any modifications, alterations or improvements to the Premises or the Building or, except for the funding of the Construction Allowance (hereinafter defined), contribute to the cost of the Tenant Improvements (hereinafter defined) or any other alterations or improvements desired by Tenant to the Premises in connection with the Lease of which this Work Letter is a part.

2. Construction Documents.

(a) Space Plans. Within a commercially reasonable time period after the Execution Date, Tenant shall, at its sole expense (but subject to the Premises Construction Allowance), deliver to Landlord space plans prepared by an architect (“Architect”) chosen by Tenant and reasonably approved by Landlord in electronic Autocad format together with a full-size hard copy depicting all improvements and alterations desired by Tenant to be installed in or made to the Premises. Landlord shall notify Tenant whether it approves of such space plans within five (5) business days after receipt thereof. If Landlord disapproves of the space plans, Landlord shall notify Tenant thereof specifying in reasonable detail the reasons for such disapproval, in which case Tenant shall revise the space plans in accordance with Landlord’s objections and submit revised space plans in accordance with subparagraph (a) above to Landlord for its review and approval. Landlord shall notify Tenant in writing whether or not it approves of the resubmitted space plans within three (3) business days after its receipt thereof and, if Landlord disapproves, Landlord shall notify Tenant thereof specifying in reasonable detail the reasons for such disapproval. This process shall be repeated until the space plans have been finally approved by Landlord and Tenant. If Landlord fails to approve or disapprove of the space plans or the resubmitted space plans, as the case may be, within the applicable time period set forth above in this Section 2.(a), and any such failure is not cured by Landlord within three (3) business days after written notice from Tenant to Landlord of such failure, then the space plans as submitted, or as resubmitted, as the case may be, shall be deemed approved by Landlord. As used herein, “Space Plans” means the Preliminary Spaces Plans finally approved or deemed approved by Landlord as provided above. Material changes to the Space Plans shall require Landlord’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed. To the extent not attached hereto on the Execution Date, this Work Letter will be automatically amended to include as Annex 1 hereto the finally approved Space Plan.

(b) Working Drawings. Within a commercially reasonable time after approval of the Space Plan, Tenant shall, at its sole cost and expense (subject again to the Construction Allowance), provide to Landlord for its approval preliminary construction documents prepared by Architect and detailing all improvements and/or alterations that Tenant proposes to install and/or make in the Premises (“Preliminary CDs”). The Preliminary CDs shall be delivered in Autocad format together with a hard copy thereof and shall include, without limitation, the partition layout, ceiling plan, electrical outlets and switches, telephone outlets, drawings for any modifications to the

Base Building and reasonably detailed plans and specifications for the construction of all improvements and alterations Tenant desires to be made to the Premises. The Preliminary CDs must be consistent in all material respects with the approved Space Plan. Landlord shall notify Tenant whether it approves of the submitted Preliminary CDs within seven (7) business days after Tenant’s submission thereof. If Landlord disapproves of such Preliminary CDs, then Landlord shall notify Tenant thereof specifying in reasonable detail the reasons for such disapproval, in which case Tenant shall revise the Preliminary CDs in accordance with Landlord’s objections and submit the revised Preliminary CDs to Landlord for review and approval. Landlord shall notify Tenant in writing whether it approves of the resubmitted Preliminary CDs within five (5) business days after its receipt thereof. This process shall be repeated until the Preliminary CDs have been finally approved by Landlord; provided that Landlord shall only be entitled to disapprove any resubmitted Preliminary CDs to the extent the same fail to comply in all material respects with Landlord’s prior reasons for disapproval. If Landlord fails to approve or disapprove of the Preliminary CDs or the resubmitted Preliminary CDs, as the case may be, within the applicable time period set forth above in this Section 2.(a), and any such failure is not cured by Landlord within three (3) business days after written notice from Tenant to Landlord of such failure, then the Preliminary CDs as submitted, or as resubmitted, as the case may be, shall be deemed approved by Landlord. As used herein, (i) “Final CDs” shall mean the Preliminary CDs as finally approved by Landlord, as amended from time to time by any Change Orders (hereinafter defined), and (ii) “Tenant Improvements” shall mean, collectively, all improvements and alterations or work to be installed or performed in or made to the Premises pursuant to the Final CDs and any demolition work necessary to commence such improvements. Upon determination of the Final CDs, this Work Letter will automatically be amended to incorporate the Final CDs by reference.

(c) Approval Standard. Landlord’s approval of the Space Plan or Preliminary CDs, as applicable, shall not be unreasonably withheld, conditioned or delayed unless such are inconsistent with the approved Space Plan (with respect to the Preliminary CDs) or reveal a Design Problem, in which event Landlord may disapprove of the Space Plan or the Preliminary CDs in its sole discretion to the extent of the Design Problem only.

3. Change Orders. If Tenant desires to make any material changes to the Final CDs, Tenant shall submit to Landlord a change order request prepared by Architect and otherwise in a form reasonably required by Landlord but which shall include, in any event, changes to the Final CDs reflecting the requested change. Each such change order must receive the prior written approval of Landlord, such approval or disapproval to be made within the time periods and governed by the standards for approval of the Preliminary CDs as described above. If Landlord approves any change order request, such to be evidenced by a written change order executed by Landlord and Tenant (“Change Order”), then the incremental increase in the cost of construction of the Tenant Improvements (soft and hard costs) (collectively, “Change Order Costs”) shall be added to the Construction Costs and the Construction Budget (hereinafter defined) shall be automatically adjusted to include such costs. If all or any of the Change Order Costs are also Excess Costs (e.g., the total Construction Costs reflected in the Construction Budget already exceed the Construction Allowance or the Construction Allowance will be exceeded with the addition of the Change Order Costs), then

Landlord shall not be required to make further disbursements of the Construction Allowance until Tenant has provided evidence that it has paid for additional Construction Costs in the amount of such additional Excess Costs (or as hereafter permitted, allocated any available balance of the Construction Allowance to such Excess Costs).

4. Tenant’s Contractors/Construction Contracts.

(a) Tenant’s General Contractor. Tenant shall be responsible for bidding the Tenant Improvements and selecting the General Contractor (herein so called). Landlord shall have the right to approve the General Contractor and all subcontractors, such approval not to be unreasonably withheld, conditioned or delayed. Without limitation, it will be reasonable for Landlord to disapprove of a contractor or subcontractor on the basis that (i) such contractor or subcontractor is not licensed and bonded, or (ii) Landlord has had previous unsatisfactory experience with such contractor.

(b) Tenant’s Construction Contracts. Any construction contract for the Tenant Improvements shall provide for, without limitation, (i) a one-year warranty for all of the Tenant Improvements; and (ii) a requirement that the General Contractor perform the Tenant Improvements in accordance with the Final CDs and in a good and workmanlike manner and in compliance with all Laws.

5. Construction/Contractor Requirements.

(a) Neither Tenant nor any of Tenant’s contractors or subcontractors shall commence any of Tenant Improvements until the later to occur of (i) determination of the Final CDs, (ii) Tenant obtaining and delivering to Landlord all necessary building permits therefor; (iii) Landlord’s approval of the Construction Budget (hereinafter defined) and a construction schedule for the Tenant Improvements, and (iv) the Delivery Date. Notwithstanding, Tenant shall be permitted to perform demolition of existing improvements necessary for the performance of the Tenant Improvements from and after the Delivery Date provided that Landlord has approved of the demolition plans, such not to be unreasonably withheld, and has obtained and delivered all necessary demolition permits to Landlord.

(b) Tenant’s General Contractor and all subcontractors shall comply at all times with the Landlord’s reasonable rules and regulations for contracted services in the Building. Such rules and regulations are available from the Building’s management office.

(c) Prior to any entry onto the Building, Tenant’s General Contractor and all subcontractors shall have provided to Landlord certificates of insurance, in form and amount reasonably satisfactory to Landlord, insuring Landlord, Landlord’s property manager, any encumbrance holder and such other parties as it shall reasonably designate against any and all liability for personal injury, including workers’ compensation claims and for property damage that may arise out of or be in any manner connected with the Tenant Improvements. Landlord’s contractor insurance requirements are available from the Building’s management office.

(d) Landlord must receive a list of sub-contractors engaged by Tenant as of the start of the Tenant Improvements. Tenant shall provide any updates promptly to Landlord.

(e) Upon commencement of the construction of the Tenant Improvements, Tenant shall proceed with due diligence to complete same in an expeditious manner in accordance with the Final CDs. The Tenant Improvements must be performed by Tenant in a good and workmanlike manner, in compliance with all Laws, and in such a manner and at such times, so as not to materially interfere with the operation of the Building.

(f) Tenant will take commercially reasonable steps to protect its facilities affected by the performance of the Tenant Improvements and to secure the same. Construction equipment and materials are to be located in confined areas and delivery and loading of equipment and materials shall be done at such locations and at such time as Landlord shall reasonably direct so as not to overburden the operation of the Building.

(g) Tenant shall at all times keep the Outside Areas free from accumulations of waste materials or rubbish caused by its suppliers, contractors or workers. Landlord may require daily clean-up if required for fire prevention and life safety reasons or Laws and reserves the right, following notice to Tenant and a reasonable opportunity to cure, to do clean-up at the expense of Tenant if Tenant fails to comply with Landlord’s cleanup requirements. Upon Substantial Completion of the Tenant Improvements, Tenant’s contractors shall forthwith remove all rubbish and all tools, equipment and surplus materials from and about the Premises and Project. Any damage caused by Tenant’s contractors to any portion of the Building or to any property of Landlord or other tenants shall be repaired by Tenant at Tenant’s expense forthwith after written notice from Landlord as to its condition prior to such damage.

6. Substantial Completion.

(a) As used herein “Substantial Completion,” “Substantially Completed,” and any derivations thereof mean that (i) the Tenant Improvements have been substantially completed in accordance with the Final CDs as determined by Architect (and confirmed by Landlord’s construction manager, which confirmation shall not be unreasonably withheld, conditioned or delayed), (ii) Tenant can lawfully occupy the Premises for business purposes. Substantial Completion shall have occurred even though minor details of construction, decoration, landscaping and mechanical adjustments and other “punch-list” items remain to be completed. Tenant shall have the sole responsibility for obtaining any certificate of occupancy (or equivalent). When the Architect considers the Tenant Improvements to be Substantially Completed, Tenant will notify Landlord and within three (3) business days thereafter, Landlord’s Representative and Tenant’s Representative shall conduct a walk-through of the Premises and identify any necessary touch-up work, repairs and minor completion items that are necessary for final completion of the Tenant Improvements. Tenant shall use commercially reasonable efforts to cause the General Contractor performing the Tenant Improvements to complete all punch-list items within thirty (30) days after agreement thereon. Notwithstanding the above, Substantial Completion of the Tenant Improvements is not a condition to the Commencement Date or Tenant’s obligation to pay Rent under the Lease.

(b) All Tenant Improvements shall be the property of Landlord upon installation unless Landlord and Tenant otherwise agree in writing and provided that Landlord may designate for removal by Tenant (and at Tenant’s cost) any Tenant Improvements that are not Building Standard. For purposes of the foregoing sentence, the following shall be deemed Building Standard Tenant Improvements: usual office improvements for a general, standard office use such as standard gypsum board, partitions, typical office ceiling grids and tiles, typical office lighting panels, typical office doors and carpeting, standard break rooms and lunchrooms.

7. Payment for Tenant Improvements/Construction Allowance.

(a) Construction Costs Defined. As used in this Work Letter, “Construction Costs” shall include only (i) the cost of all labor and materials and supplies for the Tenant Improvements; (ii) the cost of all contractor, architectural, engineering and design and project consultant/manager fees (including but not limited to costs incurred in connection with the preparation of the Space Plans and the Final CDs and any other construction documents) and general conditions and permitting costs/fees; and (iii) extra janitorial expenses associated with the construction. Construction Costs shall not include the cost of acquisition, installation, set up or testing of any of Tenant’s furniture, fixtures or equipment excluding cabling and wiring for Tenant’s voice data and telecommunications systems. Prior to commencement of construction of the Tenant Improvements, Tenant shall deliver or cause to be delivered to Landlord a construction budget setting forth the estimated Construction Costs (the “Construction Budget”). Tenant shall not commence any of the Tenant Improvements until Landlord has approved of the Construction Budget, such consent not to be unreasonably withheld, conditioned, or delayed.

(b) Allowance/Disbursement. Tenant shall be responsible for the entire Construction Costs; provided, however, that Landlord shall provide to Tenant (i) a construction allowance in the amount of $20.00 per RSF of the Premises, or $1,931,240.00 (the “Construction Allowance”) to be applied toward Construction Costs. Landlord shall make disbursements of the available Construction Allowance to Tenant for Construction Costs incurred by Tenant as follows:

(1) Disbursements. If Tenant desires to apply for a disbursement of the Construction Allowance, then Tenant may apply for any such disbursement by, on or before the 5th day of any calendar month (or such other date as Landlord may designate), delivering to Landlord each of the following: (A) a request for payment of the General Contractor approved by Tenant, in the appropriate AIA form or other form approved by Landlord showing the schedule, by trade, of percentage of completion of the Tenant Improvements, detailing the portion of the Tenant Improvements completed and the portion not completed, and demonstrating that the relationship between the Construction Costs completed and the Construction Costs to be completed complies with the terms of the Construction Budget, (B) copies of invoices from Tenant’s contractors for labor rendered and materials delivered to the Premises and for which payment is sought through the subject disbursement; (C) an executed mechanic’s lien release from the General Contractor with respect to the work for which payment is sought and in a form approved by Landlord, and (D) executed mechanic’s lien releases from all subcontractors with respect to any previous draws paid by Landlord and in a form approved by Landlord (the foregoing being collectively referred to herein as an “Interim Application for Payment”). As between Landlord and Tenant, Tenant’s submission of an Application for Payment shall be deemed Tenant’s acceptance and approval of the portion of the Tenant Improvements furnished and/or the materials supplied as set forth in Tenant’s payment request. Subject to the terms of this Work Letter, on or before the 30th day of the calendar month in which the Application was received, Landlord shall deliver a check to Tenant in reimbursement of the lesser of (A) the amounts so requested by Tenant, less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the “Retainage”) and (B) the balance of any remaining available portion of the Construction Allowance (not including the Retainage), provided that Landlord does not dispute any request for payment based on non-compliance of any Tenant Improvements with the Finals CDs, or due to any substandard work, or for any other reasonable reason. Landlord’s payment of any Application for Payment shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s Application of Payment.

(2) Final Payment. Landlord shall pay the Retainage to Tenant following the receipt by Landlord of an executed application for payment on the appropriate AIA form or another form as is reasonably approved by Landlord and the following items: (i) with respect to payment to any persons performing work or supplying or fabricating materials for the Tenant Improvements, final lien waivers from such persons, fully executed, acknowledged and in recordable form, (ii) the Tenant’s and Architect’s certification that the Tenant Improvements have been finally completed, including all punch-list items, on the appropriate AIA form or such other form as is approved by Landlord, (iii) evidence that Tenant can lawfully occupy the Premises, (iv) Landlord has determined that no substandard work exists which adversely affects the Building Systems or the Base Building or exterior appearance of the Building, or any other tenant’s use of such other tenant’s leased premises in the Building, (iv) evidence that Tenant has paid for the entire Construction Costs that is in excess of the Construction Allowance, (vi) commissioning documents for any equipment installed as part of the Tenant Improvements that are tied into any Mechanical Systems, (vii) Tenant’s “close-out” package including information regarding all materials incorporated into the Tenant Improvements, and (viii) Tenant has furnished Landlord with an accurate record drawing of the Tenant Improvements as constructed in Autocad format together with a hard copy thereof (collectively, a “Final Application for Payment” and referred to interchangeably with an Interim Application for Payment, an “Application for Payment”). Subject to the terms of this Work Letter, Landlord shall pay to Tenant the Retainage amount within thirty (30) days following Tenant’s submission of the Final Application for Payment. Tenant’s submission of a Final Application for Payment shall constitute Tenant’s representation and warranty to Landlord that Tenant has inspected all of the Tenant Improvements and accepts same subject only to latent defects, and provided that such representation does not constitute a waiver by Tenant of any claims against its contractors. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s Application of Payment.

(c) Excess Costs. Without limitation of any of the above, if the estimated Construction Costs as reflected in the approved Construction Budget (as such may be revised to reflect any approved Change Orders Costs) is greater than the Construction Allowance (the positive difference between the Construction Costs and the Construction Allowance being “Excess Costs”), Landlord’s disbursements under Paragraph 7(b) shall be additionally conditioned upon Tenant paying to Landlord, not later than ten (10) days prior to the last date upon which Landlord would otherwise be required to fund the Application for Payment, an amount equal to the product obtained by multiplying the total amount included in the Interim Application for Payment multiplied by a fraction (expressed as percentage), the numerator of which is total Excess Costs and the denominator of which is the Construction Allowance (such amount being the “Tenant’s Excess Cost Payment”); provided, however, the provisions of this Section (c) shall not be applicable to the extent of any disbursements of the Construction Allowance paid to Tenant in reimbursement of costs previously paid by Tenant (as opposed to disbursements paid to Tenant’s contract or subcontractor) following satisfaction of the conditions set forth in Section 7(b)(2) of this Exhibit F.

(d) Additional Disbursement Conditions. Except as expressly provided elsewhere in this Work Letter, Landlord shall only be obligated to make the disbursement of the Construction Allowance to the extent costs are incurred and paid by Tenant for the Construction Costs. If an Application for Payment is incomplete or incorrect in any respect, Landlord will notify Tenant of same and the amount of the subject disbursement of the Construction Allowance applicable to the portion of such incomplete or incorrect Application for Payment only shall be deferred until twenty (20) days following Landlord’s receipt of the corrected Application for Payment. Notwithstanding anything to the contrary contained in this Work Letter, Landlord shall not be obligated to make any disbursement during the pendency of any of the following: (1) Landlord has received written notice of any unpaid and delinquent claims relating to any portion of the Tenant Improvements (or, as the case may be, the Tenant Improvements) or any materials in connection therewith, other than claims which will be paid in full from such disbursement, (2) there is an unbonded lien outstanding against the Building or any of the Premises or Tenant’s interest therein by reason of work done, or claimed to have been done, or materials supplied or specifically fabricated, claimed to have been supplied or specifically fabricated, to or for Tenant or any of the Premises, (3) the conditions to the advance of the Construction Allowance are not satisfied, (4) a Default then exists, or (5) Landlord has determined, in its reasonable discretion, that substandard work exists which adversely affects the Base Building or exterior appearance of the Building, or any other tenant’s use of such other tenant’s leased premises in the Building (but in such case Landlord’s option to defer payment shall be limited to non-payment for the substandard work only ). Nothing herein shall be construed to grant Tenant the power to lien any interest of Landlord in the Project. If on the first (1st) anniversary of the Delivery Date there remains any unfunded balance of the Landlord’s Contribution not then subject to a pending or disputed request for disbursement, then such balance shall be the sole property of Landlord and Tenant shall have no further rights with respect thereto.

(e) Excess Allowance. If upon final completion of the Tenant Improvements there remains any balance of the Construction Allowance, Tenant may draw upon such balance (the “FF&E Allowance”) to pay for the cost (“FF&E Costs”) to acquire and install customary office furniture, fixtures and equipment to be first used in the Premises (“FF&E”). Not later than the first (1st) anniversary of the Commencement Date Tenant may submit one (1) request for reimbursement of all FF&E Costs, such to be accompanied by invoices reflecting such costs as have been paid by Tenant and evidence of payment. Landlord shall reimburse for the FF&E Costs up to the FF&E Allowance within thirty (30) days after receipt of Tenant’s request. Landlord shall have no obligations to reimburse Tenant for FF&E Costs not submitted to Landlord by the first (1st) anniversary of the Commencement Date. Any balance of the FF&E Allowance remaining on the first (1st) anniversary of the Commencement Date and not subject to a pending or disputed request for reimbursements is forfeited by Tenant and the sole property of Landlord.

9. Landlord’s Oversight Role/Review. The parties acknowledge that neither Landlord nor its managing agent is an architect or engineer, and that the Tenant Improvements will be designed and performed by independent architects, engineers and Tenant’s contractors engaged by Tenant. Landlord and its managing agent shall have no responsibility for construction means, methods or techniques or safety precautions in connection with the Tenant Improvements, and do not guarantee that the Space Plans or the Final CDs (as such may be changed by change orders) will be free from errors, omissions or defects or will comply with Laws, and shall have no liability therefore notwithstanding any approval thereof. Landlord’s approval of Space Plans, the Final CDs, change orders and contracts, and Landlord’s designations, lists, recommendations or approvals concerning Tenant’s architects and contractors shall not be deemed a warranty as to the quality or adequacy thereof or of the Space Plans, the Final CDs (as such may be changed by change orders), any other construction documents or the Tenant Improvements, or the design thereof, or of its compliance with Laws. After providing Tenant’s Representative prior notice of one (1) business day (except in the event of emergency, no notice shall be required), Tenant shall permit access to the Premises, and inspection of the Tenant Improvements, by Landlord and Landlord’s architects, engineers, contractors and other representatives, at all times during the period in which the Tenant Improvements are being planned and constructed to allow Landlord and Landlord’s Representative to ensure compliance with this Work Letter. If Tenant fails to perform the Tenant Improvements as required herein or the materials supplied fail to comply herewith or with the Final CDs (as such may be changed by change orders) and such failure shall continue for five (5) business days after receipt of written notice thereof delivered by Landlord to Tenant’s Representative, Landlord shall have the right to temporarily stop the applicable portions of the Tenant Improvements pending Tenant’s cure of such failure. Landlord shall have the right, but not the obligation, to perform, on behalf of and for the account of Tenant, subject to reimbursement by Tenant, any work required to cure or complete any Tenant Improvements which has violated this Work Letter, or which pertains to patching of the Tenant Improvements and other work in the Building, or involves Tenant Improvements outside the Premises, or which affects the Base Building, provided that Tenant shall not have done so within five (5) business days after receipt of written notice thereof delivered by Landlord to Tenant or, if the same cannot be corrected within five (5) business days, Tenant fails to commence correcting the same and diligently proceeds to correct the same. No such action by Landlord shall serve to abate any Rent due under the Lease, as amended or any other obligations of Tenant therein.

10. In no event shall Landlord be entitled to any supervision fee in connection with the improvements contemplated by this EXHIBIT F.

11. Representatives. Landlord’s and Tenant’s representatives for coordination of construction and approval of change orders will be as follows:

Landlord’s Representative:	Ernie Hughes
950 W. Maude Ave.
Sunnyvale, California 94085
Office: 408.617.7646
Cell:

Tenant’s Representative:	Before the Commencement Date:

Box.Net, Inc.
220 Portage Ave.
Palo Alto, California 94306
Attn: Greg Strickland, VP Business Operations

After the Commencement Date:

Box.Net, Inc.
4440 El Camino Real
Los Altos, California 94022
Attn: Greg Strickland, VP Business Operations

All inquiries, requests, instructions, authorizations and other communications with respect to the matters covered by this Work Letter will be made to Landlord’s Representative or Tenant’s Representative, as the case may be. Either party may change its representative under this Work Letter at any time by giving written notice to the other party delivered in accordance with the notice provisions of the Lease.

EXHIBIT G – ROOF TOP RIGHTS

Subject to the following terms and conditions of this Exhibit, Tenant shall have the non-exclusive license to install and operate on the roof of the Building (the “Roof”) one or more satellite dishes and/or antenna for the sole purposes of telecommunications bandwidth and/or satellite cable television service to the Premises and for Tenant’s own exclusive use and provided that as to each such dish or antenna the size, weight, height and other dimensions and features of such dish are approved by Landlord in writing prior to installation thereof, which approval shall not be unreasonably withheld (whether a dish or antenna, such being referred to herein collectively (and together with all connections to the Premises) as the “Rooftop Communications Equipment”) and subject to the following additional terms and conditions:

1. Tenant shall install the Rooftop Communications Equipment by methods acceptable to Landlord. Tenant shall obtain, at its sole cost and expense, all permits and zoning and other approvals (collectively, “Approvals”) necessary for the installation and operation of the Rooftop Communications Equipment. The actual location of the Rooftop Equipment is subject to Landlord’s reasonable approval which, without limitation, may be based upon its requirements that such equipment not be visible from street-level and/or that such equipment be appropriately screened.

2. Landlord reserves the right, at Landlord’s sole cost and expense (and not as a part of Expenses), to relocate any or all of the Rooftop Communications Equipment on the Roof as reasonably necessary during the Term; provided that Landlord shall be required to provide a location which permits the proper orientation, line of sight and complete operation of each such relocated Rooftop Communications Equipment.

3. Tenant’s right to install the Rooftop Communications Equipment shall be subject to Landlord’s approval of plans and specifications therefor, the manner in which the Rooftop Communications Equipment is attached to the Roof and the manner in which any cables are run to and from the Rooftop Communications Equipment. The precise specifications and a general description of the Rooftop Communications Equipment along with all documents Landlord reasonably requires to review the installation of the Rooftop Communications Equipment (the “Plans and Specifications”) shall be submitted to Landlord for Landlord’s written approval no later than fifteen (15) days before Tenant commences to install the Rooftop Communications Equipment. Tenant shall notify Landlord upon completion of the installation of the Rooftop Communications Equipment. If Landlord determines that the Rooftop Communications Equipment does not comply with the approved Plans and Specifications, that the Building or Roof has been damaged during installation of the Rooftop Communications Equipment or that the installation was defective, Landlord shall notify Tenant of any noncompliance or detected problems and Tenant promptly shall cure the defects. If the Tenant fails to promptly cure the defects, Tenant shall pay to Landlord upon demand the cost, as reasonably determined by Landlord, of correcting any defects and repairing any damage to the Building caused by such installation. If at any time Landlord, in its reasonable discretion, deems it necessary, Tenant shall provide and install, at Tenant’s sole cost and expense, appropriate aesthetic screening, reasonably satisfactory to Landlord, for the Rooftop Communications Equipment (the “Aesthetic Screening”). Tenant shall clearly and conspicuously use and maintain tags to mark the Rooftop Communications Equipment with the Tenant’s name, frequency numbers, date of installation, and Tenant’s contact information.

4. The installation, maintenance, operation and removal of the Rooftop Communications Equipment, the appurtenances and the Aesthetic Screening, if any, is not permitted to damage the Building or the Roof, interfere with the use of the Building and Roof by Landlord, or penetrate the Roof or Roof membrane without Landlord’s prior written consent. Tenant agrees to be responsible for any damage caused to the Roof or any other part of the Building, which may be caused by Tenant or any of its agents or representatives in connection with the installation, maintenance, operation and removal of the Rooftop Communications Equipment, the appurtenances and the Aesthetic Screening, if any, including, without limitation, any damages suffered by Tenant due to Roof leakage caused by the Rooftop Communications Equipment.

5. Tenant agrees to install only equipment of types and frequencies which will not cause unreasonable interference to Landlord or existing occupants of the Project or the Condominium (e.g., the hotel adjacent to the Project). In the event Tenant’s equipment is proven to cause such interference, Tenant will change the frequency on which it transmits and/or receives and take any other steps necessary to eliminate the interference. If said interference cannot be eliminated within a reasonable period of time, in the judgment of Landlord, then Tenant agrees to remove the Rooftop Communications Equipment from the Roof. The parties acknowledge that there will not be an adequate remedy at law for non-compliance with the provisions of this paragraph and, therefore, either party shall have the right to specifically enforce the provisions of this paragraph at law or in equity in a court of competent jurisdiction. Landlord shall not permit installations of equipment on the Roof subsequent to installation of the Rooftop Communications Equipment to interfere with the Rooftop Communications Equipment.

6. Tenant shall, at its sole cost and expense, and at its sole risk, install, operate and maintain the Rooftop Communications Equipment in a good and workmanlike manner, and in compliance with all Building, electric, communication, and safety codes, ordinances, standards, regulations and requirements, now in effect or hereafter promulgated by any governmental agency having jurisdiction over radio or telecommunications, and of the state, city and county in which the Building is located. Under this Lease, the Landlord and its agents assume no responsibility for the licensing, operation and/or maintenance of Tenant’s equipment. The Rooftop Communications Equipment shall be connected to Landlord’s power supply in strict compliance with all applicable Building, electrical, fire and safety codes. Neither Landlord nor its agents shall have any responsibility or liability for the conduct or safety of any of Tenant’s representatives, repair, maintenance and engineering personnel while in or on any part of the Building or the Roof in connection with the installation, maintenance, operation and removal of the Rooftop Communications Equipment, the appurtenances and the Aesthetic Screening, if any.

7. The Rooftop Communications Equipment, the appurtenances and the Aesthetic Screening, if any, shall remain the personal property of Tenant, and shall be removed by Tenant at its own expense at the expiration or earlier termination of this Lease or Tenant’s right to possession under this Lease. Tenant shall repair any damage caused by such removal, including the patching of any holes to match, as closely as possible, the color surrounding the area where the equipment and appurtenances were attached. Tenant agrees to maintain all of the Tenant’s equipment placed on or about the Roof or in any other part of the Building in proper operating condition and maintain same in satisfactory condition as to appearance and safety. Such maintenance and operation shall be performed in a manner to avoid any unreasonable interference with any other tenants or Landlord. Tenant shall keep the Roof free of all trash or waste materials produced by Tenant or Tenant’s agents, employees or contractors.

8. Tenant’s contractors performing the installation, repair and service for the Rooftop Communications Equipment shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall provide Landlord with prior written notice of any such installation, removal or repair and coordinate such work with Landlord in order to avoid voiding or otherwise adversely affecting any warranties granted to Landlord with respect to the Roof. If necessary, Tenant, at its sole cost and expense, shall retain any contractor having a then existing warranty in effect on the Roof to perform such work (to the extent that it involves the Roof) or, at Tenant’s option, to perform such work in conjunction with Tenant’s contractor.

9. Tenant shall not allow any provider of telecommunication, video, data or related services (“Communication Services”) to locate any equipment on the Roof for any purpose whatsoever, nor may Tenant use the Roof and/or Rooftop Communications Equipment to provide Communication Services to an unaffiliated tenant, occupant or licensee of the Building, the Project or any other building, or to facilitate the provision of Communication Services on behalf of any Communication Services provider.

10. If Landlord contemplates Roof repairs or requires access which (a) requires temporary removal or relocation of the Rooftop Communications Equipment, or (b) may result in an interruption in Tenant’s telecommunications services, Landlord shall notify Tenant in writing at least thirty (30) days prior to such contemplated work in order to allow Tenant to make other arrangements for such services, except in the event of an emergency, in which case Landlord shall give Tenant reasonable prior written notice. In the event such temporary removal or relocation of the Rooftop Communications Equipment or interruption in Tenant’s telecommunications services is necessary, Landlord agrees to provide alternate space to Tenant that is reasonably acceptable to Tenant for a temporary terminal if such alternative space is available. All costs of removal, relocation and re-installation shall be borne by Landlord unless the subject repair is capital in nature or unless Landlord is replacing all or a substantial portion of the roof, in which event Tenant shall be pay for removal/relocation costs.

11. Tenant (or its agents or representatives) shall, upon reasonable notice, be permitted use of and access to the Roof of the Building provided, however for purposes of examination, maintenance and repair of the Rooftop Communications Equipment, all of which shall be performed by Tenant or Tenant’s authorized representative or contractors, which shall be approved by Landlord, at Tenant’s sole cost and risk. It is agreed, however, that only authorized engineers, employees or properly authorized contractors of Tenant or persons under their direct supervision will be permitted to have access to the Roof. Tenant further agrees to exercise control over the people requiring access to the Roof in order to keep to a minimum the number of people having access to the Roof and the frequency of their visits.

12. Tenant’s rights with respect to the Rooftop Communications Equipment shall not be transferable to any subtenant.

13. Tenant’s Rooftop rights hereunder are non-exclusive. Landlord reserves the right to lease and license space on the Roof of the Building or elsewhere to other tenants, as Landlord may desire, for any purpose, including the installation and operation of a separate satellite transmission dish and antennas and related equipment.

14. This Exhibit does not create an easement, leasehold or any other interest in real property. Tenant’s rights under this Exhibit expire upon the expiration or the earlier termination of the Lease or Tenant’s right to occupy the Premises.

EXHIBIT H – LETTER OF CREDIT PROVISIONS

1. Delivery of Letter of Credit. As a condition precedent to Landlord’s obligations under this Lease, and to secure compliance and performance by Tenant of all of the terms and conditions of this Lease, Tenant shall deliver to Landlord, on or before the LOC Delivery Deadline (defined below), a letter of credit in a face amount of ONE MILLION EIGHT HUNDRED THOUSAND DOLLARS ($1,800,000.00, the “LOC Amount”, as such amount may be reduced pursuant to Section 3 below) meeting the requirements of this Exhibit, as said letter of credit may be replaced, extended, amended and/or modified from time to time (the “Letter of Credit”). As used herein, the term “LOC Delivery Date” means two (2) business days following the Execution Date.

2. Form of Letter of Credit. The Letter of Credit shall: (i) be issued by (and at all times be drawable upon) a federally insured national bank approved by Landlord in writing in its reasonable discretion (and Landlord hereby approves of Wells Fargo); (ii) be an irrevocable and unconditional standby Letter of Credit issued in the full amount of the required LOC Amount; (iii) be issued in the name of Landlord as beneficiary; (iv) have an initial term commencing on the date of issuance and ending no earlier than September 30, 2012; (v) state on its face that, notwithstanding the stated expiration date, the term of the Letter of Credit shall be automatically renewed for successive, additional one (1) year periods unless, at least sixty (60) days prior to any such date of expiration, the issuing bank shall have given written notice to Landlord, by certified mail, return receipt requested that the Letter of Credit will not be renewed; (vi) have a final expiration date of not less than sixty (60) days after the Expiration Date (as such may be adjusted for renewals and extensions); (vii) expressly provide that Landlord (and/or its successors and assigns) is entitled to make one or more draws under the Letter of Credit upon delivery to issuer of a sight draft (a “Draft”) in a banking office of issuer in Palo Alto, California (or such other location as is approved by Landlord in writing) and signed by a purported officer or authorized agent or representative of Landlord and certifying to the issuer that a Draw Event (hereinafter defined) has occurred and that Landlord is entitled to draw upon the Letter of Credit in the amount of the draft submitted therewith; (viii) allow partial draws by Landlord at its discretion from time to time subject to the other provisions of this Section 2; (ix) provide that the Letter of Credit will be honored by the issuing bank without inquiry as to the accuracy of the Draft or the authority of any person or party executing same and regardless of whether Tenant disputes the content of the Draft or the authority of any person or party executing same; (x) specifically provide that it may be transferred by Landlord, without cost to Landlord, to a subsequent owner of the Project (including a foreclosing mortgage lender) by written notice by the transferring Landlord/beneficiary to the issuer, at which time the issuer of the Letter of Credit must be obligated to issue a new Letter of Credit on the identical terms to the transferee (naming the transferee as beneficiary) upon written request by such transferee and surrender of the previously issued Letter of Credit; (xi) remain in effect notwithstanding any assignment of this Lease or subletting by Tenant; (xii) be subject to the International Standby Practices 1998 (or such other recognized standards as Landlord may elect), and (xiii) otherwise be in a form satisfactory to Landlord in its sole and absolute discretion.

3. Reduction of LOC Amount. As used in this Exhibit, the term “First Lease Period” shall mean the period commencing upon the Execution Date and ending on the last day of the eighteenth (18th) complete Month following the Commencement Date, and each succeeding twelve (12) Month period thereafter shall be referred to herein as a “Lease Period.” The amount of the Letter of Credit required for the First Lease Period shall be ONE MILLION EIGHT HUNDRED THOUSAND DOLLARS ($1,800,000.00), and the amount of the Letter of Credit required under this Lease for each succeeding Lease Period shall be the amount set forth on the following schedule; provided, however, that upon the expiration of any Lease Period the amount of the Letter of Credit applicable under this Lease shall not be reduced to the amount applicable to the succeeding Lease Period if this Lease is not then in full force and effect or if a Draw Event has occurred:

First Lease Period:	$1,800,000
Second Lease Period:	$1,502,000
Third Lease Period:	$1,195,000
Fourth Lease Period:	$879,000
Fifth Lease Period:	$553,000
Sixth Lease Period:	$218,000
The remaining Term of the Lease:	$100,000

If Tenant is entitled to reduce the amount of the Letter of Credit pursuant to the provisions above, then upon Tenant’s written request to Landlord, Landlord agrees that it will within five (5) business days of Tenant’s request notify in writing the issuer of the Letter of Credit that the Letter of Credit may be reduced in the amount of the reduction so authorized. Such reduction shall occur by means of delivery by Tenant and acceptance by Landlord of an amendment to the Letter of Credit (which amendment shall be subject to Landlord’s reasonable approval) reducing the amount thereof as directed by Landlord, or, at Tenant’s option, a substitute Letter of Credit in such reduced amount, in which latter event, the Letter of Credit then being held by Landlord will be returned to Tenant.

4. Extension/Replacement Letter of Credit. In the event that the expiration date of the Letter of Credit is earlier than the Expiration Date of this Lease, as such may be extended, then not later than sixty (60) days prior to the then current expiration date of the Letter of Credit, Tenant shall cause the delivery to Landlord either of a new Letter of Credit meeting the conditions and requirements hereof or an amendment to the existing Letter of Credit which provides that its expiration date is extended for a period of not less than one (1) year. If, as a result of any drawing upon the Letter of Credit, the balance secured by such Letter of Credit shall be less than the then-required LOC Amount, Tenant shall, upon demand, provide Landlord with additional letter(s) of credit which comply with the provisions of this Lease in an amount equal to restore such balance to the required LOC Amount. If the Letter of Credit is not timely renewed, or if a new Letter of Credit is not timely received by Landlord, or if Tenant fails to maintain such Letter of Credit in the amount and subject to the other terms set forth herein, Landlord shall have the right (in addition to Landlord’s other rights to draw upon the Letter of Credit under this Lease and without any requirement for notice to Tenant under any provision of this Lease or otherwise) to immediately present the Letter of Credit to the issuing bank, and draw any portion of, or the entire amount of, such Letter of Credit.

5. Draws Events. As used herein, a “Draw Event” shall mean each or any of the following occurrences: (i) Tenant is in Default under this Lease; (ii) a petition has been filed by or against Tenant commencing a case under Title 11 of the United States Code or other state or federal bankruptcy or insolvency laws, as amended or reenacted with the passage of time; or (iii) Tenant has failed to cause the delivery to Landlord of a new Letter of Credit or an amendment to the existing Letter of Credit, in form and substance acceptable to Landlord, extending the expiration date of the Letter of Credit for a period of not less than one (1) year, which amendment is received by Landlord not less than sixty (60) days prior to the expiration date of the Letter of Credit, as required under Section 4 above.

6. Proceeds. The proceeds of the Letter of Credit shall be applied by Landlord in its sole discretion to amounts due and coming due to Landlord under the Lease, and the receipt by Landlord of proceeds of the Letter of Credit under one or more draws hereunder shall not relieve Tenant of any obligations to make installment or other payments of Rent under this Lease, or otherwise discharge or relieve the Tenant of compliance or performance of any terms and conditions under this Lease.

7. Letter of Credit an Independent Contract. Tenant acknowledges and agrees that the Letter of Credit shall constitute an independent contract between the issuing bank and Landlord, and the proceeds of any draws by Landlord under the Letter of Credit shall not constitute property of Tenant as debtor in any bankruptcy proceeding. Without limitation, neither the Letter of Credit nor any proceeds thereof shall constitute a security deposit under this Lease. The delivery of the Letter of Credit and/or exercise by Landlord of its rights thereunder shall not constitute liquidated damages or otherwise release, waive, or estop Landlord from asserting any and all claims, or exercising any and all rights and remedies Landlord has or may have with the passage of time under this Lease and applicable law. If a petition is filed by or against Tenant under the Bankruptcy Code or other state or federal bankruptcy or insolvency laws, as amended from time to time, then (i) Landlord shall have the right (in addition to Landlord’s other rights to draw upon the Letter of Credit and without the requirement for notice to Tenant under any provision of this Lease or otherwise) to immediately present such Letter of Credit to the issuing bank, in accordance with the terms hereof, and draw the entire amount of such Letter of Credit, which funds shall be held by Landlord and applied against Tenant’s obligations under this Lease provided that, at Landlord’s option, amounts drawn under the Letter of Credit shall be deemed to be applied first to the payment of Rent due Landlord for all periods prior to the filing of the petition.

8. Transfer of Letter of Credit by Landlord. In the event of a transfer of Landlord’s interest in this Lease, Landlord shall have the right to transfer the Letter of Credit to the transferee, without cost to Landlord, and thereupon Landlord shall, without any further agreement being required between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of such Letter of Credit by Landlord to any successor to Landlord’s interest under this Lease.

9. No Assignment by Tenant. Tenant shall not transfer, assign or otherwise encumber the Letter of Credit or any part thereof. Neither Landlord nor its successors or assigns will be bound by any such attempted assignment, transfer or encumbrance by Tenant.